UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

RIGHTNOW TECHNOLOGIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common Stock, par value $0.001 per share, of RightNow Technologies, Inc. (the “RightNow common stock”)

(2)	Aggregate number of securities to which transaction applies:

As of November 8, 2011, 33,351,527 shares of RightNow common stock; 5,828,672 shares of RightNow common stock issuable upon the exercise of stock options; 71,679 shares of RightNow common stock issuable upon vesting of restricted stock units; and 5,927,270 shares of RightNow common stock issuable upon conversion of convertible notes.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The maximum aggregate value was determined based upon the sum of: (A) 33,351,527 of shares of RightNow common stock multiplied by $43.00 per share; (B) options to purchase 5,828,672 shares of RightNow common stock with exercise prices less than $43.00 per share multiplied by $26.59 (which is the difference between $43.00 and the weighted average exercise price of $16.41 per share); (C) 71,679 restricted stock units multiplied by $43.00 per share; and (D) 5,927,270 shares of RightNow common stock issuable upon conversion of convertible notes multiplied by $43.00 per share. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the sum calculated in the preceding sentence by 0.0001146.

(4)	Proposed maximum aggregate value of transaction:

$1,847,054,856.48

(5)	Total fee paid:

$211,672.49

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PRELIMINARY PROXY STATEMENT, SUBJECT TO COMPLETION, NOVEMBER 10, 2011

RightNow Technologies, Inc.

136 Enterprise Boulevard Bozeman, Montana 59718

[—]

Dear Stockholder:

You are cordially invited to attend a special meeting of the stockholders of RightNow Technologies, Inc., a Delaware corporation, which will be held on [—], at [—] a.m., local time, at the Hilton Garden Inn, 2023 Commerce Way, Bozeman, Montana 59715.

At the special meeting, you will be asked to consider and vote upon a proposal to approve a merger agreement pursuant to which RightNow would be acquired by OC Acquisition LLC, a wholly-owned subsidiary of Oracle Corporation. We entered into this merger agreement on October 23, 2011. If the merger is completed, you will be entitled to receive $43.00 in cash, without interest and less any applicable withholding taxes, for each share of RightNow common stock that you own.

After careful consideration, our board of directors unanimously approved the merger agreement and determined that the merger and the other transactions contemplated by the merger agreement are fair to, advisable and in the best interests of RightNow and our stockholders. Our board of directors unanimously recommends that you vote “FOR” the approval of the merger agreement.

Your vote is very important. We cannot consummate the merger unless the merger agreement is approved by the affirmative vote of a majority of the outstanding shares of RightNow common stock entitled to vote at the special meeting. If you abstain from voting, fail to cast your vote, in person or by proxy, or fail to give voting instructions to your brokerage firm, bank, trust or other nominee, it will have the same effect as a vote against the proposal to approve the merger agreement.

The accompanying proxy statement provides detailed information about the special meeting, the merger agreement and the merger. A copy of the merger agreement is also attached as Annex A to the proxy statement. We encourage you to read the proxy statement and the merger agreement carefully.

If you have any questions or need assistance voting your shares, please call our proxy solicitor, Phoenix Advisory Partners, at (877) 478-5038.

Thank you for your cooperation and your continued support of RightNow Technologies, Inc.

Very truly yours,

[signature],

Greg R. Gianforte

Chairman and Chief Executive Officer

This proxy statement is dated [—] and is first being mailed to stockholders on or about [—].

RightNow Technologies, Inc.

136 Enterprise Boulevard Bozeman, Montana 59718

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To the Stockholders of RightNow Technologies, Inc.:

A special meeting of stockholders of RightNow Technologies, Inc., a Delaware corporation (“RightNow”), will be held on [—], at [—] a.m., local time, at the Hilton Garden Inn, 2023 Commerce Way, Bozeman, Montana 59715, for the following purposes:

1.	To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of October 23, 2011, among RightNow Technologies, Inc., OC Acquisition LLC, a Delaware limited liability company and a wholly-owned subsidiary of Oracle Corporation, and Rhea Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of OC Acquisition LLC, as such may be amended from time to time;

2.	To consider a non-binding, advisory proposal to approve the compensation that may become payable to RightNow’s named executive officers in connection with the completion of the merger, which we refer to as the compensation proposal;

3.	To consider and vote on a proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies in favor of approval of the merger agreement; and

4.	To transact such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

Subject to the terms and conditions of the merger agreement, Rhea Acquisition Corporation will merge with and into RightNow, with RightNow continuing as the surviving corporation and becoming a wholly-owned subsidiary of OC Acquisition LLC, which is a wholly-owned subsidiary of Oracle Corporation, and each share of RightNow common stock will be converted into the right to receive $43.00 in cash, without interest and less any applicable withholding tax.

After careful consideration, the RightNow board of directors unanimously approved the merger agreement and determined that the merger and the other transactions contemplated by the merger agreement are fair to, advisable and in the best interests of RightNow and our stockholders. The RightNow board of directors unanimously recommends that you vote “FOR” the approval of the merger agreement.

Only stockholders of record of RightNow common stock as of the close of business on November 8, 2011 are entitled to notice of, and to vote at, the special meeting. Each share of RightNow common stock is entitled to one vote on each matter to be voted upon at the special meeting. A list of RightNow stockholders entitled to vote at the special meeting will be available for inspection at the special meeting and at 136 Enterprise Boulevard Bozeman, Montana 59718, during ordinary business hours, for ten days prior to the special meeting.

If the merger becomes effective, RightNow stockholders who do not vote in favor of the proposal to approve the merger agreement will have the right to seek appraisal of the fair value of their shares of RightNow common stock, as determined by the Delaware Court of Chancery, but only if they perfect appraisal rights under Delaware law, as described on page 75 of this proxy statement.

By Order of the Board of Directors,

[signature]

Alan A. Rassaby

Secretary

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

YOUR VOTE IS VERY IMPORTANT

Whether or not you are able to attend the special meeting in person, please submit your proxy via the Internet (www.proxyvote.com) or by telephone (1-800-690-6903), or complete, sign and date the enclosed proxy card and return it in the envelope provided as soon as possible. If you have Internet access, we encourage you to record your vote via the Internet. This action will not limit your right to vote in person at the special meeting. If you abstain from voting, it will have the same effect as a vote against the proposal to approve the merger agreement, the compensation proposal and the proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies in favor of approving the merger agreement. If you fail to cast your vote, in person or by proxy, or fail to give voting instructions to your brokerage firm, bank, trust or other nominee, it will have the same effect as a vote against the proposal to approve the merger agreement and it will have no effect on the compensation proposal or the proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies in favor of approval of the merger agreement. If you return a properly signed and dated proxy card but do not mark the box showing how you wish to vote, your shares will be voted “FOR” the proposal to approve the merger agreement, “FOR” the compensation proposal and “FOR” the proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies in favor of approval of the merger agreement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING TO BE HELD ON [—].

Pursuant to Rule 14a-16 promulgated by the Securities and Exchange Commission, these proxy materials are being made available to stockholders on or about [—] at the following URL: [—].

i

ANNEX A—Agreement and Plan of Merger, dated as of October 23, 2011, among RightNow Technologies, Inc., OC Acquisition LLC, a wholly-owned subsidiary of Oracle Corporation, and Rhea Acquisition Corporation, a wholly-owned subsidiary of OC Acquisition LLC.

ANNEX B—Opinion of Morgan Stanley & Co. LLC

ANNEX C—Section 262 of the Delaware General Corporation Law of the State of Delaware

ii

SUMMARY TERM SHEET

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. Accordingly, we urge you to read carefully this entire proxy statement and the annexes to this proxy statement. We have included page references parenthetically to direct you to a more complete description of the topics in this summary.

The Companies

RightNow Technologies, Inc.

136 Enterprise Boulevard

Bozeman, Montana 59718

(406) 522-4200

www.rightnow.com

RightNow Technologies, Inc. (which we refer to as RightNow), a Delaware corporation, provides RightNow CX™, an on-demand, or “cloud-based”, suite of customer experience software and services designed to help consumer-centric organizations improve customer experiences, reduce costs and increase revenue. RightNow helps organizations deliver customer experiences across the web, social networks and contact centers and enables an organization’s service, marketing and sales personnel to leverage a common application platform to deliver service, to market and to sell via the phone, email, web, chat and social interactions. RightNow is headquartered in Bozeman, Montana, with additional locations in Europe, Japan and Asia-Pacific.

Oracle Corporation

500 Oracle Parkway

Redwood City, California 94065

(650) 506-7000

www.oracle.com

Oracle Corporation (which we refer to as Oracle) is the world’s largest enterprise software company and a leading provider of computer hardware products and services. Oracle develops, manufactures, markets, distributes and services database and middleware software; applications software; and hardware systems, consisting primarily of computer server and storage products. Oracle’s products are built on industry standards and are engineered to work together or independently within existing customer information technology (IT) environments. Oracle offers customers secure, reliable, and scalable integrated software and hardware solutions that are designed to improve business efficiencies and more easily adapt to an organization’s unique needs, at a lower total cost of ownership. Oracle seeks to be an industry leader in each of the specific product categories in which it competes and to expand into new and emerging markets.

OC Acquisition LLC

500 Oracle Parkway

Redwood City, California 94065

(650) 506-7000

www.oracle.com

OC Acquisition LLC (which we refer to as Parent) is a Delaware limited liability company and a wholly-owned subsidiary of Oracle. Parent is a holding company that owns the shares of certain entities recently acquired by Oracle.

Rhea Acquisition Corporation

500 Oracle Parkway

Redwood City, California 94065

(650) 506-7000

www.oracle.com

Rhea Acquisition Corporation (which we refer to as Merger Subsidiary), a Delaware corporation and wholly-owned subsidiary of Parent, was formed solely for the purpose of facilitating Oracle’s acquisition of RightNow. Merger Subsidiary has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement. Upon consummation of the proposed merger, Merger Subsidiary will merge with and into RightNow and will cease to exist.

The Merger (page 23)

Subject to the terms and conditions of the merger agreement, Merger Subsidiary will merge with and into RightNow, with RightNow continuing as the surviving corporation and becoming a wholly-owned subsidiary of Parent, which is a wholly-owned subsidiary of Oracle, and each share of RightNow common stock will be converted into the right to receive $43.00 in cash, without interest and less any applicable withholding taxes. This does not apply to shares held by RightNow stockholders, if any, who perfect appraisal rights under Delaware law, as described on page 75 of this proxy statement. As a result of the merger, RightNow will cease to be a publicly traded company. You will not own any shares of the surviving corporation. The merger agreement is attached as Annex  A to this proxy statement. Please read it carefully.

The Special Meeting (page 17)

The special meeting will be held on [—] at [—] a.m., local time, at the Hilton Garden Inn, 2023 Commerce Way, Bozeman, Montana 59715. At the special meeting, you will be asked to vote upon a proposal to approve the merger agreement that RightNow has entered into with Parent and Merger Subsidiary, pursuant to which RightNow will become a wholly-owned subsidiary of Parent, which is a wholly-owned subsidiary of Oracle. You will also be asked to vote upon the compensation proposal and a proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies in favor of approval of the merger agreement. You may also be asked to vote upon such other matters as may properly come before the special meeting.

Record Date; Stockholders Entitled to Vote (page 17)

The RightNow board of directors has fixed the close of business on November 8, 2011 as the record date for determining stockholders entitled to notice of, and to vote at, the special meeting or any adjournment or postponement of the special meeting. On the record date, there were 33,351,527 shares of RightNow common stock outstanding held by approximately 65 stockholders of record. We have no other class of voting securities outstanding.

Stockholders of record on the record date will be entitled to one vote per share of RightNow common stock on any matter that may properly come before the special meeting and any adjournment or postponement thereof.

Vote Required (page 17)

The approval of the merger agreement requires the affirmative vote of a majority of the outstanding shares of RightNow common stock entitled to vote at the special meeting. If you abstain from voting, fail to cast your vote, in person or by proxy, or fail to give voting instructions to your brokerage firm, bank, trust or other nominee, it will have the same effect as a vote against the proposal to approve the merger agreement.

The vote to approve compensation that may be payable to RightNow’s executive officers as a result of the merger is advisory and, therefore, will not be binding on RightNow, nor will it overrule any prior decision or require RightNow’s board of directors (or any committee thereof) to take any action. However, RightNow’s board of directors values the opinions of RightNow’s stockholders, and to the extent that there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, RightNow’s board of directors will consider stockholders’ concerns and will evaluate whether any actions are necessary to address those concerns. RightNow’s board of directors will consider the affirmative vote of a majority of the shares of RightNow common stock present in person or represented by proxy at the special meeting and entitled to vote thereon as advisory approval of the compensation that may become payable to RightNow’s named executive officers in connection with the completion of the merger. If you abstain from voting, it will have the same effect as a vote against the compensation proposal. If you fail to cast your vote, in person or by proxy, or fail to give voting instructions to your brokerage firm, bank, trust or other nominee, it will have no effect on the compensation proposal.

The approval of the proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies in favor of the approval of the merger agreement, requires the affirmative vote of a majority of the shares of RightNow common stock present in person or represented by proxy at the special meeting and entitled to vote thereon. If you abstain from voting, it will have the same effect as a vote against the proposal to adjourn or postpone the special meeting. If you fail to cast your vote, in person or by proxy, or fail to give voting instructions to your brokerage firm, bank, trust or other nominee, it will have no effect on the proposal to adjourn or postpone the special meeting.

In connection with the execution of the merger agreement, certain directors, executive officers and stockholders of RightNow, who collectively beneficially own approximately 16.4% of the voting power of RightNow common stock as of November 8, 2011, entered into voting agreements agreeing to vote in favor of the approval of the merger agreement. If the merger agreement terminates in accordance with its terms, these voting agreements will also terminate.

A list of RightNow stockholders entitled to vote at the special meeting will be available for inspection at the special meeting and 136 Enterprise Boulevard Bozeman, Montana 59718, during ordinary business hours, for ten days prior to the special meeting.

Recommendation of the RightNow Board of Directors (page 64)

The RightNow board of directors unanimously (i) determined that the merger and the merger agreement are fair to, advisable and in the best interests of RightNow and its stockholders, (ii) approved the merger agreement and (iii) recommend that RightNow stockholders approve the merger agreement. Accordingly, the RightNow board of directors unanimously recommends that holders of RightNow common stock vote “FOR” the approval of the merger agreement at the special meeting.

The RightNow board of directors unanimously recommends that the holders of RightNow common stock vote “FOR” the compensation proposal and “FOR” the proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies in favor of approval of the merger agreement.

For the factors considered by the RightNow board of directors in reaching its decision to approve the merger agreement, see “The Merger—Reasons for the Merger and Recommendation of our Board of Directors,” beginning on page  29 of this proxy statement.

Opinion of RightNow’s Financial Advisor (page 32 and Annex B)

In connection with the merger, Morgan Stanley & Co. LLC, RightNow’s financial advisor (which we refer to as Morgan Stanley), rendered to RightNow’s board of directors its oral opinion, subsequently confirmed in writing, that as of October 23, 2011, and based upon and subject to the various assumptions, procedures, factors, qualifications and limitations set forth in the written opinion, the consideration to be received by the holders of shares of RightNow common stock (other than the holders of certain excluded shares) pursuant to the merger agreement was fair from a financial point of view to such holders. The full text of the written opinion of Morgan Stanley, dated as of October 23, 2011, is attached as Annex B to this proxy statement and is incorporated by reference in this proxy statement in its entirety. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. The summary of the opinion of Morgan Stanley in this proxy statement is qualified in its entirety by reference to the full text of the opinion. Morgan Stanley’s opinion is directed to RightNow’s board of directors and addresses only the fairness from a financial point of view of the consideration to be received by the holders of shares of RightNow common stock (other than the holders of certain excluded shares) pursuant to the merger agreement as of the date of the opinion. Morgan Stanley’s opinion does not constitute a recommendation to any holder of RightNow common stock as to how to vote at any stockholders’ meeting held in connection with the merger or whether to take any other action with respect to the merger.

Conditions to the Merger (page 69)

Conditions to Each Party’s Obligations. Each party’s obligation to consummate the merger is subject to the satisfaction or waiver of the following mutual conditions:

•	approval of the merger agreement and the merger by an affirmative vote of the holders of a majority of the outstanding shares of RightNow common stock;

•

no governmental authority with jurisdiction over any party will have issued any order, injunction, judgment, decree or ruling or other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the merger;

•	no law or regulation will have been adopted that makes the consummation of the merger illegal or otherwise prohibited; and

•

the waiting period applicable to the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (which we refer to as the HSR Act) and certain specified foreign competition laws will have expired or been terminated, and any required affirmative approval of a governmental authority will have been obtained under certain specified foreign competition laws.

Conditions to Parent’s and Merger Subsidiary’s Obligations. The obligation of Parent and Merger Subsidiary to consummate the merger is subject to the satisfaction or waiver of further conditions, including:

•

the representations and warranties of RightNow made in the merger agreement relating to corporate existence and power, corporate authorization, non-contravention of RightNow’s certificate of incorporation or bylaws, capitalization matters, finders’ fees and transaction expenses, the opinion of RightNow’s financial advisor, the inapplicability of state takeover statutes to the merger and the absence of a “poison pill” stockholder rights plan, to the extent not qualified as to materiality or material adverse effect, will be true in all material respects, and to the extent so qualified will be true in all respects as so qualified, when made and as of immediately prior to the effective time of the merger (other than those representations and warranties that were made only as of a specified date, which need only be true and correct in all material respects as of such specified date);

•

the other representations and warranties of RightNow made in the merger agreement, disregarding materiality or material adverse effect qualifications, will be true when made and as of immediately prior to the effective time of the merger (other than those representations and warranties that were made only as of a specified date, which need only be true and correct as of such specified date), provided that such representations and warranties will be deemed to be true unless the individual or aggregate impact of the failure to be so true would have or would reasonably be expected to have a material adverse effect on RightNow;

•	RightNow will have performed, in all material respects, its obligations under the merger agreement on or prior to the consummation of the merger;

•

there will not be instituted or pending any suit, claim, action or proceeding initiated by any governmental authority, or instituted or pending any suit, claim, action or proceeding by any other third party that has a reasonable likelihood of success, (i) challenging or seeking to make illegal, delay materially or otherwise restrain or prohibit the consummation of the merger or seeking to obtain material damages in connection therewith, (ii) seeking to restrain or prohibits Parent’s ownership or operation of all or any material portion of the business, assets or products of RightNow and its subsidiaries, taken as a whole, or of Parent and its subsidiaries, taken as a whole, or to compel Parent or any of its affiliates to dispose of, license or hold separate all or any material portion of the business, assets or products of RightNow and its subsidiaries, taken as a whole, or Parent and its subsidiaries, taken as a whole, (iii) seeking to impose or confirm material limitations on the ability of Parent or any of its affiliates effectively to acquire, hold or exercise full rights of ownership of RightNow common stock or any shares of common stock of the surviving corporation, including the right to vote such shares on all matters properly presented to RightNow’s stockholders, or (iv) seeking to require divestiture by Parent, Merger Subsidiary or any of Parent’s other affiliates of any equity interests;

•

there will not be in effect any order, injunction, judgment, decree or ruling that is reasonably likely to result, directly or indirectly, in any of the effects referred to in clauses (i) through (iv) of the preceding bullet point;

•

the waiting period applicable to the merger under the HSR Act and certain specified foreign competition laws will have expired or been terminated and any affirmative approval of a governmental authority required under certain foreign competition laws will have been obtained;

•

RightNow will not have hired any employee, consultant or contractor, or induced or encouraged any employee, consultant or contractor to resign, or promoted, transferred or changed the employment status or terms of employment of any employee, or increased the salary or other compensation of any employee, worker, consultant, contractor or advisor, or repriced any right to acquire securities of RightNow or any of its subsidiaries or amended, accelerated or waived any vesting terms relating to any equity award held by any employee, consultant or contractor, or modified any existing salary, bonus, commission, severance, equity compensation or other equity arrangement or any other compensatory arrangement or waived any of the terms or conditions thereof or the performance or other criteria or conditions to payment or earning thereof, or declared, paid, committed to, approved or undertaken any obligation of any other kind for the payment of a bonus, commission or other additional salary, compensation or employee benefits; and

•

there will not have been any fact, event, change, development or set of circumstances that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on RightNow.

Conditions to RightNow’s Obligations. The obligation of RightNow to consummate the merger is subject to the satisfaction or waiver of further conditions, including:

•

the representations and warranties of Parent and Merger Subsidiary made in the merger agreement will be true and correct in all material respects (other than those representations and warranties that were made only as of a specified date, which need only be true and correct in all material respects as of such specified date); and

•	Parent and Merger Subsidiary will have performed in all material respects their respective obligations under the merger agreement.

No Solicitations (page 63)

Under the merger agreement, RightNow and its subsidiaries are not permitted to, among other things, (i) solicit, initiate or knowingly take any action to facilitate or encourage the submission of any acquisition proposal or the making of any inquiry, offer or proposal that could reasonably be expected to lead to any acquisition proposal or (ii) conduct or engage in any discussions or negotiations with, disclose any non-public information relating to RightNow or any of its subsidiaries to, afford access to the business, properties, assets, books or records of RightNow or any of its subsidiaries to or otherwise cooperate in any way, or knowingly assist, participate in, facilitate or encourage any effort by, any third party that is seeking to make, or has made, any acquisition proposal.

Notwithstanding the restrictions described above, at any time before the approval of the merger agreement and the merger by RightNow’s stockholders, the RightNow board of directors, directly or indirectly through any representative, may (i) engage in negotiations or discussions with any third party that has made (and not withdrawn) a bona fide unsolicited acquisition proposal in writing after the date of the merger agreement, that did not result from or arise out of a breach of the non-solicitation provisions of the merger agreement, and that the RightNow board of directors believes in good faith, after consultation with its outside legal counsel and financial advisor, constitutes or would reasonably be expected to result in a superior proposal and (ii) thereafter furnish to such third party non-public information relating to RightNow or any of its subsidiaries pursuant to a confidentiality agreement, but in each case under the preceding clauses (i) and (ii), only if the RightNow board of directors determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be a breach of its fiduciary duties to RightNow stockholders under applicable law.

Termination of the Merger Agreement (page 71)

RightNow and Parent may terminate the merger agreement by mutual written consent at any time before the consummation of the merger. In addition, either RightNow or Parent may terminate the merger agreement at any time before the consummation of the merger if:

•

the merger is not consummated on or before April 23, 2012 (which we refer to as the end date); provided that if all of the conditions to the consummation of the merger shall have been satisfied, other than the expiration or termination of the applicable waiting period under the HSR Act and certain specified foreign competition laws, then either Parent or RightNow will be entitled to extend the end date by a three month period, and Parent will be entitled to further extend the end date by a second three month period, but in no event will the end date be extended to a date that is later than the twelve month anniversary of the merger agreement; provided that such right to terminate the merger agreement shall not be available to any party whose material breach of any provision of the merger agreement results in the failure of the merger to be consummated by the end date;

•

any governmental authority of competent jurisdiction issues an order, decree, injunction or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the merger and such order, decree, ruling or other action becomes final and non-appealable;

•	any law or regulation is adopted that makes consummation of the merger illegal or otherwise prohibited; or

•	the special meeting has been held and the approval of the merger agreement and the merger by RightNow’s stockholders has not been obtained thereat or at any adjournment or postponement thereof.

Parent may also terminate the merger agreement if:

•	an adverse recommendation change (as defined in the section entitled “The Merger Agreement—RightNow Board Recommendation”) has occurred;

•

RightNow has entered into, or publicly announced its intention to enter into, a letter of intent, memorandum of understanding or other contract (other than a confidentiality agreement) relating to an acquisition proposal by a third party;

•	RightNow or any of its representatives has willfully and materially breached any of its obligations under the non-solicitation provisions in the merger agreement;

•

the RightNow board of directors or any committee thereof shall not have publicly announced a rejection of an acquisition proposal from a third party within 14 days of the earlier of the receipt by RightNow and the making public of such acquisition proposal (including by taking no position with respect to such acquisition proposal or with respect to the acceptance by RightNow stockholders of a tender offer or exchange offer, which in either case shall constitute a failure to reject such acquisition proposal); or

•

RightNow has materially breached any of its covenants or agreements contained in the merger agreement, or if any representation or warranty of RightNow set forth in the merger agreement was inaccurate when made or shall have become inaccurate, in either case such that the conditions to the merger relating to the accuracy of RightNow’s representations and warranties and performance of covenants or agreements would not be satisfied as of the time of such breach or as of the time such representation and warranty became inaccurate and in either case such breaches or inaccuracies are either not cured or curable by RightNow through the exercise of commercially reasonable efforts prior to the end date (April 23, 2012) and within 30 days or RightNow ceases to exercise commercially reasonably efforts to cure such breaches or inaccuracies.

RightNow may also terminate the merger agreement if:

•

prior to the approval of the merger agreement and the merger by RightNow’s stockholders, the RightNow board of directors authorizes RightNow, in compliance with the terms of the merger agreement, to enter into a binding definitive agreement in respect of a superior proposal with a third party if (1) RightNow pays any amounts due as described below under “—Termination Fees and Expenses”) and (2) RightNow substantially concurrently enters into such binding definitive agreement; or

•

Parent or Merger Subsidiary has materially breached any of its covenants or agreements contained in the merger agreement, or if any representation or warranty of Parent or Merger Subsidiary shall have become inaccurate in any material respect, and in either case such breaches or inaccuracies are either not cured or curable by Parent or Merger Subsidiary through the exercise of commercially reasonable efforts prior to the end date (April 23, 2012) and within 30 days or Parent or Merger Subsidiary ceases to exercise commercially reasonable efforts to cure such breaches or inaccuracies.

Termination Fees and Expenses (page 72)

RightNow has agreed to pay Parent a fee of $18.3 million (which we refer to as the initial termination fee) and a fee of $59.7 million (which we refer to as the termination fee) upon the termination of the merger agreement under certain circumstances. The initial termination fee will in certain instances be credited against the obligation of RightNow to pay the termination fee.

Each of RightNow and Parent are required to pay their own expenses in connection with the merger agreement and consummation of the transactions contemplated thereby, provided that Parent will pay all filing fees payable pursuant to the HSR Act and certain foreign competition laws unless the merger agreement is terminated in certain circumstances, in which case RightNow will reimburse Parent for one-half of such filing fees. Upon the termination of the merger agreement under certain circumstances, RightNow has agreed to pay all of Parent’s documented, reasonable out-of-pocket fees and expenses in an amount up to $5.0 million. The payment of such fees and expenses will in certain instances be credited against the obligation of RightNow to pay the termination fee.

The Voting Agreements (page 48)

In connection with the execution of the merger agreement, certain directors, executive officers and stockholders of RightNow each entered into a voting agreement with Parent (collectively referred to as the voting agreements) pursuant to which they agreed, among other things, to vote their shares of RightNow common stock in favor of the approval of the merger agreement and against any alternative acquisition proposal, reorganization, recapitalization, liquidation or winding up of RightNow, and against any action that would frustrate the purposes of, or prevent or delay the consummation of the transactions contemplated by the merger agreement. If the merger agreement terminates in accordance with its terms, these voting agreements will also terminate. As of November 8, 2011, the directors, executive officers and stockholders of RightNow that entered into the voting agreements collectively beneficially owned 16.4% of the RightNow common stock entitled to vote at the special meeting.

Regulatory Matters (page 49)

Under the provisions of the HSR Act, the merger may not be completed until notification and report forms have been filed with the Antitrust Division of the United States Department of Justice (which we refer to as the Antitrust Division) and the Federal Trade Commission (which we refer to as the FTC) by RightNow and Parent and the applicable waiting period has expired or been terminated. In addition, the expiration or termination of the applicable waiting period under the HSR Act is a condition to each of Parent and RightNow’s obligation to consummate the merger. Parent and RightNow filed their respective notifications and report forms with the Antitrust Division and the FTC under the HSR Act on November 7, 2011.

Parent is also required to file a pre-merger notification with the Competition Authority in Austria, so that the Authority may evaluate whether the transaction complies with that jurisdiction’s merger control laws. Parent filed a pre-merger notification with the Austrian Competition Authority on November  7, 2011.

Appraisal Rights (page 75)

If the merger becomes effective, RightNow stockholders who do not vote in favor of the approval of the merger agreement will have the right to seek appraisal of the fair value of their shares of RightNow common stock, as determined by the Delaware Court of Chancery, but only if they perfect appraisal rights under Delaware law as described on page 75 of this proxy statement.

A copy of the full text of Section 262 of the Delaware General Corporation Law, or the DGCL, is included as Annex C to this proxy statement. Failure to strictly comply with the procedures set forth in Section 262 of the DGCL will result in the loss of appraisal rights.

Material U.S. Federal Income Tax Consequences (page 51)

If the merger is completed, the receipt of cash in exchange for shares of RightNow common stock pursuant to the merger generally will be a taxable transaction for U.S. federal income tax purposes. Generally, stockholders will recognize gain or loss equal to the difference between the amount of cash received and the adjusted tax basis of the shares of RightNow common stock surrendered. RightNow stockholders should consult their own tax advisors to determine the tax consequences to them of the merger based on their particular circumstances.

Treatment of Equity-Based Awards; Employee Stock Purchase Plan (page 56)

Equity-Based Awards. The vested portion (including any portion that pursuant to its terms becomes vested solely as a result of the transactions contemplated by the merger agreement) of each outstanding RightNow stock option and restricted stock unit award (each of which we refer to as a compensatory award) immediately prior to the effective time of the merger, and the vested and unvested portion of each outstanding compensatory award held by a person who is not an employee of, or a consultant to, RightNow or any of its subsidiaries immediately prior to the effective time of the merger, will, immediately prior to the effective time of the merger, be cancelled and, in exchange therefor, each former holder of any such cancelled compensatory award will have the right to receive an amount in cash equal to the product of (x) the aggregate number of shares of RightNow common stock subject to the vested portion of such cancelled compensatory award immediately prior to the effective time of the merger and (y) the merger consideration less any per share exercise price of the vested portion of such cancelled compensatory award immediately prior to such cancellation.

At the effective time of the merger, the unvested portion of each outstanding compensatory award held by a person who is an employee of, or a consultant to, RightNow or any of its subsidiaries as of immediately prior to the effective time of the merger will be assumed by Oracle and converted automatically into an option or restricted stock unit award, as the case may be, denominated in shares of Oracle common stock and subject to terms and conditions substantially identical to those in effect at the effective time of the merger (including any accelerated vesting provisions), except that (i) the number of shares of Oracle common stock subject to each assumed compensatory award shall be determined by multiplying the number of shares of RightNow common stock subject to the unvested portion of such compensatory award immediately prior to the effective time of the merger by a fraction, which we refer to as the award exchange ratio, the numerator of which is the per share merger consideration and the denominator of which is the average closing price of Oracle common stock on Nasdaq over the five trading days immediately preceding (but not including) the date on which the effective time of the merger occurs (rounded down to the nearest whole share) and (ii) if applicable, the exercise or purchase price per share of each such assumed compensatory award shall equal (x) the per share exercise or purchase price of the unvested portion of each compensatory award immediately prior to the effective time of the merger divided by (y) the award exchange ratio (rounded upwards to the nearest whole cent). At the effective time of the merger, each RightNow stock plan pursuant to which any assumed compensatory award has been granted will be assumed by Oracle.

Employee Stock Purchase Plan. As required by the merger agreement, RightNow terminated its 2004 Employee Stock Purchase Plan and all offerings under such plan, effective as of October  31, 2011.

Interests of RightNow Directors and Executive Officers in the Merger (page 42)

In considering the recommendation of the RightNow board of directors with respect to the merger agreement, holders of shares of RightNow common stock should be aware that our executive officers and directors have interests in the merger that may be different from, or in addition to, those of our stockholders generally. These interests may create potential conflicts of interest. Our board of directors was aware that these interests existed when it approved the merger agreement. These interests include:

•	severance arrangements covering our executive officers; and

•	indemnification of our directors and executive officers by the surviving corporation following the merger.

Security Ownership of RightNow Directors and Executive Officers (page 79)

As of November 8, 2011, the record date for the special meeting, RightNow’s directors and executive officers collectively beneficially owned approximately 14.4% of the voting power of RightNow common stock, or approximately 3,837,388 shares. For further information about ownership of RightNow common stock by RightNow’s directors and executive officers, see “Security Ownership of Management and Certain Beneficial Owners.”

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers briefly address some questions you may have regarding the special meeting, the merger agreement and the merger. These questions and answers may not address all questions that may be important to you as a holder of RightNow common stock. For important additional information, please refer to the more detailed discussion contained elsewhere in this proxy statement and the annexes to this proxy statement. You should read carefully this entire proxy statement, including the annexes to this proxy statement. In this proxy statement, the terms “we,” “our,” “ours,” “us” and “RightNow” refer to RightNow Technologies, Inc. We refer to Oracle Corporation as “Oracle,” OC Acquisition LLC as “Parent” and Rhea Acquisition Corporation as “Merger Subsidiary.”

Q.	What is the proposed transaction?

A.	RightNow has entered into a merger agreement with Parent and Merger Subsidiary pursuant to which, and subject to the terms and conditions of the merger agreement, Merger Subsidiary will merge with and into RightNow, with RightNow continuing as the surviving corporation and becoming a wholly-owned subsidiary of Parent, which is a wholly-owned subsidiary of Oracle.

Q.	What will a RightNow stockholder receive when the merger occurs?

A.	Upon completion of the merger, each share of RightNow common stock will be converted into the right to receive $43.00 in cash, without interest and less any applicable withholding taxes. This does not apply to shares held by RightNow stockholders, if any, who perfect appraisal rights under Delaware law, as described on page 75 of this proxy statement.

Q.	When is the merger expected to be completed?

A.	The merger is expected to be completed by late 2011 or early 2012. However, the merger is subject to various closing conditions, including RightNow stockholder and regulatory approvals, and it is possible that the failure to timely meet these closing conditions or other factors outside of our control could require us to complete the merger at a later time or not at all.

Q.	When and where will the special meeting of stockholders be held?

A.	The special meeting of RightNow stockholders will be held on [—], at [—] a.m., local time, at the Hilton Garden Inn, 2023 Commerce Way, Bozeman, Montana 59715.

Q.	What are the proposals that will be voted on at the special meeting?

A.	You will be asked to consider and vote upon (1) a proposal to approve the merger agreement, (2) the compensation proposal and (3) a proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies in favor of approval of the merger agreement. You may also be asked to vote upon such other matters as may properly come before the special meeting.

Q.	Who is entitled to attend and vote at the special meeting?

A.	If you owned shares of RightNow common stock as of the close of business on the record date, you are entitled to notice of, and to vote at, in person or by proxy, the special meeting or any adjournment or postponement of the special meeting. On November 8, 2011, the record date for the special meeting, there were 33,351,527 shares of RightNow common stock outstanding and held by approximately 65 stockholders of record.

Q.	How many votes are required to approve the merger agreement?

A.	The approval of the merger agreement requires the affirmative vote of a majority of the outstanding shares of RightNow common stock entitled to vote at the special meeting. In connection with the execution of the merger agreement, certain directors, executive officers and stockholders of RightNow entered into voting agreements agreeing to vote in favor of the approval of the merger agreement. As of November 8, 2011, these directors, executive officers and stockholders collectively beneficially owned 16.4% of the RightNow common stock entitled to vote at the special meeting. If the merger agreement terminates in accordance with its terms, these voting agreements will also terminate.

Q.	How many votes are required to approve the compensation proposal?

A.	The vote to approve compensation that may be payable to RightNow’s executive officers as a result of the merger is advisory and, therefore, will not be binding on RightNow, nor will it overrule any prior decision or require RightNow’s board of directors (or any committee thereof) to take any action. However, RightNow’s board of directors values the opinions of RightNow’s stockholders, and to the extent that there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, RightNow’s board of directors will consider stockholders’ concerns and will evaluate whether any actions are necessary to address those concerns. RightNow’s board of directors will consider the affirmative vote of a majority of the shares of RightNow common stock present in person or represented by proxy at the special meeting and entitled to vote thereon as advisory approval of the compensation that may become payable to RightNow’s named executive officers in connection with the completion of the merger.

Q.	How many votes are required to approve the proposal to adjourn or postpone the special meeting?

A.	The approval of the proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies in favor of the approval of the merger agreement, requires the affirmative vote of a majority of shares of RightNow common stock present in person or represented by proxy at the special meeting and entitled to vote thereon.

Q.	How does the RightNow board of directors recommend that I vote on the proposals?

A.	The RightNow board of directors unanimously approved the merger agreement and determined that the merger and the other transactions contemplated by the merger agreement are fair to, advisable and in the best interests of RightNow and our stockholders and unanimously recommends that you vote “FOR” the proposal to approve the merger agreement. You should read the section entitled “The Merger—Reasons for the Merger and Recommendation of Our Board of Directors” beginning on page 29 of this proxy statement.

The RightNow board of directors unanimously recommends that you vote “FOR” the compensation proposal and “FOR” the approval of the proposal to adjourn or postpone the special meeting.

You should read the section entitled “The Merger—Interests of Our Directors and Executive Officers in the Merger” beginning on page 42 of this proxy statement.

Q.	What constitutes a quorum for the special meeting?

A.

The presence, in person or by proxy, of stockholders representing a majority of the shares of RightNow common stock entitled to vote at the special meeting will constitute a quorum for the special meeting. If you are a stockholder of record and you vote via the Internet or by telephone, submit a signed and dated proxy card, vote in person at the special meeting or abstain from voting whether in person or by proxy, then your shares of RightNow common stock will be counted as part of the quorum. If you are a “street name” holder of shares and you provide your brokerage firm, bank, trust or other nominee with instructions as to how to vote your shares or obtain a legal proxy from such brokerage firm, bank, trust or other nominee to vote your shares in person at the special meeting, then your shares will be counted as part of the quorum. All shares of RightNow common stock held by stockholders that are present in person or represented by proxy and entitled to vote at the special meeting, regardless of how such shares are voted or whether such stockholders abstain from voting, will be counted in determining the presence of a quorum.

Q.	How are votes counted? Why is my vote important?

A.	Votes will be counted by the inspector of election appointed for the special meeting, who will separately count “FOR” and “AGAINST” votes and abstentions. The approval of the merger agreement requires the affirmative vote of a majority of the outstanding shares of RightNow common stock entitled to vote at the special meeting. If you abstain from voting, fail to cast your vote, in person or by proxy, or fail to give voting instructions to your brokerage firm, bank, trust or other nominee, it will have the same effect as a vote against the proposal to approve the merger agreement.

The vote to approve compensation that may be payable to RightNow’s executive officers as a result of the merger is advisory and, therefore, will not be binding on RightNow, nor will it overrule any prior decision or require RightNow’s board of directors (or any committee thereof) to take any action. However, RightNow’s board of directors values the opinions of RightNow’s stockholders, and to the extent that there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, RightNow’s board of directors will consider stockholders’ concerns and will evaluate whether any actions are necessary to address those concerns. RightNow’s board of directors will consider the affirmative vote of a majority of the shares of RightNow common stock present in person or represented by proxy at the special meeting and entitled to vote thereon as advisory approval of the compensation that may become payable to RightNow’s named executive officers in connection with the completion of the merger. If you abstain from voting, it will have the same effect as a vote against the compensation proposal. If you fail to cast your vote, in person or by proxy, or fail to give voting instructions to your brokerage firm, bank, trust of other nominee, it will have no effect on the compensation proposal.

The approval of the proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies in favor of the approval of the merger agreement, requires the affirmative vote of a majority of the shares of RightNow common stock present in person or represented by proxy at the special meeting and entitled to vote thereon. If you abstain from voting, it will have the same effect as a vote against the proposal to adjourn or postpone the special meeting. If you fail to cast your vote, in person or by proxy, or fail to give voting instructions to your brokerage firm, bank, trust or other nominee, it will have no effect on the proposal to adjourn or postpone the special meeting.

Q.	How do I vote if my shares are held by my brokerage firm, bank, trust or other nominee?

A	If your shares of RightNow common stock are held in “street name,” you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker. Brokers who hold shares of RightNow common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters that are “non-routine,” such as approval of the merger agreement, without specific instructions from the beneficial owner. Broker non-votes are shares held by a broker or other nominee that are present in person or represented at the meeting, but with respect to which the broker or other nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker does not have discretionary voting power on such proposal. Because all proposals for the special meeting are non-routine and non-discretionary, RightNow anticipates that there will not be any broker non-votes in connection with any proposal. If your broker or other nominee holds your shares of RightNow common stock in “street name,” your broker or other nominee will vote your shares only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker with this proxy statement.

Q.	How do I vote if I am a stockholder of record?

A.	You may vote:

•	by using the Internet voting instructions printed on your proxy card;

•	by using the telephone number printed on your proxy card;

•	by completing, signing and dating each proxy card you receive and returning it in the enclosed prepaid envelope; or

•	in person by appearing at the special meeting.

Voting via the Internet, by telephone or by mailing in your proxy card will not prevent you from voting in person at the special meeting. You are encouraged to submit a proxy, via the Internet, by telephone or by mail, even if you plan to attend the special meeting in person to ensure that your shares of RightNow common stock are present in person or represented at the special meeting.

If you return a properly signed and dated proxy card but do not mark the box showing how you wish to vote, your shares will be voted “FOR” the proposal to approve the merger agreement, “FOR” the compensation proposal and “FOR” the approval of the proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies in favor of the approval of the merger agreement. With respect to any other matter that properly comes before the special meeting, shares present in person or represented by all proxies received by RightNow will be voted with respect thereto in accordance with the judgment of the persons named as attorneys-in-fact in the proxies.

Q.	What does it mean if I receive more than one proxy?

A.	If you receive more than one proxy, it means that you hold shares that are registered in more than one account. For example, if you own your shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and you will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership.

Therefore, to ensure that all of your shares are voted, you will need to vote via the Internet or by telephone by using the different control number(s) on each proxy card or sign, date and return each proxy card you receive.

Q.	Should I send in my stock certificates now?

A.	No. After the merger is completed, you will be sent a letter of transmittal with detailed written instructions for exchanging your shares of RightNow common stock for the merger consideration. If your shares are held in “street name” by your brokerage firm, bank, trust or other nominee, you will receive instructions from your brokerage firm, bank, trust or other nominee as to how to effect the surrender of your “street name” shares in exchange for the merger consideration. PLEASE DO NOT SEND IN YOUR CERTIFICATES NOW.

Q.	What happens if I sell my shares of RightNow common stock before the special meeting?

A.	The record date for stockholders entitled to vote at the special meeting is earlier than the date of the special meeting and the expected closing date of the merger. If you transfer your shares of RightNow common stock after the record date but before the special meeting, you will, unless special arrangements are made, retain your right to vote at the special meeting but will transfer the right to receive the merger consideration to the person to whom you transfer your shares. In addition, if you transfer your shares prior to the special meeting or prior to the effective time of the merger, you will not have the right to seek appraisal of the fair value of such shares.

Q.	Am I entitled to appraisal rights in connection with the merger?

If the merger becomes effective, RightNow stockholders who do not vote in favor of the approval of the merger agreement will have the right to seek appraisal of the fair value of their shares of RightNow common stock, as determined by the Delaware Court of Chancery, but only if they perfect appraisal rights under Delaware law, as described on page 75 of this proxy statement.

A copy of the full text of Section 262 of the Delaware General Corporation Law, or the DGCL, is included as Annex C to this proxy statement. Failure to strictly comply with the procedures set forth in Section 262 of the DGCL will result in the loss of appraisal rights.

Q.	Will the merger be a taxable transaction to me?

A.	The receipt of cash in exchange for shares of RightNow common stock pursuant to the merger generally will be a taxable transaction for U.S. federal income tax purposes. Generally, you will recognize gain or loss equal to the difference between the amount of cash you receive and the adjusted tax basis of your shares of RightNow common stock. If you are a U.S. Holder (as defined in the section entitled “Material U.S. Federal Income Tax Consequences”), you generally will be subject to U.S. federal income tax on any gain recognized in connection with the merger. If you are a non-U.S. Holder, you generally will not be subject to U.S. federal income tax on any gain recognized in connection with the merger unless you have certain connections to the United States. The tax consequences of the merger to you will depend on your particular circumstances, and you should consult your own tax advisors to determine how the merger will affect you. For a more detailed summary of the tax consequences of the merger, see “Material U.S. Federal Income Tax Consequences” on page 51 of this proxy statement.

Q.	Who will bear the costs of the solicitation of this proxy?

A.	RightNow will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional solicitation materials furnished to RightNow stockholders. We have retained Phoenix Advisory Partners to assist in the solicitation of proxies for the special meeting for a fee of approximately $10,000, an additional $1,000 fee for any adjournment of the meeting, a nominal charge per stockholder contact and reimbursement for reasonable out of pocket expenses. Our directors, officers and employees may also solicit proxies by personal interview, mail, email, telephone, facsimile or other means of communication. These persons will not be paid additional remuneration for their efforts. We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of RightNow common stock that the brokers and fiduciaries hold of record. Upon request, we will reimburse them for their reasonable out-of-pocket expenses.

Q.	What do I need to do now?

A.	After carefully reading and considering the information contained in this proxy statement, including the annexes and the other documents referred to in this proxy statement, please vote your shares of RightNow common stock as described below. Stockholders of record on the record date will be entitled to one vote per share of RightNow common stock on any matter that may properly come before the special meeting and any adjournment or postponement thereof.

Q.	Who can answer further questions?

A.	For additional questions about the merger, assistance in submitting proxies or voting shares of RightNow common stock, or additional copies of the proxy statement or the enclosed proxy card, please contact our proxy solicitor at:

Phoenix Advisory Partners

110 Wall Street, 27th Floor

New York, New York 10005

Banks and brokers call: (212) 493-3910

All others call toll free: (877) 478-5038

e-mail: info@phoenixadvisorypartners.com

If your brokerage firm, bank, trust or other nominee holds your shares in “street name,” you should also call your brokerage firm, bank, trust or other nominee for additional information.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement and the documents to which we refer you in this proxy statement contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements represent RightNow’s expectations or beliefs concerning future events or our future financial performance. We generally identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words. These statements are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties and other factors, including, without limitation:

•	the requirement that our stockholders approve the merger agreement;

•	the inability to obtain regulatory approvals required for the merger or the imposition of regulatory conditions on Oracle or Parent;

•	an unsolicited offer of another company to acquire RightNow;

•	the satisfaction of closing conditions to the consummation of the merger;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•	the outcome of lawsuits that have been brought by certain purported stockholders seeking to enjoin the consummation of the merger;

•	the impact of the announcement of the merger on RightNow’s relationships with its employees, existing customers or potential future customers; and

•

other risks detailed in RightNow’s current filings with the Securities and Exchange Commission, or SEC, including our Annual Report on Form 10-Q for the quarter ended September 30, 2011. See “Where You Can Find More Information” on page 82 of this proxy statement.

You should not place undue reliance on forward-looking statements. We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this proxy statement are based on the information available to us as of the date of this proxy statement, and you should not assume that the statements made herein remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements or update the reasons actual results could differ materially from those anticipated in forward-looking statements, except as required by law.

THE SPECIAL MEETING OF STOCKHOLDERS

Date, Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to RightNow’s stockholders as part of the solicitation of proxies by the RightNow board of directors for use at the special meeting of RightNow stockholders that will be held on [—], at [—] a.m., local time, at the Hilton Garden Inn, 2023 Commerce Way, Bozeman, Montana 59715. At the special meeting, you will be asked:

1.	To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of October 23, 2011, among RightNow Technologies, Inc., OC Acquisition LLC, a Delaware limited liability company and a wholly-owned subsidiary of Oracle Corporation, and Rhea Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of OC Acquisition LLC, as such may be amended from time to time;

2.	To consider a non-binding, advisory proposal to approve the compensation that may become payable to RightNow’s named executive officers in connection with the completion of the proposed merger, which we refer to as the compensation proposal;

3.	To consider and vote on a proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies in favor of approval of the merger agreement; and

4.	To transact such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

RightNow’s stockholders must approve the merger agreement in order for the merger to occur. If RightNow’s stockholders fail to approve the merger agreement, the merger will not occur. A copy of the merger agreement is attached to this proxy statement as Annex A. You are urged to read the merger agreement in its entirety.

Record Date and Quorum

The RightNow board of directors has fixed the close of business on November 8, 2011 as the record date for determining stockholders entitled to notice of, and to vote at, the special meeting or any adjournment or postponement thereof. On the record date, there were 33,351,527 shares of RightNow common stock outstanding, held by approximately 65 stockholders of record. Stockholders of record on the record date will be entitled to one vote per share of RightNow common stock on any matter that may properly come before the special meeting and any adjournment or postponement thereof.

The presence, in person or by proxy, of stockholders representing a majority of the outstanding shares of RightNow common stock entitled to vote at the special meeting will constitute a quorum for the special meeting. If you are a stockholder of record and you vote via the Internet or by telephone, submit a signed and dated proxy card, vote in person at the special meeting or abstain from voting whether in person or by proxy, then your shares of RightNow common stock will be counted as part of the quorum. If you are a “street name” holder of shares and you provide your brokerage firm, bank, trust or other nominee with instructions as to how to vote your shares or obtain a legal proxy from such brokerage firm, bank, trust or other nominee to vote your shares in person at the special meeting, then your shares will be counted as part of the quorum. All shares of RightNow common stock held by stockholders that are present in person or represented by proxy and entitled to vote at the special meeting, regardless of how such shares are voted or whether such stockholders abstain from voting, will be counted in determining the presence of a quorum.

Vote Required

The approval of the merger agreement requires the affirmative vote of a majority of the outstanding shares of RightNow common stock entitled to vote at the special meeting. If you abstain from voting, fail to cast your vote, in person or by proxy, or fail to give voting instructions to your brokerage firm, bank, trust or other nominee, it will have the same effect as a vote against the proposal to approve the merger agreement.

The vote to approve compensation that may be payable to RightNow’s executive officers as a result of the merger is advisory and, therefore, will not be binding on RightNow, nor will it overrule any prior decision or require RightNow’s board of directors (or any committee thereof) to take any action. However, RightNow’s board of directors values the opinions of RightNow’s stockholders, and to the extent that there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, RightNow’s board of directors will consider stockholders’ concerns and will evaluate whether any actions are necessary to address those concerns. RightNow’s board of directors will consider the affirmative vote of a majority of the shares of RightNow common stock present in person or represented by proxy at the special meeting and entitled to vote thereon as advisory approval of the compensation that may become payable to RightNow’s named executive officers in connection with the completion of the merger. If you abstain from voting, it will have the same effect as a vote against the compensation proposal. If you fail to cast your vote, in person or by proxy, or fail to give voting instructions to your brokerage firm, bank, trust or other nominee, it will have no effect on the compensation proposal.

The approval of the proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies in favor of the approval of the merger agreement, requires the affirmative vote of a majority of the shares of RightNow common stock present in person or represented by proxy at the special meeting and entitled to vote thereon. If you abstain from voting, it will have the same effect as a vote against the proposal to adjourn or postpone the special meeting. If you fail to cast your vote, in person or by proxy, or fail to give voting instructions to your brokerage firm, bank, trust or other nominee, it will have no effect on the proposal to adjourn or postpone the special meeting.

In connection with the execution of the merger agreement, certain directors, executive officers and stockholders of RightNow entered into voting agreements agreeing to vote in favor of the approval of the merger agreement. As of November 8, 2011, these directors, executive officers and stockholders collectively beneficially owned 16.4% of the RightNow common stock entitled to vote at the special meeting.

Voting and Proxies

Holders of record of RightNow common stock may vote their shares by attending the special meeting and voting their shares of RightNow common stock in person. In addition, you may vote your shares in one of the following three ways, whether or not you plan to attend the special meeting:

•	by using the Internet voting instructions printed on your proxy card;

•	by using the telephone number printed on your proxy card; or

•	by completing, signing and dating each proxy card you receive and returning it in the enclosed prepaid envelope.

Voting via the Internet, by telephone or by mailing in your proxy card will not prevent you from voting in person at the special meeting. You are encouraged to submit a proxy, via the Internet, by telephone or by mail, even if you plan to attend the special meeting in person to ensure that your shares of RightNow common stock are present in person or represented at the special meeting.

All shares of RightNow common stock represented by properly signed and dated proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holder. If you return a properly signed and dated proxy card but do not mark the box showing how you wish to vote, your shares will be voted “FOR” the proposal to approve the merger agreement, “FOR” the compensation proposal and “FOR” the approval of the proposal to adjourn or postpone the special meeting. With respect to any other matter that properly comes before the special meeting, shares present in person or represented by all proxies received by

RightNow will be voted with respect thereto in accordance with the judgment of the persons named as attorneys-in-fact in the proxies.

If your shares of RightNow common stock are held in “street name,” you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker. Brokers who hold shares of RightNow common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters that are “non-routine,” such as approval of the merger agreement, without specific instructions from the beneficial owner. Broker non-votes are shares held by a broker or other nominee that are present in person or represented at the meeting, but with respect to which the broker or other nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker does not have discretionary voting power on such proposal. Because all proposals for the special meeting are non-routine and non-discretionary, RightNow anticipates that there will not be any broker non-votes in connection with any proposal. If your broker or other nominee holds your shares of RightNow common stock in “street name,” your broker or other nominee will vote your shares only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker with this proxy statement.

In connection with the execution of the merger agreement, certain directors, executive officers and stockholders of RightNow entered into voting agreements agreeing to vote in favor of the approval of the merger agreement. As of November 8, 2011, these directors, executive officers and stockholders collectively beneficially owned 16.4% of the RightNow common stock entitled to vote at the special meeting.

Revocation of Proxies

If you are a stockholder of record of shares of RightNow common stock, you have the right to change or revoke your proxy at any time, unless noted below, before the vote is taken at the special meeting by any of the following actions:

•	delivering to RightNow’s corporate secretary a signed written notice of revocation bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

•	signing and delivering a new proxy, relating to the same shares of RightNow common stock and bearing a date later than the date of the earlier proxy; or

•

submitting another proxy by Internet or telephone before 11:59 p.m. Eastern time on the date prior to the date of the special meeting (the latest Internet or telephone voting instructions will be followed).

Written notices of revocation and other communications with respect to the revocation of any proxies should be addressed to:

RightNow Technologies, Inc.

136 Enterprise Boulevard

Bozeman, Montana 59718

Attn: Corporate Secretary

If you are a “street name” holder of RightNow common stock, you may change your vote by submitting new voting instructions to your brokerage firm, bank, trust or other nominee. You must contact your brokerage firm, bank, trust or other nominee to obtain instructions as to how to change or revoke your proxy.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of, among other things, soliciting additional proxies. An adjournment or postponement may occur as follows:

•

Our bylaws provide that if a quorum is not present at the special meeting, then the meeting may be adjourned or postponed from time to time by a majority vote of the stockholders present in person or by proxy at the meeting and entitled to vote.

•

We may also adjourn or postpone the special meeting, if necessary, to solicit additional proxies in favor of approval of the merger agreement. Such an adjournment or postponement requires the affirmative vote of a majority of the shares of RightNow common stock present in person or represented by proxy at the special meeting and entitled to vote thereon.

If you return a properly signed and dated proxy card but do not mark the box showing how you wish to vote, your shares will be voted “FOR” the proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies in favor of the approval of the merger agreement.

Solicitation of Proxies

We have retained Phoenix Advisory Partners to assist in the solicitation of proxies for the special meeting for a fee of approximately $10,000, an additional $1,000 fee for any adjournment of the meeting, a nominal charge per stockholder contact and reimbursement for reasonable out of pocket expenses. Our directors, officers and employees may also solicit proxies by personal interview, mail, email, telephone, facsimile or other means of communication. These persons will not be paid additional remuneration for their efforts. We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of RightNow common stock that the brokers and fiduciaries hold of record. Upon request, we will reimburse them for their reasonable out-of-pocket expenses.

Questions and Additional Information

If you need assistance in completing your proxy card or have questions about the special meeting, please contact our proxy solicitor at:

Phoenix Advisory Partners

110 Wall Street, 27th Floor

New York, New York 10005

Banks and brokers call: (212) 493-3910

All others call toll free: (877) 478-5038

e-mail: info@phoenixadvisorypartners.com

PROPOSALS SUBMITTED TO RIGHTNOW STOCKHOLDERS

The Merger Proposal

(Item 1 on the Proxy Card)

For a summary and detailed information regarding this proposal, see the information about the merger agreement and the merger throughout this proxy statement, including the information set forth in sections entitled “The Merger” beginning on page 23 of this proxy statement and “The Merger Agreement” beginning on page 54 of this proxy statement. A copy of the merger agreement is attached as Annex A to this proxy statement.

The approval of the merger agreement requires the affirmative vote of a majority of the outstanding shares of RightNow common stock entitled to vote at the special meeting. If you abstain from voting, fail to cast your vote, in person or by proxy, or fail to give voting instructions to your brokerage firm, bank, trust or other nominee, it will have the same effect as a vote against the proposal to approve the merger agreement.

The RightNow board of directors unanimously (i) determined that the merger and the merger agreement are fair to, advisable and in the best interests of RightNow and its stockholders, (ii) approved the merger agreement and (iii) recommend that RightNow stockholders approve the merger agreement. Accordingly, the RightNow board of directors unanimously recommends that the holders of RightNow common stock vote “FOR” the approval of the merger agreement. See “The Merger—Reasons for the Merger and Recommendation of Our Board of Directors” beginning on page 29 of this proxy statement.

The Compensation Proposal

(Item 2 on the Proxy Card)

As required by Item 402(t) of Regulation S-K and Section 14A of the Exchange Act, RightNow is providing its stockholders with the opportunity to cast a non-binding, advisory vote on the compensation that may become payable to its named executive officers in connection with the completion of the merger.

RightNow believes that the information regarding compensation that may become payable to its named executive officers in connection with the completion of the merger is reasonable and demonstrates that RightNow’s executive compensation program was designed appropriately and structured to ensure the retention of talented executives and a strong alignment with the long-term interests of RightNow’s stockholders. This vote is not intended to address any specific item of compensation, but rather the overall compensation that may become payable to RightNow’s named executive officers in connection with the completion of the merger. In addition, this vote is separate and independent from the vote of stockholders to approve the merger agreement.

The RightNow board of directors unanimously recommends that holders of RightNow common stock vote “FOR” the following resolution:

“RESOLVED, that the compensation that may become payable to RightNow’s named executive officers in connection with the completion of the merger is hereby APPROVED.”

The vote to approve compensation that may be payable to RightNow’s executive officers as a result of the merger is advisory and, therefore, will not be binding on RightNow, nor will it overrule any prior decision or require RightNow’s board of directors (or any committee thereof) to take any action. However, RightNow’s board of directors values the opinions of RightNow’s stockholders, and to the extent that there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, RightNow’s board of directors will consider stockholders’ concerns and will evaluate whether any actions are necessary to address those concerns. RightNow’s board of directors will consider the affirmative vote of a majority of the shares of

RightNow common stock present in person or represented by proxy at the special meeting and entitled to vote thereon as advisory approval of the compensation that may become payable to RightNow’s named executive officers in connection with the completion of the merger. If you abstain from voting, it will have the same effect as a vote against the compensation proposal. If you fail to cast your vote, in person or by proxy, or fail to give voting instructions to your brokerage firm, bank, trust of other nominee, it will have no effect on the compensation proposal.

More information regarding the compensation that may become payable to RightNow’s named executive officers in connection with the completion of the merger is set forth in the section captioned “The Merger—Interests of Our Directors and Executive Officers in the Merger,” beginning on page 42 of this proxy statement.

The Adjournment Proposal

(Item 3 on the Proxy Card)

RightNow is asking its stockholders to authorize the holder of any proxy solicited by the RightNow board of directors to vote in favor of granting discretionary authority to the proxy holders, and each of them individually, to adjourn or postpone the special meeting, if necessary, to another time and place for the purpose of soliciting additional proxies in favor of approval of the merger agreement if there are not sufficient votes at the time of the special meeting to approve the merger agreement. If the RightNow stockholders approve the adjournment proposal, RightNow could adjourn or postpone the special meeting and any adjourned or postponed session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders who have previously voted.

If, at the special meeting, the number of shares of RightNow common stock present in person or by proxy and voting in favor of the proposal to approve the merger agreement is not sufficient to approve that proposal, RightNow intends to move to adjourn or postpone the special meeting in order to enable the RightNow board of directors to solicit additional proxies for the approval of the merger agreement. In that event, RightNow will ask its stockholders to vote only upon the adjournment proposal, and not the merger proposal or the compensation proposal. The approval of the adjournment proposal requires the affirmative vote of the majority of the shares of RightNow common stock present in person or represented by proxy at the special meeting and entitled to vote thereon. If you abstain from voting, it will have the same effect as a vote against the proposal to adjourn or postpone the special meeting. If you fail to cast your vote, in person or by proxy, or fail to give voting instructions to your brokerage firm, bank, trust or other nominee, it will have no effect on the proposal to adjourn or postpone the special meeting.

The RightNow board of directors unanimously recommends that the holders of RightNow common stock vote “FOR” the proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies in favor of approval of the merger agreement.

THE MERGER

Parties to the Merger

RightNow Technologies, Inc.

136 Enterprise Boulevard

Bozeman, Montana 59718

(406) 522-4200

www.rightnow.com

RightNow Technologies, Inc. (which we refer to as RightNow), a Delaware corporation, provides RightNow CX™, an on-demand, or “cloud-based”, suite of customer experience software and services designed to help consumer-centric organizations improve customer experiences, reduce costs and increase revenue. RightNow helps organizations deliver customer experiences across the web, social networks and contact centers and enables an organization’s service, marketing and sales personnel to leverage a common application platform to deliver service, to market and to sell via the phone, email, web, chat and social interactions. RightNow is headquartered in Bozeman, Montana, with additional locations in Europe, Japan and Asia-Pacific.

Oracle Corporation

500 Oracle Parkway

Redwood City, California 94065

(650) 506-7000

www.oracle.com

Oracle Corporation (which we refer to as Oracle) is the world’s largest enterprise software company and a leading provider of computer hardware products and services. Oracle develops, manufactures, markets, distributes and services database and middleware software; applications software; and hardware systems, consisting primarily of computer server and storage products. Oracle’s products are built on industry standards and are engineered to work together or independently within existing customer information technology (IT) environments. Oracle offers customers secure, reliable, and scalable integrated software and hardware solutions that are designed to improve business efficiencies and more easily adapt to an organization’s unique needs, at a lower total cost of ownership. Oracle seeks to be an industry leader in each of the specific product categories in which it competes and to expand into new and emerging markets.

OC Acquisition LLC

500 Oracle Parkway

Redwood City, California 94065

(650) 506-7000

www.oracle.com

OC Acquisition LLC (which we refer to as Parent) is a Delaware limited liability company and a wholly-owned subsidiary of Oracle. Parent is a holding company that owns the shares of certain entities recently acquired by Oracle.

Rhea Acquisition Corporation

500 Oracle Parkway

Redwood City, California 94065

(650) 506-7000

www.oracle.com

Rhea Acquisition Corporation (which we refer to as Merger Subsidiary), a Delaware corporation and a wholly-owned subsidiary of Parent, was formed solely for the purpose of facilitating Oracle’s acquisition of RightNow. Merger Subsidiary has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement. Upon consummation of the proposed merger, Merger Subsidiary will merge with and into RightNow and will cease to exist.

Background of the Merger

Our board of directors and management periodically review and assess our long-term strategy and objectives and developments in the market in which we operate. Over the past several years, we have considered a range of strategic alternatives with a view to increasing stockholder value, including potential acquisitions by RightNow, strategic partnerships, and the possible sale of RightNow. During this time, we were contacted by, and, in certain instances, had preliminary discussions with, third parties (including Oracle) about a potential strategic transaction, but did not reach final agreement with any of the parties.

In March 2010, Company A, a publicly held technology company, verbally expressed interest in acquiring us, and we signed a non-disclosure agreement with them. Discussions continued until April 2010, with executives from both companies meeting and exchanging information, but the discussions ultimately concluded without Company A making an offer.

As part of our annual planning cycle, our board and management has held strategic planning sessions each June. At our June 7, 2010 board meeting, our then financial advisor presented on the strategic environment in which we were operating and identified potential strategic opportunities for RightNow, both as a potential acquirer and as a potential acquisition target. At our June 8, 2010 board meeting, our board and management discussed the competitive landscape, the potential growth in demand for our services, and potential future areas for investment.

During September and October 2010, Oracle contacted us and expressed interest in a potential transaction to acquire us. The parties discussed potential valuations. At the request of our board, our then financial advisor provided an analysis of the mergers and acquisitions market, our valuation, and possible prospective acquirers of RightNow. Our board, along with our then financial advisor, met on October 13, 2010 to consider Oracle’s interest, but our board believed the potential valuations discussed by the parties significantly undervalued our company. As a result, we concluded that the discussions were unlikely to result in agreement between the parties with respect to an acquisition, and Oracle was so informed.

In November 2010, we closed an offering of convertible senior notes in the aggregate principal amount of $175.0 million due 2030, which we stated we intended to use for general corporate purposes, including financing potential acquisitions and strategic transactions, stock repurchases, and working capital. We used a portion of the cash raised from this offering to acquire Q-go.com B.V. in January 2011.

On June 13 and 14, 2011, our board and management met to discuss strategic planning for 2012 and beyond. At the June 13 board meeting, management discussed the competitive landscape and its view of the opportunities for growth for RightNow and the broader industry for 2012 and beyond. Management expressed the view that, while we were in a strong market position and our stock was now trading at an improved valuation, we were facing considerable competition, distribution challenges, and margin pressures, and that we would need to make significant further investments and continue to improve execution to maintain our competitive advantage. In preparation for the June 14, 2011 board meeting, we asked Morgan Stanley & Co. LLC (whom we refer to as Morgan Stanley) to prepare an analysis of the “software-as-a-service” market and of our strategic opportunities. Morgan Stanley presented this analysis at the June 14, 2011 board meeting. Our board discussed the appreciation of our stock price relative to our peers, our competitive position and the state of our business, noting challenges associated with the macro-economic outlook, competition and execution. Our board encouraged management in light of these challenges to evaluate carefully any proposals made by third parties to acquire us in order to determine whether such proposals would be in the best interests of stockholders.

In late July 2011, we contacted Oracle to discuss the progress that we were making in the market. During that discussion, the possible benefits of a business combination between our company and Oracle were revisited. Further discussions took place in early August 2011, which we believed indicated that Oracle was sufficiently interested to make a credible offer to acquire us at a premium to the then-current trading price of our stock.

In early August 2011, management asked Morgan Stanley to assist us with maximizing the potential transaction value and to negotiate on our behalf in discussions with Oracle. There was an understanding between us and Morgan Stanley that we would likely engage Morgan Stanley at the point we received a credible written offer. We signed a non-disclosure agreement with Oracle on August 26, 2011 to provide Oracle with additional information about us. Some of our executives met with Oracle executives on August 31, 2011. Later that day, we held a regularly scheduled board meeting, which included a briefing to the board on discussions with Oracle and Morgan Stanley’s role in the discussions.

During the same period beginning in August 2011, our board, following discussions with Morgan Stanley and knowing that Oracle would require exclusivity to proceed with a transaction, decided to explore whether other suitable publicly held technology companies might be interested in a potential transaction, would have the financial resources to complete a transaction, and would be a good strategic fit. We contacted Company A with which we had previously had preliminary discussions about a potential business combination. In addition, through Morgan Stanley, we contacted Company B, a publicly held high-tech company with which we had previously signed a non-disclosure agreement in May 2011 for the purpose of exploring a strategic partnership. We ascertained that both were interested in discussing a combination. The executive management team of Company B met with our senior management team during a two-day initial due diligence review in late August 2011 and followed up with several subsequent discussions and inquiries during September 2011. With assistance from Morgan Stanley, we also contacted Companies C and D, publicly held technology companies, to discuss a possible business combination with each party. We had previously signed a non-disclosure agreement with Company C on September 7, 2005, and, on September 23, 2011, members of our senior management team met with a team of senior executives of Company C. Following the meeting, Company C expressed interest in pursuing the opportunity further. Also on September 26 and 27, 2011, our chief executive officer met with several senior executives of Company D to discuss a potential business combination.

On September 26, 2011, Oracle contacted our chief executive officer and made a verbal non-binding proposal, subject to further due diligence and completion of a definitive agreement, to acquire us for $40.00 per share. As a condition of the offer, Oracle requested that we enter into exclusive negotiations. Management informed the board of Oracle’s non-binding proposal and the progress of all other discussions with Companies A-D at a board meeting held on September 30, 2011. Our external legal advisers, Dorsey & Whitney LLP (whom we refer to as Dorsey & Whitney), attended the meeting and advised the directors on, among other things, their fiduciary duties in the context of an ongoing review of our strategic alternatives. Representatives of Morgan Stanley addressed the board on Morgan Stanley’s communications with Oracle and provided observations about the potential synergies that could benefit Oracle as a result of acquiring us, and Oracle’s interest in the on-demand customer relationship management field and our technology platform. Morgan Stanley also identified several potential acquirers other than Oracle and Companies A-D, categorized them on the basis of likely levels of interest and ability to consummate a transaction of this type, and the board discussed contacting the companies that would be the best prospects for engaging in a potential transaction.

Also at the board meeting held on September 30, 2011, our board received updated information on, and discussed, management’s internal plan and other related matters, including increasing competitive pressure in the marketplace, execution risks, economic uncertainty, and stock market volatility, as well as benefits of a potential transaction with Oracle. Our board also discussed the potential benefits and risks of operating as a stand-alone company. While the board was comfortable with the strategy of continuing to grow as an independent company, the board recognized that a sale at an appropriate price could also be in the best interests of our stockholders. The board discussed generally the pros and cons of all-cash versus all-stock offers and expressed a preference for an all-cash proposal under the appropriate circumstances. Our board also discussed, considered and assessed the likelihood and feasibility of possible transactions with other potential acquirers, including Companies A-D, as well as Companies E-G, as discussed below. Our board instructed our management team and legal and financial advisors to continue discussions with Oracle and other potential acquirers, authorized the formal engagement of

Morgan Stanley, and directed Morgan Stanley to contact Oracle to ask them to increase their proposal to $45.00 per share. On September 30, 2011, after the board meeting, we formally engaged Morgan Stanley as our financial adviser for a possible transaction.

Discussions with potential acquirers continued in early October 2011. Company C sent us a lengthy list of due diligence questions for us to answer. These and other issues were discussed at an all-day meeting on October 5, 2011 between some members of Company C’s senior management team and our senior management. In addition, Morgan Stanley contacted two other publicly held technology companies, Companies E and F. Non-disclosure agreements were not signed with Companies E or F because of the very preliminary nature of the discussions, but Company E expressed some interest, spoke with senior management, and conducted some initial product due diligence. Company F immediately indicated that it had no interest.

On October 5, 2011, in accordance with the previous direction from our board at its September 30, 2011 meeting, Morgan Stanley contacted Oracle and asked them to increase their proposal to $45.00 per share.

On October 7, 2011, the board held a special board meeting that included management and representatives of Morgan Stanley and Dorsey & Whitney. The board considered the negotiations with Oracle and the progress of discussions with Companies A-E. The board discussed whether to approach Company G, a competitor of the company, which had previously considered an acquisition of our company and chose not to pursue it. After a lengthy discussion, the board ultimately determined that an approach to Company G was not advisable at that time for several reasons, including that Company G did not have a history of acquisitions of this size, did not have sufficient financial resources to make a competitive all-cash offer and its stock was viewed as too volatile and overvalued to be an attractive currency, Company G had previously expressed a lack of interest in acquiring us, and Company G could potentially use information obtained from us in a manner that would be harmful to our interests. Board members again discussed and considered management’s internal plan including risks of execution and increasing economic headwinds, and whether additional companies should be invited to express interest in a transaction. Because discussions with Oracle were expected to move quickly and the board was concerned with the logistics of assembling full board meetings on short notice in order to approve the anticipated non-binding letter of intent and exclusivity agreement with Oracle, the board authorized and approved the formation of a committee, consisting of lead director Will Lansing and Tom Kendra. The committee was authorized to work with management to negotiate and, if advisable to approve execution of, a non-binding letter of intent and exclusivity agreement with Oracle. The board also gave the committee general guidance on what would be an acceptable price range within which the committee was authorized to agree in order to engage in exclusive negotiations of a definitive agreement with Oracle. The board authorized the committee to agree to the non-binding letter of intent if Oracle offered a price within the range discussed by the board. The board instructed Morgan Stanley to reconfirm to Oracle our $45.00 per share proposal.

On October 8, 2011, representatives of Morgan Stanley reiterated to Oracle our demand for a $45.00 per share proposal. Additionally, Morgan Stanley informed Oracle that we were considering other alternatives, but that, if agreement were to be reached on price, we would want to move quickly to complete due diligence and finalize a definitive agreement. Oracle responded that Oracle was not yet prepared to respond on price at that time, but noted that it was unlikely Oracle would be willing to pay $45.00 per share to acquire our company.

On October 9, 2011, representatives of Company C contacted representatives of Morgan Stanley and indicated that it was unlikely that Company C would submit an acquisition proposal.

On October 10, 2011, Oracle informed Morgan Stanley that it would increase its proposal to $42.00 per share, subject to due diligence, the completion of a definitive agreement, and receipt of a period of exclusivity. The committee met on October 10, 2011 to consider Oracle’s revised proposal. The meeting was also attended by our chairman of the board and chief executive officer, Greg Gianforte, and director Rick Allen, as well as representatives of Morgan Stanley, Dorsey & Whitney and management. The committee instructed Morgan

Stanley to continue negotiations with Oracle. On October 10, 2011, at the direction of the committee, Morgan Stanley made a counter-proposal to Oracle of $43.50 per share. Later on October 10, 2011, Oracle increased its proposal to $43.00 per share, which it said was its final proposal. Oracle also stated that, as a condition to continuing negotiations toward a definitive agreement, Oracle would require us to grant it a period of exclusivity until October 24, 2011.

The committee met again later on October 10, 2011 to consider Oracle’s “final proposal” of $43.00 cash per share, including exclusivity until October 24, 2011. The meeting was attended by Mr. Gianforte, director Allen Snyder, and representatives of management, Morgan Stanley, and Dorsey & Whitney. Morgan Stanley advised the committee that Morgan Stanley had re-contacted all other potential acquirers that it had approached during the process and confirmed that they either had no interest in a transaction at this time or would be unable to complete a transaction. Specifically, the committee was informed that Company A had indicated that it preferred an organic approach to growing its market share; Company B concluded that our valuation was too high to make a transaction viable; Company C indicated that it was not ready to do a transaction; Company D indicated that it had other higher priority areas on which it wished to focus; Company E indicated that our product suite would not fit well with its own and declined to make an offer; and Company F had indicated at the outset of our discussions that it would not be interested in an acquisition. The committee, with advice from Morgan Stanley, considered other potential acquirers and concluded that the field of viable potential acquirers had been well canvassed. The committee again discussed whether to approach Company G, but decided it was not in the best interests of our stockholders to do so given the issues discussed earlier. Following further discussion, the committee authorized the execution of a non-binding letter of intent with Oracle to acquire all of the shares of RightNow for $43.00 per share in cash, and agreed, in a contractually binding manner, to enter into a period of exclusive negotiations until October 24, 2011.

On October 11, 2011, we signed a non-binding letter of intent with Oracle to acquire all shares of RightNow for $43.00 per share in cash, and providing for a binding period of exclusivity until October 24, 2011.

Between October 13 and October 23, 2011, representatives of RightNow and Oracle, their respective legal advisors, Dorsey & Whitney and Latham & Watkins LLP, and Morgan Stanley, negotiated the terms of the definitive merger agreement, and Oracle continued to conduct business and legal due diligence.

On October 18, 2011, our board met with management and representatives of Morgan Stanley and Dorsey & Whitney. Among other things, Morgan Stanley presented and discussed information relating to our stock performance, including recent and historical stock prices and performance compared to peer companies; transaction premia at current and various past points in time and other completed acquisitions; and the trading activity in our stock. Morgan Stanley also discussed prices and premia paid by Oracle in past transactions. The Board asked numerous questions, including, specifically, whether Morgan Stanley could provide the board with a fairness opinion should it be asked to do so and, if so, what the nature and scope of such a fairness opinion would be. Management and Dorsey & Whitney provided a status report on due diligence and negotiations with Oracle on the terms of the transaction documents, including an overview of expected regulatory filings. The board then engaged in an extended discussion regarding, among other things, the current competitive situation, various strategies for negotiating with Oracle, the transaction premium, and the pros, cons and risks of proceeding with the transaction. At the conclusion of this discussion, the board authorized management to proceed with the negotiations regarding the possible transaction with Oracle.

On October 20, 2011, Company B made a general inquiry to Morgan Stanley about our current thoughts and plans. At management’s instruction and consistent with our exclusivity agreement with Oracle, Morgan Stanley declined to comment. On the same day, we informed Oracle about the inquiry, as required by the terms of our letter of intent signed on October 11, 2011.

On October 22, 2011, the board met again with management, representatives of Morgan Stanley and Dorsey & Whitney. Morgan Stanley summarized for the board the timeline of the transaction and due diligence performed by

Oracle. Then Morgan Stanley made an oral presentation to the board that included, among other topics, the market for our stock (including discussion of the stock’s recent price and trading volume), a comparison of historical performance relative to analysts’ estimates and a review of the data resulting from the various valuation methodologies used by Morgan Stanley (including a detailed review of selected public company valuations, selected merger and acquisition transactions, and various financial analyses and models). Morgan Stanley indicated that the matters discussed in the presentation would serve as a foundation for its fairness opinion, which the board asked it to deliver. Morgan Stanley and management also updated the board on matters discussed at the last board meeting regarding further discussions with Oracle. Management and Dorsey & Whitney provided a more detailed report on the status of negotiations with Oracle, the business and legal terms of the transaction, and various issues being discussed with Oracle. Dorsey & Whitney again reviewed with the board its fiduciary duties, summarized the material terms of the proposed merger agreement, and described the remaining open issues, including issues relating to the operation of our business between signing and closing, the fiduciary-out provisions and the termination fee payable by us in certain circumstances. The board discussed the process to date and the terms and timing of the proposed merger agreement. In particular, the board considered the fiduciary-out provisions, the termination fee, and various related matters. The board instructed management to proceed with negotiations with Oracle.

On October 23, 2011, the board reconvened with management and representatives of Morgan Stanley and Dorsey & Whitney to review and deliberate regarding the proposed final terms of the merger agreement. Morgan Stanley discussed their written presentation, which had previously been distributed to the board, which served as the basis for its fairness opinion to be delivered to the board. Morgan Stanley again reconfirmed that none of companies A-F were willing or able to make an offer to acquire us. Morgan Stanley then rendered to our board its oral opinion, subsequently confirmed in writing, that as of October 23, 2011, and based upon and subject to the various assumptions, procedures, factors, qualifications and limitations set forth in the written opinion, the consideration to be received by the holders of shares of our common stock (other than the holders of certain excluded shares) pursuant to the merger agreement was fair from a financial point of view to such holders. Morgan Stanley also indicated that its written fairness opinion was ready for delivery, and it was subsequently delivered on October 23, 2011. (The full text of the written opinion of Morgan Stanley, dated as of October 23, 2011, is attached as Annex B to this proxy statement and is incorporated by reference in this proxy statement in its entirety. See also “The Merger—Opinion of RightNow’s Financial Advisor,” beginning on page 32). Management and Dorsey & Whitney then provided a report on the merger agreement and its key terms and provisions, the fiduciary-out provisions and other matters. Management, Morgan Stanley and Dorsey & Whitney advised the board regarding open matters and likely timing for execution of a definitive agreement later that day. After discussion, the board unanimously approved the merger agreement. The board also deemed it advisable, and in the best interests of our stockholders, to consummate the merger and the other transactions contemplated by the merger agreement, on the terms and subject to the conditions set forth in the merger agreement, and to recommend that our stockholders adopt the merger agreement. The merger agreement was executed later in the afternoon on October 23, 2011. The merger agreement was announced publicly on the morning of October 24, 2011.

Reasons for the Merger and Recommendation of our Board of Directors

Reasons for the Merger

In the course of reaching its decision to approve the merger and the merger agreement, the RightNow board of directors held numerous meetings and consulted with our senior management, legal counsel and financial advisor, reviewed a significant amount of information and considered a number of factors, including, among others, the following factors:

•

information concerning our business, financial performance (both past and prospective) and our financial condition, results of operations (both past and prospective), business and strategic objectives, as well as the risks to accomplishing those objectives;

•

our business and financial prospects if we were to remain an independent company, the scale required to effectively compete in the industry, the considerable competition, distribution challenges and margin pressures we faced, and the need to make significant further investments and continue to improve execution to maintain our competitive advantage;

•	the risks inherent in executing an acquisition strategy as an independent company;

•	the current macro-economic uncertainty;

•

the possible alternatives to the merger (including the possibility of continuing to operate as an independent entity, and the perceived risks thereof), the range of possible benefits to RightNow stockholders of those alternatives and the timing and the likelihood of accomplishing the goal of any of such alternatives, and our board of directors’ assessment that the acquisition by Oracle presented a superior opportunity to such alternatives for RightNow stockholders;

•	the results of discussions with third parties relating to a possible business combination or similar transaction with us;

•

the process undertaken by our board of directors in connection with evaluating this and other strategic transactions and the terms and conditions of the proposed merger, in each case in light of the current market dynamics in the industry;

•	current financial market conditions and historical market prices, volatility and trading information with respect to RightNow common stock;

•

the potential for obtaining a superior offer from an alternative purchaser in light of the other potential purchasers previously identified and contacted by our management or our financial advisor and the risk of losing the proposed transaction with Oracle; and

•	the terms of the merger agreement, including the parties’ representations, warranties and covenants, the conditions to their respective obligations and the termination rights of the parties.

In the course of its deliberations, the RightNow board of directors also considered, among other things, the following positive factors:

•	the value of the consideration to be received by RightNow stockholders in the merger pursuant to the merger agreement;

•

the fact the consideration to be received by holders of shares of RightNow common stock pursuant to the merger agreement of $43.00 per share reflected a 20% premium to the closing price per share of our common stock as of October 21, 2011, a 25% premium to the average closing price per share of our common stock for the 30 trading days prior to and including October 21, 2011, and a 33% premium to the average closing price per share of our common stock for the 60 trading days prior to and including October 21, 2011;

•	the multiple of our revenue represented by the $43.00 per share purchase price relative to multiples of revenue represented by the consideration paid in comparable precedent transactions;

•

Morgan Stanley’s oral opinion, subsequently confirmed in writing, that as of October 23, 2011, and based upon and subject to the various assumptions, procedures, factors, qualifications and limitations set forth in the written opinion, the consideration to be received by the holders of shares of RightNow common stock (other than the holders of certain excluded shares) pursuant to the merger agreement was fair from a financial point of view to such holders; (The full text of the written opinion of Morgan Stanley dated as of October 23, 2011, is attached as Annex B to this proxy statement and is incorporated by reference in this proxy statement in its entirety. See also “Opinion of RightNow’s financial Advisor (page [    ]))

•	the likelihood that the proposed acquisition would be consummated, in light of the experience, reputation and financial capabilities of Oracle;

•	the synergies of a potential transaction with Oracle;

•	the fact that Oracle has, and Parent has represented to us in the merger agreement that it has, adequate capital resources to pay the merger consideration;

•	the form of merger consideration, consisting solely of cash, which provides certainty of value to our stockholders;

•

the process through which RightNow, with the assistance of its financial advisor, engaged in or sought to engage in discussions with other companies believed to be the most likely candidates to pursue a business combination with or acquisition of RightNow;

•

the belief of our board of directors that, after extensive negotiations with representatives of Oracle, we have obtained the highest price per share that Oracle is willing to pay and the highest price reasonably obtainable on the date of signing of the merger agreement;

•

the fact that the merger agreement, subject to the limitations and requirements contained in the agreement, provides our board of directors with flexibility to furnish information to and conduct negotiations with third parties in certain circumstances and, upon payment to Parent of a termination fee of $59.7 million (which our board of directors believes is reasonable under the circumstances) to terminate the merger agreement, to accept a superior offer;

•

the other terms and conditions of the merger agreement, including among other things the size of the termination fee and the circumstances when that fee may be payable; the limited number and nature of the conditions to Parent’s obligation to complete the merger, including (but not limited to) the absence of a financing condition and the adequacy of Parent’s capital resources to pay the merger consideration; and the definition of “material adverse effect” and the exceptions for what constitutes a material adverse effect for purposes of the merger agreement; and

•

the fact that the voting agreements with certain RightNow directors, executive officers and stockholders terminate in the event that we terminate the merger agreement which permits those persons to support a transaction involving a superior offer.

In the course of its deliberations, our board of directors also considered, among other things, the following negative factors:

•

the potential loss of customer or other commercial relationships of RightNow prior to the closing of the merger as a result of the customer’s or other party’s unwillingness to do business with Oracle, or other potential disruption to customer, vendor or other commercial relationships important to us as a result of the merger;

•

the possibility that the merger will not be consummated and the potential negative effect of the public announcement of the merger on our sales, operating results and stock price and our ability to retain customers and key management, sales and marketing and technical personnel;

•	the fact that our stockholders would not participate in any future growth potential or benefit from any future increase in our value;

•	the conditions to Parent’s obligation to complete the merger and the right of Parent to terminate the merger agreement under certain circumstances;

•

the possibility that we may be obligated to pay Parent a termination fee of $59.7 million, pay Parent an initial termination fee of $18.3 million (which will in certain instances be credited against the termination fee) or reimburse Parent for its expenses, if the merger agreement is terminated under certain circumstances;

•	the fact that the merger consideration consists of cash and will therefore be taxable to our stockholders for U.S. federal income tax purposes;

•

the restrictions on our ability to solicit or engage in discussions or negotiations regarding alternative business combination transactions, subject to specified exceptions, and the requirement that we pay a termination fee of $59.7 million in order to accept a superior acquisition proposal, which may discourage a competing proposal to acquire us that may be more advantageous to our stockholders;

•

the requirement that we pay an initial termination fee of $18.3 million (which will in certain instances be credited against the termination fee) if the merger agreement is terminated because the special meeting has been held and the approval of the merger agreement and the merger by RightNow’s stockholders has not been obtained and, prior to the special meeting an acquisition proposal was received and RightNow failed to publicly reconfirm the acquisition by Oracle within 14 days after Parent requested it to do so;

•

the restrictions on the conduct of our business prior to the completion of the merger, requiring us to conduct our business in the ordinary course, subject to specific limitations, which may delay or prevent us from undertaking business opportunities that may arise pending completion of the merger;

•

the risk of diverting management’s focus and resources from other strategic opportunities and from operational matters while working to implement the merger, and the possibility of other management and employee disruption associated with the merger, including the possible loss of key management, technical or other personnel; and

•

the interests that certain of our directors and executive officers may have with respect to the merger, in addition to their interests as stockholders of RightNow generally, as described in “The Merger—Interests of Our Directors and Executive Officers in the Merger.”

The preceding discussion of the information and factors considered by our board of directors is not, and is not intended to be, exhaustive. In light of the variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, our board of directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the various factors considered in reaching its determination. In addition, our board of directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of our board of directors, but rather our board of directors conducted an overall analysis of the factors described above, including discussions with and questioning of our senior management, legal counsel and financial advisor.

Board of Directors Recommendation

After careful consideration, our board of directors has unanimously approved the merger agreement and deems it fair to, advisable and in the best interests of RightNow’s stockholders to consummate the merger and the other transactions contemplated by the merger agreement, on the terms and subject to the conditions set forth in the merger agreement. Accordingly, our board of directors unanimously recommends that our stockholders approve the merger agreement and that you vote “FOR” the approval of the merger agreement at the special meeting.

Opinion of RightNow’s Financial Advisor

We retained Morgan Stanley to provide us with financial advisory services and a financial opinion in connection with a possible merger, sale or other strategic business combination. Our board of directors selected Morgan Stanley to act as our financial advisor based on Morgan Stanley’s qualifications, expertise and reputation and its knowledge of our business and affairs. At the meeting of our board of directors on October 23, 2011, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that as of October 23, 2011, and based upon and subject to the various assumptions, procedures, factors, qualifications and limitations set forth in the written opinion, the consideration to be received by the holders of shares of RightNow common stock (other than the holders of shares (i) held in treasury, (ii) held by any of our subsidiaries, (iii) held by Parent, Merger Subsidiary or any subsidiary of Parent (other than Merger Subsidiary) or (iv) as to which dissenters’ rights have been perfected, all of which we refer to as excluded shares) pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Morgan Stanley, dated as of October 23, 2011, is attached to this proxy statement as Annex B. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. We encourage you to read the entire opinion carefully and in its entirety. Morgan Stanley’s opinion is directed to our board of directors and addresses only the fairness from a financial point of view of the consideration to be received by the holders of shares of RightNow common stock (other than the holders of the excluded shares) pursuant to the merger agreement as of the date of the opinion. It does not constitute a recommendation to any holder of RightNow common stock as to how to vote at any stockholders’ meeting held in connection with the merger or whether to take any other action with respect to the merger. The summary of the opinion of Morgan Stanley set forth below is qualified in its entirety by reference to the full text of the opinion.

In connection with rendering its opinion, Morgan Stanley, among other things:

•	reviewed certain publicly available financial statements and other business and financial information of RightNow;

•	reviewed certain internal financial statements and other financial and operating data concerning RightNow;

•	reviewed certain financial projections prepared by our management;

•	discussed the past and current operations and financial condition and the prospects of RightNow with our senior executives;

•	reviewed the reported prices and trading activity for RightNow common stock;

•	compared our financial performance and the prices and trading activity of RightNow common stock with that of certain other publicly-traded companies comparable to us, and their securities;

•	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•	participated in discussions and negotiations among representatives of RightNow and Oracle and their respective legal advisors;

•	reviewed the merger agreement and certain related documents; and

•	performed such other analyses and reviewed such other information and considered such other factors as it deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to Morgan Stanley by us and formed a substantial basis for its opinion. With respect to the financial projections, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of our management of the future financial performance of RightNow. Morgan Stanley understood that our management prepared the projections relating to the years 2013 through 2015 specifically for discussions with third parties regarding the potential interest of each such party in a possible business combination or other extraordinary transaction involving our company. In addition, Morgan Stanley assumed that the merger will be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any terms or conditions, and that the definitive merger agreement will not differ in any material respect from the final draft furnished to Morgan Stanley. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed merger. Morgan Stanley is not a legal, tax or regulatory advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of RightNow and its legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of our officers, directors or employees, or any class of such persons, relative to the consideration to be received by the holders of shares of RightNow common stock in the merger. Morgan Stanley did not make any independent valuation or appraisal of our assets or liabilities, nor was Morgan Stanley furnished with any such appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, October 23, 2011. Events occurring after October 23, 2011 may affect its opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.

The following is a brief summary of the material analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion letter dated October 23, 2011. The various analyses summarized below were based on the closing price of $35.96 per share of RightNow common stock as of October 21, 2011, the last full trading day prior to the meeting of our board of directors to consider and approve, adopt and authorize the merger agreement. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

Trading Range Analysis. Morgan Stanley performed a trading range analysis with respect to the historical share prices of RightNow common stock. Morgan Stanley reviewed the range of closing prices of RightNow common stock for various periods ending on October 21, 2011. Morgan Stanley observed the following:

Period Ending October 21, 2011	Range of Closing Prices
Last 3 Months	$25.71 – 38.92
Last 6 Months	$25.71 – 38.92
Last 12 Months	$19.79 – 38.92

Morgan Stanley observed that RightNow common stock closed at $35.96 on October 21, 2011 (the last full trading day prior to the announcement of the execution of the merger agreement). Morgan Stanley noted that the consideration per share of RightNow common stock of $43.00 pursuant to the merger agreement reflected a 20% premium to the closing price per share of RightNow common stock as of October 21, 2011 (the last full trading day prior to the announcement of the execution of the merger agreement), a 25% premium to the average closing price per share of RightNow common stock for the 30 days prior to and including October 21, 2011, and a 33% premium to the average closing price per share of RightNow common stock for the 60 days prior to and including October 21, 2011.

Equity Research Analysts’ Future Price Targets. Morgan Stanley reviewed and analyzed future public market trading price targets for RightNow common stock prepared and published by equity research analysts prior to October 21, 2011. These one year forward targets reflected each analyst’s estimate of the future public market trading price of RightNow common stock and were not discounted to reflect present values. The range of undiscounted analyst price targets for RightNow common stock was $26.00 to $42.00 per share as of October 21, 2011, and Morgan Stanley noted that the median undiscounted analyst price target was $36.50 per share. The range of analyst price targets per share for RightNow common stock discounted for one year at a rate of 11.0% to reflect our company’s cost of equity was $23.42 to $37.84 per share as of October 21, 2011, and Morgan Stanley noted that the median discounted analyst price target was $32.88 per share.

Morgan Stanley noted that the consideration to be received by holders of shares of RightNow common stock pursuant to the merger agreement was $43.00 per share.

The public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for RightNow common stock, and these estimates are subject to uncertainties, including our future financial performance and future financial market conditions.

Public Trading Comparables Analysis. Morgan Stanley performed a public trading comparables analysis, which attempts to provide an implied value of a company by comparing it to similar companies that are publicly traded. Morgan Stanley compared certain financial estimates for our company with comparable publicly available consensus estimates for selected companies that share similar business characteristics such as those that provide software as a service or those that have similar scale and operating characteristics, which we refer to as comparable companies. These companies included the following:

•	Ariba, Inc.

•	Concur Technologies, Inc.

•	Constant Contact, Inc.

•	DealerTrack Holdings, Inc.

•	Kenexa Corporation

•	LivePerson, Inc.

•	NetSuite Inc.

•	salesforce.com, inc.

•	SuccessFactors, Inc.

•	Taleo Corporation

•	The Ultimate Software Group, Inc.

•	Vocus, Inc.

For purposes of this analysis, Morgan Stanley analyzed the following statistics of each of these companies for comparison purposes:

•	the ratio of aggregate value, which Morgan Stanley defined as fully diluted market capitalization plus total debt less cash and cash equivalents, to estimated revenue for calendar years 2011 and 2012;

•	the ratio of price per share to estimated free cash flow per share for calendar years 2011 and 2012; and

•	the ratio of price per share to estimated earnings per share for calendar years 2011 and 2012.

Based on the analysis of the relevant metrics for each of the comparable companies, Morgan Stanley selected representative ranges of financial multiples and applied these ranges of multiples to the relevant financial statistic for our company. For purposes of this analysis and other analyses described below, Morgan Stanley utilized two sources of estimates for our future financial performance for the years 2011 through 2015. As one source, Morgan Stanley utilized publicly available estimates of revenue, free cash flow per share and earnings per share prepared by equity research analysts and available as of October 21, 2011 (which we refer to as the street case and which is further described below). Morgan Stanley also utilized estimates prepared by our management for the same financial statistics and over the same time period. The management-prepared estimates for 2011 and 2012 are referred to as the management plan (which is further described below), and the management-prepared estimates for 2013 through 2015 are referred to as the management forecast (which is further described below). Morgan Stanley noted that it understood that our management prepared the management forecast specifically for discussions with third parties regarding the potential interest of each such party in a possible business combination or other extraordinary transaction involving our company.

Based on our outstanding shares on a fully diluted basis (including outstanding options, restricted stock units and convertible debt) as of October 21, 2011, Morgan Stanley calculated the estimated implied value per share of RightNow common stock as of October 21, 2011 as follows:

Calendar Year Financial Statistic	Comparable Company Multiple Range	Implied Value Per Share of RightNow Common Stock
Street Case
Aggregate Value to Estimated 2011 Revenue	4.0x – 6.0x	$27.16 - $37.62
Aggregate Value to Estimated 2012 Revenue	3.0x – 5.0x	$24.73 - $37.22
Price to Estimated 2011 Free Cash Flow per Share	50.0x – 70.0x	$20.23 - $28.32
Price to Estimated 2012 Free Cash Flow per Share	25.0x – 35.0x	$23.20 - $32.49
Price to Estimated 2011 Earnings per Share	30.0x – 45.0x	$17.42 - $26.13
Price to Estimated 2012 Earnings per Share	30.0x – 45.0x	$24.67 - $37.01
Management Plan
Aggregate Value to Estimated 2011 Revenue	4.0x – 6.0x	$27.09 - $37.53
Aggregate Value to Estimated 2012 Revenue	3.0x – 5.0x	$26.31 - $39.73
Price to Estimated 2011 Free Cash Flow per Share	50.0x – 70.0x	$18.62 - $26.07
Price to Estimated 2012 Free Cash Flow per Share	25.0x – 35.0x	$28.63 - $40.09
Price to Estimated 2011 Earnings per Share	30.0x – 45.0x	$19.29 - $28.94
Price to Estimated 2012 Earnings per Share	30.0x – 45.0x	$29.46 - $44.19

Morgan Stanley noted that the consideration to be received by holders of shares of RightNow common stock pursuant to the merger agreement was $43.00 per share.

No company utilized in the public trading comparables analysis is identical to our company. In evaluating comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond our control, such as the impact of competition on our businesses and the industry generally, industry growth and the absence of any adverse material change in our financial condition and prospects or the industry or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using peer group data.

Analysis of Precedent Transactions. Morgan Stanley performed a precedent transactions analysis, which is designed to imply a value of a company based on publicly available financial terms and premia of selected transactions. In connection with its analysis, Morgan Stanley compared publicly available statistics for 23 selected software sector transactions with a value of greater than $500 million occurring between January 1, 2008 and October 21, 2011. Morgan Stanley selected such comparable transactions because they shared certain characteristics with this transaction. The following is a list of the transactions reviewed:

Selected Software Transactions (Target / Acquiror)

ArcSight, Inc. / Hewlett-Packard Company

Art Technology Group, Inc. / Oracle Corporation

Autonomy Corporation / Hewlett-Packard Company

Blackboard Inc. / Providence Equity Partners LLC

Eclipsys Corporation / Allscripts-Misys Healthcare Solutions, Inc.

Epicor Software Corporation / Apax Partners Worldwide LLP

Fast Search & Transfer, Inc. / Microsoft Corporation

Interactive Data Corporation / Investor Group

Interwoven Inc. / Autonomy Corporation

Lawson Software Inc. / Infor Global Solutions, Inc. (Golden Gate Capital)

McAfee, Inc. / Intel Corporation

Novell, Inc. / Attachmate Corporation

Omniture, Inc. / Adobe Systems Inc.

Phase Forward Inc. / Oracle Corporation

Radiant Systems Inc. / NCR Corporation

S1 Corporation / ACI Worldwide, Inc.

SkillSoft PLC / Investor Group

Sonic Corporation / Rovi Corporation

SonicWALL, Inc. / Investor Group

SPSS Inc. / International Business Machines Corporation

Sun Microsystems, Inc. / Oracle Corporation

Sybase, Inc. / SAP AG

Wind River Systems, Inc. / Intel Corporation

For each transaction listed above, Morgan Stanley noted the following financial statistics where available: (1) the multiple of aggregate value of the transaction to next twelve months estimated revenue; (2) the multiple of aggregate value of the transaction to next twelve months estimated earnings before interest, taxes, depreciation and amortization (which we refer to as EBITDA); (3) the multiple of price per share of the transaction to next twelve months estimated earnings per share; (4) implied premium to the acquired company’s closing share price on the last trading day prior to announcement; and (5) implied premium to the acquired company’s 30 trading day average closing share price prior to announcement.

Based on the analysis of the relevant metrics and time frame for each transaction listed above, Morgan Stanley selected representative ranges of implied premia and financial multiples of the transactions and applied these ranges of premia and financial multiples to the relevant financial statistic for our company. For purposes of estimated next twelve months revenue, EBITDA, and earnings per share, Morgan Stanley utilized estimates included in the street case and management plan. The following table summarizes Morgan Stanley’s analysis:

Precedent Transactions Financial Statistic	Representative Range	Implied Value Per Share of RightNow
Street Case
Aggregate Value to Estimated Next Twelve Months Revenue	3.0x – 5.0x	$24.73 – $37.22
Aggregate Value to Estimated Next Twelve Months EBITDA	10.0x – 25.0x	$17.30 – $36.60
Price per Share to Estimated Next Twelve Months Earnings per Share	25.0x – 40.0x	$20.56 – $32.89
Management Plan
Aggregate Value to Estimated Next Twelve Months Revenue	3.0x – 5.0x	$26.31 – $39.73
Aggregate Value to Estimated Next Twelve Months EBITDA	10.0x – 25.0x	$20.20 – $42.76
Price per Share to Estimated Next Twelve Months Earnings per Share	25.0x – 40.0x	$24.55 – $39.28
Premium to 1-day Prior Closing Share Price	20.0% – 50.0%	$43.15 – $53.94
Premium to 30-day Average Closing Share Price	20.0% – 50.0%	$41.30 – $51.63

Morgan Stanley noted that the consideration to be received by holders of shares of RightNow common stock pursuant to the merger agreement was $43.00 per share.

No company or transaction utilized in the precedent transactions analysis is identical to our company or the merger. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, market and financial conditions and other matters, which are beyond our control, such as the impact of competition on our business or the industry generally, industry growth and the absence of any adverse material change in our financial condition or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value and equity value of the transactions to which they are being compared.

Discounted Equity Value Analysis. Morgan Stanley performed a discounted equity value analysis, which is designed to provide insight into the estimated future value of a company’s common equity as a function of the company’s estimated future free cash flow per share and a potential range of price per share to free cash flow per share multiples. The resulting value is subsequently discounted to arrive at a present value for such company’s stock price. In connection with this analysis, Morgan Stanley calculated a range of present equity values per share of RightNow’s common stock on a standalone basis. To calculate the discounted equity value, Morgan Stanley used calendar year 2013 forecasts from the street case and management forecast. Morgan Stanley applied a range of free cash flow multiples to these estimates and applied a discount rate of 11.0%.

The following table summarizes Morgan Stanley’s analysis:

	Comparable Company Representative Multiple Range	Implied Present Value Per Share of RightNow
Calendar Year 2013 Assumed Free Cash Flow per Share
Street Case	25.0x – 35.0x	$25.56 – $35.78
Management Forecast	25.0x – 35.0x	$39.92 – $55.89

Morgan Stanley noted that the consideration to be received by holders of shares of RightNow common stock pursuant to the merger agreement was $43.00 per share.

Discounted Cash Flow Analysis. Morgan Stanley calculated a range of equity values per share for our company based on a discounted cash flow analysis to value our company as a standalone entity. In performing the analysis, Morgan Stanley prepared two versions of the analysis, one that included stock-based compensation expense, which was used as a proxy for the economic impact from employee stock-based compensation, and one that excluded such stock-based compensation expense. Morgan Stanley utilized forecasts from the (i) management plan and management forecast and (ii) the street case. With respect to the analysis utilizing management-provided estimates, forecasts through 2012 were based on the management plan, forecasts for 2013 through 2015 were based on the management forecast, and forecasts for 2016 were developed by an extrapolation of 2015 estimates in the management forecast based on certain 2015 margin performance reflected in the management forecast. For the analyses utilizing the street case, forecasts were based on the consensus of the relevant equity research analysts through 2013, and estimates for 2014 through 2016 were based on the margin and growth expansion reflected in the management forecast. Morgan Stanley calculated the net present value of our free cash flows for the years 2012 through 2016 and calculated terminal values in the year 2016 based on a terminal perpetual growth rate ranging from 2.0% to 4.0%. These values were discounted to present values as of December 31, 2011 at a discount rate ranging from 10.0% to 11.0%.

The following table summarizes Morgan Stanley’s analysis:

Implied Present Value Per Share of RightNow
Including Stock-Based Compensation Expense
Street Case	$19.40 – $26.26
Management Forecast	$30.17 – $40.76
Excluding Stock-Based Compensation Expense
Street Case	$24.13 – $32.07
Management Forecast	$36.00 – $48.95

Morgan Stanley noted that the consideration per share to be received by holders of shares of RightNow common stock pursuant to the merger agreement was $43.00 per share.

In connection with the review of the merger by our board of directors, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of our company. In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Many of these assumptions are beyond our control. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness from a financial point of view of the consideration to be received by the holders of shares of RightNow common stock (other than the holders of the excluded shares) pursuant to the merger agreement and in connection with the delivery of its opinion, dated October 23, 2011, to our board of directors. These analyses do not purport to be appraisals or to reflect the prices at which shares of RightNow common stock might actually trade.

The merger consideration to be received by the holders of shares of RightNow common stock (other than the holders of the excluded shares) was determined through arm’s length negotiations between RightNow and Oracle and was approved by our board of directors. Morgan Stanley provided advice to our board of directors during these negotiations. Morgan Stanley did not, however, recommend any specific consideration to us or our board of directors or that any specific consideration constituted the only appropriate consideration for the merger.

Morgan Stanley’s opinion and its presentation to our board of directors was one of many factors taken into consideration by our board of directors in deciding to approve, adopt and authorize the merger agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of our board of directors with respect to the merger consideration or of whether our board of directors would have been willing to agree to different consideration. Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with Morgan Stanley’s customary practice.

Our board of directors retained Morgan Stanley based upon Morgan Stanley’s qualifications, experience and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate, estate and other purposes. In the ordinary course of Morgan Stanley’s trading, brokerage, investment management and financing activities, Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or for the accounts of customers, in the debt or equity securities or loans of RightNow, Oracle or any other company, or any currency or commodity, that may be involved in the transactions contemplated by the merger agreement, or any related derivative instrument.

In the two years prior to the date of its opinion, Morgan Stanley has provided financial advisory and financing services for and RightNow Oracle and has received fees in connection with such services. Under the terms of its engagement letter, Morgan Stanley provided RightNow financial advisory services and a financial opinion in connection with the merger, and RightNow has agreed to pay Morgan Stanley fees of approximately $18.4 million for its services, all of which is contingent upon the closing of the merger. We have also agreed to reimburse Morgan Stanley for its expenses, including reasonable fees of outside counsel and other professional advisors, incurred in connection with its engagement. In addition, we have agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses relating to or arising out of Morgan Stanley’s engagement.

In addition, Morgan Stanley has provided financial advisory and financing services for Oracle and has received fees in connection with such services. During 2008, 2009, 2010 and 2011, the Institutional Securities Group of Morgan Stanley, the parent holding company (which we refer to as Morgan Stanley ISG) provided services to Oracle for which it was paid, respectively, approximately $5.2 million, $4.6 million, $2.1 million, and $2.2 million. The services that Morgan Stanley ISG provided to Oracle to earn these fees included (i) commercial banking services in which Morgan Stanley ISG participated as one of several lenders in Oracle’s 2008 and 2009 credit facilities; (ii) participation as one of three joint book runners in senior note offerings in 2008 and 2009 and as senior co-manager in a senior note offering in 2010; and (iii) providing miscellaneous financial services, including in connection with foreign exchange business, share repurchases derivatives transactions and cash management. Morgan Stanley ISG accrued additional revenues during the 2008 through 2011 period of approximately $1.9 million in connection with derivative, hedging, or other trading transactions related to the above services provided to Oracle.

Certain Prospective Financial Information

Our senior management does not as a matter of course make public forecasts or projections as to future performance or earnings beyond the current fiscal quarter and current fiscal year, and generally does not make public projections for extended periods due to the unpredictability of the underlying assumptions and estimates. However, as part of our normal annual update of our long-term financial plan generally undertaken in mid-year, our management prepares and presents to our board of directors management’s preliminary targets for our revenue, operating income (non-GAAP), net income (non-GAAP) and cash from operations for the succeeding year. Subsequently, generally during the fourth quarter of each year, our management prepares a detailed bottoms-up annual operating plan for the succeeding year, which is reviewed and approved by our board of directors. In addition, also generally during the fourth quarter of each year, our management prepares a forecast for an additional three calendar years for management’s targets for our revenue, operating income (non-GAAP), net income (non-GAAP) and cash from operations. This detailed planning process has not yet been completed for 2012.

Financial Plan and Forecast for 2011 to 2015

In August 2011, management presented our board of directors with management’s estimates and preliminary plan for our total revenue, operating income (non-GAAP), net income (non-GAAP), and cash from operations for 2011 and 2012 developed in connection with its normal annual update. In addition, during August 2011, as a result of discussions with third parties regarding the potential interest in a possible business combination or other extraordinary transaction involving us, our management accelerated its preparation of preliminary forecasts for our total revenue, operating income (non-GAAP), net income (non-GAAP) and cash from operations for 2013 through 2015 for use in such third party discussions. Such forecasts for 2013 through 2015 were delivered to our board of directors in August 2011. We also provided all of the forecasts described above to Morgan Stanley and Oracle, together with free cash flow targets.

These financial plans and forecasts were developed by extrapolation from historical financial statements and did not give effect to any changes or expenses as a result of the merger or any other effects of the merger. The plans and forecasts were not prepared for the purpose of evaluating the merger or any other specific transaction, nor were they prepared with a view toward public disclosure or compliance with published guidelines of the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or U.S. generally accepted accounting principles. The inclusion of this information should not be regarded as an indication that our board of directors, Morgan Stanley or any other recipient of this information considered, or now considers, it to be a reliable prediction of future results. Our independent registered certified public accounting firm, KPMG LLP, has neither examined nor compiled this prospective financial information and, accordingly, KPMG LLP does not express an opinion or any other form of assurance with respect thereto.

Our future financial results may materially differ from those expressed in the plans and forecasts due to factors that are beyond our ability to control or predict. We cannot assure you that any of these plans and forecasts will be realized or that our future financial results will not materially vary from the plans and forecasts. The plans and forecasts do not take into account any circumstances or events occurring after the date they were prepared and have not been updated since their respective dates of preparation. They should not be utilized as public guidance and will not be provided in the ordinary course of our business in the future.

Furthermore:

•

while presented with numerical specificity, the plans and forecasts necessarily are based on numerous assumptions, many of which are beyond our control, including with respect to industry performance, general business, economic, regulatory, market and financial conditions, as well as matters specific to our business, which assumptions may not prove to have been, or may no longer be, accurate;

•

the plans and forecasts were prepared in August 2011 in the context of the business, economic, regulatory, market and financial conditions that existed at that time, and have not been updated to reflect revised prospects for our business, changes in general business, economic, regulatory, market and financial conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the plans and forecasts were prepared;

•	the plans and forecasts are not necessarily indicative of future performance, which may be significantly more favorable or less favorable than as set forth below;

•	the plans and forecasts cover multiple years, and such information by its nature becomes less reliable with each successive year; and

•

for the foregoing and other reasons, readers of this proxy statement are cautioned that the inclusion of the plans and forecasts in this proxy statement should not be regarded as a representation that the targets will be achieved and that they should not place undue reliance on the plans and forecasts.

Operating income (non-GAAP) and net income (non-GAAP), as they are presented in the targets, exclude the net effects of stock-based compensation expense, acquisition costs and amortization associated with acquired intangible assets, debt amortization expenses, and foreign currency gain related to our acquisition of Q-Go.com B.V.. Our management believes that these non-GAAP financial measures better reflect our operating performance as they exclude the effects of non-recurring or certain non-cash expenses that are not necessarily representative of underlying trends in our performance.

(In millions)	2011E	2012E	2013E	2014E	2015E
Revenue	$226	$290	$386	$485	$604
Operating income (non-GAAP)	$29	$48	$74	$102	$136
Net income (non-GAAP)	$22	$37	$54	$72	$93
Cash from Operations	$28	$62	$91	$119	$150

Management plan, management forecast, and street case 2011 to 2015

In October 2011, based upon the previously described financial targets and our results for the quarter ended September 30, 2011, we provided Morgan Stanley with updated plans for our revenue, EBITDA, earnings per share (non-GAAP), free cash flow, and free cash flow per share (which term excludes stock-based compensation expense) for 2011 and a plan for 2012. Morgan Stanley relied upon management’s plan for 2011(as updated) and 2012, as well as management’s forecasts described above for 2013-2015, in their analyses as the basis for the “management forecast” that is referred to under “Opinion of RightNow’s Financial Advisor” above and is described in more detail below.

In connection with the evaluation of the merger, our board of directors reviewed, among other things, the following prospective financial cases with respect to fiscal years 2011 through 2015. These cases were based on the plans and forecasts reviewed with the board in October 2011 as described above.

The first financial case, which we refer to as the “management plan,” was a scenario which assumed that our revenue growth would accelerate in 2012 versus recent periods, with revenue increasing by approximately 22% in 2011 and 29% in 2012. This assumed acceleration in new sales in 2012 compared with 2011. The management plan also assumed we would continue to invest in our business with continuous innovation and continuous hiring and retention of sales personnel to achieve the growth projections described above, which resulted in estimated free cash flow margins of 6% in 2011 and 15% in 2012. These assumptions resulted in estimated free cash flow of $13.3 million in 2011 and $42.8 million in 2012.

The second financial case, which we refer to as the “management forecast,” was a scenario developed by management which assumed that our revenue growth would continue to accelerate to 33% in 2013 and moderate to 26% and 25% in 2014 and 2015, respectively. This assumed a gradual decline in the growth of new sales growth in 2013 through 2015. The management forecast also assumed we would continue the margin expansion described in the management plan, which resulted in estimated free cash flow margins of 18% in 2013 and 19% in 2014 through 2015. These assumptions resulted in estimated free cash flow of $68.3 million in 2013, $92.9 million in 2014, and $116.9 million in 2015.

The third financial case, which we refer to as the “street case,” was a scenario which was based on publicly available consensus equity research estimates for our revenue growth, operating income margins (non-GAAP), earnings per share (non-GAAP), free cash flow margins, and free cash flow per share with our revenue increasing by approximately 22% in 2011, 18% in 2012, and 17% in 2013. These assumptions resulted in estimated revenue of approximately $226.8 million in 2011, approximately $268.6 million in 2012, and $313.6 million in 2013. The street case assumed that our free cash flow margins would be 7% in 2011, 13% in 2012, and 14% in 2013. These assumptions resulted in estimated free cash flow of approximately $14.7 million in 2011, $34.2 million in 2012, and $44.0 million in 2013.

A chart of the management plan, management forecast, and street case discussed above follows:

(In millions, except per share data)

	Revenue	EBITDA	Free Cash Flow	Free Cash Flow per Share	Earnings per Share (non-GAAP)	Stock-Based Compensation Expense
2009A	$152.7	$19.8	$9.7	$0.30	$0.39	$7.8
2010A	$185.5	$28.0	$7.2	$0.21	$0.49	$7.9
Street Case
2011E	$226.8	$34.0	$14.7	$0.40	$0.58	$15.3
2012E	$268.6	$52.6	$34.2	$0.93	$0.82	$16.9
2013E	$313.6	$71.5	$44.0	$1.13	$1.09	$20.7
Management Plan
2011E	$226.1	$43.7	$13.3	$0.37	$0.64	$14.7
2012E	$290.6	$63.4	$42.8	$1.15	$0.98	$18.5
Management Forecast
2013E	$385.6	$91.0	$68.3	$1.77	$1.40	$22.5
2014E	$484.9	$120.6	$92.9	$2.34	$1.82	$26.5
2015E	$604.2	$155.8	$116.9	$2.76	$2.21	$30.5

Note: Stock-based compensation expense for street case based on average of street research estimates. Stock-based compensation expense for management plan and management forecast based on management estimates.

Financing of the Merger

The merger is not conditioned on Parent’s ability to obtain financing.

Delisting and Deregistration of RightNow Common Stock

If the merger is completed, RightNow common stock will be removed from listing on The Nasdaq Stock Market LLC and deregistered under the Exchange Act and we will no longer file periodic reports with the SEC.

Interests of Our Directors and Executive Officers in the Merger

In considering the recommendation of the RightNow board of directors with respect to the merger agreement and the merger, you should be aware that RightNow’s executive officers and directors have economic interests in the merger that are different from, or in addition to, those of RightNow’s stockholders generally. RightNow’s board of directors was aware of and considered these interests, among other matters, in reaching its decision to adopt and approve, and declare advisable, the merger agreement and the merger.

RightNow Common Stock. As of November 8, 2011, the record date for the special meeting, RightNow’s directors and executive officers collectively beneficially owned approximately 14.4% of the voting power of RightNow common stock, or approximately 3,837,388 shares. These numbers do not include shares of RightNow common stock underlying stock options and restricted stock unit awards. Each share of RightNow common stock held by RightNow’s directors and executive officers will be converted into the right to receive $43.00 in cash, the same merger consideration as RightNow’s other stockholders will receive. For further information about ownership of RightNow common stock by RightNow’s directors and executive officers, see “Security Ownership of Management and Certain Beneficial Owners.”

Employment Agreements with Oracle. Certain executive officers of RightNow may enter into employment arrangements with Oracle that would become effective following the closing of the merger on terms to be mutually agreed upon by Oracle and such executive officers, but there are no such arrangements as of the date of this proxy statement.

Equity-Based Awards. The vested portion (including any portion that pursuant to its terms becomes vested solely as a result of the transactions contemplated by the merger agreement) of each outstanding RightNow stock option and restricted stock unit award (each of which we refer to as a compensatory award) immediately prior to the effective time of the merger, and the vested and unvested portion of each outstanding compensatory award held by a person who is not an employee of, or a consultant to, RightNow or any of its subsidiaries immediately prior to the effective time of the merger, will, immediately prior to the effective time of the merger, be cancelled and, in exchange therefor, each former holder of any such cancelled compensatory award will have the right to receive an amount in cash equal to the product of (x) the aggregate number of shares of RightNow common stock subject to the vested portion of such cancelled compensatory award immediately prior to the effective time of the merger and (y) the merger consideration less any per share exercise price of the vested portion of such cancelled compensatory award immediately prior to such cancellation.

At the effective time of the merger, the unvested portion of each outstanding compensatory award held by a person who is an employee of, or a consultant to, RightNow or any of its subsidiaries as of immediately prior to the effective time of the merger will be assumed by Oracle and converted automatically into an option or restricted stock unit award, as the case may be, denominated in shares of Oracle common stock and subject to terms and conditions substantially identical to those in effect at the effective time of the merger (including any accelerated vesting provisions), except that (i) the number of shares of Oracle common stock subject to each assumed compensatory award shall be determined by multiplying the number of shares of RightNow common stock subject to the unvested portion of such compensatory award immediately prior to the effective time of the merger by a fraction, which we refer to as the award exchange ratio, the numerator of which is the per share merger consideration and the denominator of which is the average closing price of Oracle common stock on Nasdaq over the five trading days immediately preceding (but not including) the date on which the effective time of the merger occurs (rounded down to the nearest whole share) and (ii) if applicable, the exercise or purchase price per share of each such assumed compensatory award shall equal (x) the per share exercise or purchase price of the unvested portion of each compensatory award immediately prior to the effective time of the merger divided by (y) the award exchange ratio (rounded upwards to the nearest whole cent). At the effective time of the merger, each RightNow stock plan pursuant to which any assumed compensatory award has been granted will be assumed by Oracle.

The following table sets forth information regarding RightNow stock options held by our executive officers and directors that are vested or are scheduled to be vested by December 31, 2011 (the assumed date the merger is completed for purposes of this table).

Executive Officer / Director	Number of Shares	Weighted Average Exercise Price	Aggregate Vested Option Payment (1)
Greg R. Gianforte	150,625	$12.99	$4,520,631
Richard E. Allen	172,000	11.74	5,376,820
Gregory M. Avis	22,000	15.16	612,420
Marcus Bragg (2)	250	14.33	7,168
Susan J. Carstensen (3)	290,625	13.35	8,617,831
Jeffrey C. Davison	178,750	12.17	5,511,669
Wayne Huyard	50,000	17.11	1,294,500
Thomas W. Kendra	79,000	14.51	2,250,818
William J. Lansing	145,000	12.82	4,375,440
Alan A. Rassaby	215,382	13.12	6,436,162
S. Steven Singh (4)	0	0	0
Allen Snyder	92,000	12.15	2,838,120

1.	To estimate the value of vested stock options, we multiplied the aggregate number of shares of RightNow common stock issuable upon exercise of the stock options by $43.00 per share less the weighted average exercise price (if any).
2.	Mr. Bragg resigned as vice president and general manager Americas in October 2010 as a result of an operational reorganization.
3.	Ms. Carstensen resigned as chief operating officer and vice president in October 2010.
4.	Mr. Singh resigned from the RightNow board of directors in June 2011.

Change in Control Arrangements. RightNow has a change in control policy applicable to its executive officers and certain other senior executives, which is reflected in each executive’s individual employment offer letters. This change in control policy provides that if the executive’s employment is terminated without “cause” or if the executive leaves voluntarily for “good reason” (which we collectively refer to as a qualifying termination of employment) within three months before or 18 months following a “change in control” such as the merger (each as defined in the applicable employment offer letter), RightNow (or its successor) will be required to pay severance benefits to the executive. Under this severance policy, Greg R. Gianforte will be entitled to receive 24 months of base salary continuation and any then-unvested stock options that were granted to him will become fully vested; Wayne Huyard will be entitled to receive 18 months of base salary continuation and any then-unvested stock options that were granted to him will become fully vested; and each of the other executives will be entitled to receive 12 months of base salary continuation as severance and any then-unvested stock options that were granted to him or her will become fully vested. In addition, the executives will receive reimbursement of their COBRA premiums for up to 18 months following termination. RightNow may reduce these change in control severance payments to the extent necessary to prevent any part of such payment from being treated as an “excess parachute payment” under Section 280G of the Internal Revenue Code, but only if and to the extent that such reduction would result in a greater after-tax benefit to the executive.

Pursuant to individual employment offer letters with RightNow, approximately forty additional RightNow employees, beyond the executives referred to above, are entitled to certain severance benefits upon a qualifying termination of employment within twelve months following a “change in control” such as the merger (as defined in the applicable employment offer letter). Under their employment offer letters, each such employee is entitled to receive full accelerated vesting of his or her stock options and continuation of his or her base salary and target bonus for up to six months following termination and, for some individuals, full accelerated vesting of his or her restricted stock units.

In addition, all stock options and restricted stock unit awards granted to RightNow’s non-employee directors under its 2004 Equity Incentive Plan will vest in full upon a termination of service due to a change in control.

The following table sets forth estimated information regarding accelerated vesting of (i) RightNow stock options and restricted stock unit awards payable to executive officers upon a qualifying termination of employment following completion of the merger and (ii) restricted stock unit awards payable to non-employee directors upon a termination of service following the merger, in each case, on December 31, 2011 (the assumed date the merger is completed for purposes of this table).

	Accelerated Options			Accelerated RSUs
Executive Officer/Director	Number of Shares	Weighted Average Exercise Price	Aggregate Accelerated Option Payment (1)	Number of Shares	Aggregate Accelerated RSU Payment (1)	Total
Greg R. Gianforte	264,375	$19.59	$6,188,319	—	—	$6,188,319
Richard E. Allen	2,000	30.69	24,620	4,900	210,700	235,320
Gregory M. Avis	2,000	30.69	24,620	4,526	194,618	219,238
Marcus Bragg (2)	110,500	17.39	2,830,021	—	—	2,830,021
Susan J. Carstensen (3)	154,375	17.72	3,902,119	—	—	3,902,119
Jeffrey C. Davison	116,250	17.38	2,978,481	—	—	2,978,481
Wayne Huyard	150,000	17.11	3,883,500	—	—	3,883,500
Thomas W. Kendra	2,000	30.69	24,620	4,526	194,618	219,238
William J. Lansing	2,000	30.69	24,620	5,100	219,300	243,920
Alan A. Rassaby	116,875	17.56	2,973,650	0	0	2,973,650
S. Steven Singh (4)	—	—	—	—	—	—
Allen Snyder	2,000	30.69	24,620	4,476	192,468	217,088

1.	To estimate the value of accelerated vesting of RightNow stock options and restricted stock unit awards, we multiplied the aggregate number of shares of RightNow common stock issuable upon exercise of the stock options or vesting of the restricted stock unit awards by $43.00 per share less the weighted average exercise price (if any). Amounts payable pursuant to the accelerated vesting of stock options and restricted stock unit awards are in addition to the value of vested stock options and restricted stock unit awards shown above in the “—Equity-Based Awards” table.
2.	Mr. Bragg resigned as vice president and general manager Americas in October 2010 as a result of an operational reorganization.
3.	Ms. Carstensen resigned as chief operating officer and vice president in October 2010.
4.	Mr. Singh resigned from the RightNow board of directors in June 2011.

The following table sets forth estimated dollar amounts payable to RightNow’s executive officers under the compensation arrangements described above upon a qualifying termination of employment following completion of the merger on December 31, 2011 (the assumed date the merger is completed for purposes of this table).

Executive Officer	Cash (1)	Equity (2)	Pension/ NQDC	Perquisites / Benefits (3)	Tax Reimbursement	Other	Total
Greg R. Gianforte	$850,000	$6,188,319	—	$22,085	—	—	$7,060,404
Jeffrey C. Davison	290,000	2,978,481	—	22,085	—	—	3,290,566
Marcus Bragg (4)	275,000	2,830,021	—	22,085	—	—	3,127,106
Susan Carstensen (5)	245,000	3,902,119	—	22,085	—	—	4,169,204
Wayne Huyard	457,500	3,883,500	—	22,085	—	—	4,363,085
Alan A. Rassaby	245,000	2,973,650	—	22,085	—	—	3,240,735

1.	Represents the estimated value of cash severance payments, payable over the applicable severance period upon a qualifying termination of employment following completion of the merger, assuming base salaries remain unchanged from their current levels.
2.	Represents total value of accelerated vesting of RightNow stock options and restricted stock unit awards as shown above in the “—Change in Control Arrangements” table upon a qualifying termination of employment following completion of the merger. Amounts payable pursuant to the accelerated vesting of stock options and restricted stock unit awards are in addition to the value of vested stock options and restricted stock unit awards shown above in the “—Equity-Based Awards” table.
3.	All amounts represent the value of the in-kind benefits provided over the applicable severance period, upon a qualifying termination of employment following completion of the merger, and include only reimbursement of COBRA premiums for 18 months, the maximum time period allotted for each named executive officer.
4.	Mr. Bragg resigned as vice president and general manager Americas in October 2010 as a result of an operational reorganization.
5.	Ms. Carstensen resigned as chief operating officer and vice president in October 2010.

Director and Officer Indemnification and Insurance. For a period of six years after the effective time of the merger, Parent is required to, or to cause the surviving corporation to, maintain officers’ and directors’ liability insurance (which we refer to as D&O insurance) with respect to acts or omissions occurring before the effective time of the merger covering each such person currently covered by RightNow’s D&O insurance policy on terms with respect to coverage and amount no less favorable than RightNow’s D&O insurance in effect on the date of the merger agreement. In satisfying the foregoing obligation, neither Parent nor the surviving corporation will be required to pay annual premiums for insurance in excess of 200% of the aggregate premiums paid by RightNow in fiscal year 2010 (which we refer to as the current premium). If the premiums for such insurance would at any time exceed 200% of the current premium, the surviving corporation will maintain, in its judgment, the maximum coverage available at an annual premium equal to 200% of the current premium. In lieu of the foregoing, RightNow may obtain prepaid policies prior to the effective time of the merger for an aggregate amount not in excess of 200% of the current premium, which policies provide the covered persons with D&O insurance coverage for an aggregate period of six years with respect to claims arising from facts or events that occurred on or before the effective time of the merger, including in respect of the transactions contemplated by the merger agreement. If prepaid policies have been obtained prior to the effective time of the merger, the surviving corporation will maintain such policies in full force and effect for their full term and continue to honor the obligations thereunder.

For a period of six years after the effective time of the merger, Parent and the surviving corporation are required to fulfill and honor in all respects the obligations of RightNow and its subsidiaries (i) pursuant to indemnification agreements between RightNow or any of its subsidiaries and any person who is now, or has been at any time prior to the date of the merger agreement, or becomes prior to the effective time of the merger, a director or officer of RightNow or any of its subsidiaries, and (ii) any exculpation provision set forth in RightNow’s certificate of incorporation or bylaws as in effect on the date of the merger agreement.

If Parent, the surviving corporation or any or its successors or assigns consolidates with or merges into any other entity and is not the continuing or surviving corporation of such consolidation or merger, or transfers or conveys all or substantially all of its properties and assets to any person or entity, then the merger agreement requires that proper provision be made so that the successors and assigns of Parent or the surviving corporation will assume all of the indemnification obligations described above.

THE VOTING AGREEMENTS

In connection with the execution of the merger agreement, Alan Rassaby, Allen E. Snyder, The Gianforte Charitable Remainder Unitrust #1, The Gianforte Charitable Remainder Unitrust #2, The Gianforte Family Charitable Trust, Greg Gianforte Revocable Inter Vivos Trust dated May 23, 2005 and Susan Gianforte Revocable Inter Vivos Trust dated May 23, 2005, tenants in common, Greg R. Gianforte Family Trust, Greg R. Gianforte, Jeff Davison, Kendra Family Revocable Trust, Thomas W. Kendra, Richard E. Allen, Susan Carstensen, Wayne Huyard, and William J. Lansing, who were executive officers, directors and stockholders of RightNow as of the date of the merger agreement, in their capacity as stockholders of RightNow, entered into voting agreements with Parent. Approximately 16.4% of the outstanding RightNow shares on the record date for the special meeting are subject to the voting agreements.

The following is a summary description of the voting agreements. The form of voting agreement is attached as Exhibit A to the merger agreement, which is hereby incorporated into this proxy statement by reference.

Each individual who entered into a voting agreement with Parent agreed to vote his, her or its RightNow common stock at the special meeting:

•	in favor of approval of the merger agreement, the merger and all agreements and actions contemplated by the merger agreement;

•	against an acquisition proposal by a third party;

•	against any reorganization, recapitalization, dissolution, liquidation or winding-up of RightNow or any other extraordinary transaction involving RightNow, other than the merger; and

•	against any corporate action that would frustrate the purpose of, or prevent or delay the consummation of the merger or the transactions contemplated by the merger agreement.

These individuals also granted to Parent a proxy to vote their shares of RightNow common stock on any of the foregoing matters at the special meeting.

The individuals signing voting agreements have agreed that they will be bound by non-solicitation restrictions that are substantially similar to the non-solicitation provisions of the merger agreement described below under “The Merger Agreement—No Solicitations.” These individuals further agreed to certain restrictions on the transfer of their RightNow shares and, subject to applicable law, not to make certain public communications criticizing or disparaging the voting agreement, the merger agreement and the transactions contemplated thereby without the prior written consent of Parent. These individuals further agreed to (i) waive and not exercise any rights of appraisal or rights to dissent from the merger that they may be entitled to under Delaware law and (ii) not commence or participate in, and take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against RightNow, Parent or Merger Subsidiary (or any of their respective successors) relating to the negotiation, execution or delivery of the voting agreement or the merger agreement or the consummation of the merger, including any claim (x) challenging the validity of, or seeking to enjoin the operation of, any provision of the voting agreement or (y) alleging a breach of any fiduciary duty of the RightNow board of directors in connection with the merger agreement or the transactions contemplated thereby.

REGULATORY MATTERS

Mergers and acquisitions that may have an impact in the United States are subject to review by the Department of Justice and the Federal Trade Commission to determine whether they comply with applicable antitrust laws. Under the HSR Act, mergers and acquisitions that meet certain jurisdictional thresholds, such as the present transaction, may not be completed until the expiration of a waiting period that follows the filing of notification forms by both parties to the transaction with the Department of Justice and the Federal Trade Commission. The initial waiting period is 30 days, but this period may be shortened if the reviewing agency grants “early termination” of the waiting period, or it may be lengthened if the reviewing agency determines that an in-depth investigation is required and issues a formal request, or “second request”, for additional information and documentary material. RightNow and Parent each filed pre-merger notifications with the U.S. antitrust authorities pursuant to the HSR Act on November 7, 2011 and, in accordance with the merger agreement, requested “early termination” of the waiting period.

In addition to the HSR Act, Parent is required to file a pre-merger notification with the Competition Authority in Austria, so that the Authority may evaluate whether the transaction complies with that jurisdiction’s merger control laws. Austrian merger notifications are subject to a four-week initial waiting period, which may be lengthened if the Competition Authority determines that an in-depth “Phase II” investigation is warranted. Parent filed a pre-merger notification with the Austrian Competition Authority on November 7, 2011.

LITIGATION RELATED TO THE MERGER

Putative class action lawsuits captioned Israni v. RightNow Technologies, Inc., et al. and Coyne v. RightNow Technologies, Inc., et al. were filed in Delaware Chancery Court on October 25, 2011 and October 28, 2011, respectively. Both complaints name as defendants RightNow, members of RightNow’s board of directors, Oracle, Parent and Merger Subsidiary. The plaintiffs in both actions allege that the members of RightNow’s board of directors breached their fiduciary duties to RightNow stockholders in connection with the merger, and further claim that Oracle, Parent and Merger Subsidiary aided and abetted those alleged breaches of fiduciary duties. The complaints generally allege that the merger involves an unfair price, unfair sales process and unfairly preclusive deal protection devises. The plaintiffs in both actions seek injunctive relief, including to enjoin the merger or to grant rescissory damages, and an award of attorneys’ and other fees and costs. RightNow and the other defendants have not yet responded to the complaints.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain material United States federal income tax consequences to our stockholders of the receipt of cash in exchange for shares of RightNow common stock pursuant to the merger. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (which we refer to as the Code), applicable United States Treasury Regulations, judicial authority and administrative rulings and practice, all as in effect on the date of this proxy statement. All of these authorities are subject to change, possibly on a retroactive basis. This discussion assumes that the shares of RightNow common stock are held as capital assets (generally, as property held for investment). This discussion does not address all aspects of United States federal income taxation that may be relevant to a particular stockholder in light of such stockholder’s unique investment circumstances, or to stockholders subject to special treatment under the United States federal income tax laws (for example, life insurance companies, dealers or brokers in securities or currencies, tax-exempt organizations, financial institutions, partnerships, United States expatriates, controlled foreign corporations, passive foreign investment companies, “U.S. holders” (as defined below) whose functional currency is not the U.S. dollar, stockholders who hold shares of RightNow common stock as part of a hedging, “straddle,” conversion or other integrated transaction, “non-U.S. holders” (as defined below) that own, or have owned, actually or constructively, more than 5% of RightNow common stock, stockholders who acquired their shares of RightNow common stock through the exercise of employee stock options or other compensation arrangements or stockholders who receive cash pursuant to the exercise of appraisal rights). In addition, this discussion does not address any aspect of state, local, alternative minimum, estate, gift or non-United States taxation that may be applicable to a particular stockholder.

RightNow stockholders should consult their own tax advisor to determine the particular tax consequences to them (including the application and effect of any state, local or non-United States income and other tax laws) of the receipt of cash in exchange for shares of RightNow common stock pursuant to the merger.

If a partnership (or an entity or arrangement taxable as a partnership for United States federal income tax purposes) holds shares of RightNow common stock, the tax treatment of a partner generally will depend on the status of the partner and activities of the partnership. If you are a partner of a partnership holding RightNow common stock, you should consult your own tax advisor.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of RightNow common stock that is:

•	a citizen or individual resident of the United States for United States federal income tax purposes;

•

a corporation, or other entity taxable as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate that is subject to United States federal income tax on all of its income regardless of source.

A “non-U.S. holder” is a beneficial owner (other than a partnership or other entity or arrangement taxable as a partnership for United States federal income tax purposes) of RightNow common stock that is not a U.S. holder.

U.S. Holders

The receipt of cash in the merger generally will be a taxable transaction to U.S. holders for United States federal income tax purposes. Generally, a U.S. holder of shares of RightNow common stock will recognize gain or loss equal to the difference between the amount of cash received in the merger and such holder’s adjusted tax basis in the shares of RightNow common stock converted into cash pursuant to the merger. Gain or loss will be determined separately for each block of shares (that is, shares acquired at the same cost in a single transaction) owned by a U.S. holder. If the shares of RightNow common stock have been held for more than one year at the effective time of the merger, the gain or loss generally will be long-term capital gain or loss, and will be short-term capital gain or loss if the shares have been held for one year or less. Long-term capital gains recognized by non-corporate U.S. holders may be subject to reduced tax rates. The deductibility of capital losses is subject to limitation.

Information returns will be filed with the Internal Revenue Service in connection with payments to a U.S. holder pursuant to the merger, unless the U.S. holder is an exempt recipient. Under the United States federal income tax backup withholding rules, the exchange agent generally will be required to withhold 28% of all payments to which a U.S. holder is entitled in the merger, unless the U.S. holder (i) is a corporation or comes within other exempt categories and demonstrates this fact or (ii) provides its correct tax identification number (social security number, in the case of an individual, or employer identification number in the case of other stockholders), certifies under penalties of perjury that the number is correct, certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. Each U.S. holder should complete, sign and return to the exchange agent for the merger the substitute Form W-9 that each stockholder will receive with the letter of transmittal following completion of the merger in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exception exists and is proved in a manner satisfactory to the exchange agent. Backup withholding is not an additional tax. Generally, any amounts withheld under the backup withholding rules described above may be credited against a holder’s United States federal income tax liability, if any, or refunded provided that the required information is furnished to the Internal Revenue Service in a timely manner. Each U.S. holder should consult its own tax advisors as to the qualifications for an exemption from backup withholding and the procedures for obtaining such exemption.

Non-U.S. Holders

Any gain realized on the receipt of cash pursuant to the merger by a non-U.S. holder generally will not be subject to United States federal income tax unless:

•

the gain is effectively connected with a United States trade or business of such non-U.S. holder (and, if an applicable income tax treaty so provides, is also attributable to a permanent establishment in the United States maintained by such non-U.S. holder), in which case the non-U.S. holder generally will be taxed at graduated United States federal income tax rates applicable to United States persons (as defined under the Code), and, if the non-U.S. holder is a foreign corporation, an additional branch profits tax may apply to its effectively connected earnings and profits for the taxable year at the rate of 30% (or such lower rate as may be specified by an applicable income tax treaty); or

•

the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the merger and certain other conditions are met, in which case the non-U.S. holder will be subject to a 30% tax on the non-U.S. holder’s gain realized in the merger (unless an exception is provided under an applicable treaty), which may be offset by U.S. source capital losses of the non-U.S. holder, if any.

A non-U.S. holder will be subject to information reporting, and, in certain circumstances, backup withholding may apply to the cash received pursuant to the merger, unless the non-U.S. holder certifies under penalties of perjury that it is a non-U.S. person (and the payor does not have actual knowledge or reason to know that the holder is a United States person as defined under the Code) or such holder otherwise establishes an exemption. To avoid backup withholding, non-U.S. holders generally must submit a properly executed Form W-8BEN, “Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding” or other applicable Form W-8. Backup withholding is not an additional tax. Generally, any amounts withheld under the backup withholding rules described above may be credited against a non-U.S. holder’s United States federal income tax liability, if any, or refunded provided that the required information is furnished to the Internal Revenue Service in a timely manner. Each non-U.S. holder should consult its own tax advisors as to the qualifications for an exemption from backup withholding and the procedures for obtaining such exemption.

The foregoing discussion of certain material United States federal income tax consequences is not intended to be, and should not be construed as, legal or tax advice to any holder of shares of RightNow common stock. You should consult your own tax advisors to determine the particular tax consequences to you (including the application and effect of any state, local or non-United States income and other tax laws) of the receipt of cash in exchange for shares of RightNow common stock pursuant to the merger.

THE MERGER AGREEMENT

The summary of the material provisions of the merger agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and which we incorporate by reference into this document. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read carefully the merger agreement in its entirety.

The Merger

The merger agreement provides that, subject to the terms and conditions of the merger agreement and in accordance with Delaware law, at the effective time of the merger, Merger Subsidiary will be merged with and into RightNow and, as a result of the merger, the separate corporate existence of Merger Subsidiary will cease and RightNow will continue as the surviving corporation and become an indirect wholly-owned subsidiary of Oracle. As the surviving corporation, RightNow will possess the rights, powers, privileges, immunities and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of RightNow and Merger Subsidiary, all as provided under Delaware law.

The closing of the merger will occur as soon as practicable but in any event within two business days after all of the conditions set forth in the merger agreement and described under “—Conditions to the Merger” are satisfied or waived, to the extent permitted under the merger agreement, or at such other time as agreed to in writing by the parties.

The merger will become effective when the certificate of merger has been duly filed with the Delaware Secretary of State or at a later time as agreed to by the parties and specified in the certificate of merger. The merger is expected to be completed by late 2011 or early 2012. However, the parties cannot predict the exact timing of the completion of the merger or whether the merger will be completed at an earlier or later time, as agreed by the parties, or at all.

The Merger Consideration and the Conversion of Capital Stock

At the effective time of the merger, by virtue of the merger, each share of RightNow common stock outstanding immediately prior to the effective time of the merger will be converted into the right to receive $43.00 in cash, without interest and less any applicable withholding taxes, other than:

•

shares of RightNow common stock held by RightNow as treasury stock or owned by Parent or Merger Subsidiary immediately prior to the effective time of the merger, which will be cancelled and no payment will be made with respect thereto;

•

shares of RightNow common stock held by any subsidiary of either RightNow or Parent (other than Merger Subsidiary) immediately prior to the effective time of the merger, which will be converted into such number of shares of common stock, par value $0.01 per share, of the surviving corporation such that each such subsidiary owns the same percentage of the surviving corporation immediately following the effective time of the merger as such subsidiary owned in RightNow immediately prior to the effective time of the merger; and

•	shares of RightNow common stock held by a stockholder who has properly exercised dissenter’s rights in accordance with Delaware law.

The price to be paid for each share of RightNow common stock in the merger will be adjusted appropriately to reflect the effect of any change in the outstanding shares of capital stock of RightNow, including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, that occurs prior to the effective time of the merger.

Each share of common stock of Merger Subsidiary outstanding immediately prior to the effective time of the merger will be converted into and become one share of common stock, par value $0.01 per share, of the surviving corporation with the same rights, powers and privileges as the shares so converted and, together with the shares of RightNow common stock held by any subsidiary of either RightNow or Parent (other than Merger Subsidiary) which will be converted into common stock of the surviving corporation as described in the second bullet point above, will thereafter constitute the only outstanding shares of capital stock of the surviving corporation.

Payment Procedures

Prior to the effective time of the merger, Parent will appoint an exchange agent for the purpose of exchanging for the merger consideration the certificates and uncertificated shares of RightNow common stock. As of the effective time of the merger, Parent will deposit with the exchange agent the aggregate merger consideration to be paid in respect of the certificates and uncertificated shares of RightNow common stock.

Each holder of shares of RightNow common stock that are converted into the right to receive the merger consideration will be entitled to receive the merger consideration upon (i) surrender to the exchange agent of a certificate, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the exchange agent, or (ii) receipt of an “agent’s message” by the exchange agent (or such other evidence, if any, of transfer as the exchange agent may reasonably request) in the case of a book-entry transfer of uncertificated shares. Until so surrendered or transferred, each such certificate or uncertificated share will represent after the effective time of the merger for all purposes only the right to receive such merger consideration. No interest will be paid or accrued on the cash payable upon the surrender or transfer of such certificate or uncertificated share.

If any portion of the merger consideration is to be paid to a person other than the person in whose name the surrendered certificate or the transferred uncertificated share is registered, such payment is subject to the conditions that (i) either such certificate will be properly endorsed or will otherwise be in proper form for transfer or such uncertificated share will be properly transferred and (ii) the person requesting such payment will pay to the exchange agent any transfer or other tax required as a result of such payment to a person other than the registered holder of such certificate or uncertificated share or establish to the satisfaction of the exchange agent that such tax has been paid or is not payable.

After the effective time of the merger, there will be no further registration of transfers of shares of RightNow common stock on the stock transfer books of the surviving corporation. If, after the effective time of the merger, certificates or uncertificated shares of RightNow common stock are presented to the surviving corporation, they will be canceled and exchanged for the merger consideration.

Any portion of the payment fund deposited with the exchange agent that remains unclaimed by the holders of shares of RightNow common stock six months after the effective time of the merger will be returned to Parent, upon demand, and any such holder who has not exchanged shares of RightNow common stock for the merger consideration prior to that time will thereafter look only to Parent for payment of the merger consideration. Parent will not be liable to any holder of shares of RightNow common stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of RightNow common stock two years after the effective time of the merger (or such earlier date, immediately prior to such time when the amounts would escheat to or become property of any governmental authority) will become, to the extent permitted by applicable law, the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

Treatment of Equity-Based Awards; Employee Stock Purchase Plan

Equity-Based Awards. The vested portion (including any portion that pursuant to its terms becomes vested solely as a result of the transactions contemplated by the merger agreement) of each outstanding RightNow stock option and restricted stock unit award (each of which we refer to as a compensatory award) immediately prior to the effective time of the merger, and the vested and unvested portion of each outstanding compensatory award held by a person who is not an employee of, or a consultant to, RightNow or any of its subsidiaries immediately prior to the effective time of the merger, will, immediately prior to the effective time of the merger, be cancelled and, in exchange therefor, each former holder of any such cancelled compensatory award will have the right to receive an amount in cash equal to the product of (x) the aggregate number of shares of RightNow common stock subject to the vested portion of such cancelled compensatory award immediately prior to the effective time of the merger and (y) the merger consideration less any per share exercise price of the vested portion of such cancelled compensatory award immediately prior to such cancellation.

At the effective time of the merger, the unvested portion of each outstanding compensatory award held by a person who is an employee of, or a consultant to, RightNow or any of its subsidiaries as of immediately prior to the effective date of the merger will be assumed by Oracle and converted automatically into an option or restricted stock unit award, as the case may be, denominated in shares of Oracle common stock and subject to terms and conditions substantially identical to those in effect at the effective time of the merger (including any accelerated vesting provisions), except that (i) the number of shares of Oracle common stock subject to each assumed compensatory award shall be determined by multiplying the number of shares of RightNow common stock subject to the unvested portion of such compensatory award immediately prior to the effective time of the merger by a fraction, which we refer to as the award exchange ratio, the numerator of which is the per share merger consideration and the denominator of which is the average closing price of Oracle common stock on Nasdaq over the five trading days immediately preceding (but not including) the date on which the effective time of the merger occurs (rounded down to the nearest whole share) and (ii) if applicable, the exercise or purchase price per share of each such assumed compensatory award shall equal (x) the per share exercise or purchase price of the unvested portion of each compensatory award immediately prior to the effective time of the merger divided by (y) the award exchange ratio (rounded upwards to the nearest whole cent). At the effective time of the merger, each RightNow stock plan pursuant to which any assumed compensatory award has been granted will be assumed by Oracle.

Pursuant to the merger agreement, Parent has agreed to take any actions necessary for the assumption and conversion of the assumed compensatory awards, and Oracle will file with the SEC of a registration statement on Form S-8 with respect to the shares of Oracle common stock issuable upon exercise of the assumed compensatory awards promptly following the effective time of the merger (and in no event later than 20 business days after the effective time of the merger).

Employee Stock Purchase Plan. As required by the merger agreement, RightNow terminated its 2004 Employee Stock Purchase Plan and all offerings under such plan, effective as of October 31, 2011.

Stockholders’ Meeting

Pursuant to the terms of the merger agreement, RightNow agreed to, as promptly as practicable after the date of the merger agreement, establish a record date for, duly call and give notice of, convene and hold a meeting of its stockholders (which we refer to as the special meeting) for the purpose of obtaining the approval of the merger agreement and the merger by RightNow’s stockholders regardless of whether the RightNow board of directors determines that the merger agreement is no longer advisable or recommends that RightNow stockholders reject it or any other adverse recommendation change has occurred. If RightNow is unable to obtain a quorum of its stockholders at such time, RightNow may adjourn or postpone the date of the special meeting by no more than five business days and RightNow must use its commercially reasonable efforts to obtain such a quorum as soon as practicable during the five business day period. RightNow may delay, adjourn or postpone the special meeting to the extent (and only to the extent) RightNow reasonably determines that such delay, adjournment or postponement is required by applicable law or to comply with comments made by the SEC with respect to the proxy statement or otherwise. If RightNow receives an acquisition proposal, or the price or material terms of a previously received acquisition proposal are modified or amended, in any such case during the five business days immediately prior to the stockholder meeting, RightNow may delay the stockholder meeting until the fifth business day after the date the special meeting would otherwise have been originally held.

Unless the RightNow board of directors shall have effected an adverse recommendation change, the RightNow board of directors will make the board recommendation (as defined in the section entitled “—RightNow Board Recommendation”) and use its reasonable best efforts to obtain approval of the merger agreement and the merger by an affirmative vote of the holders of a majority of the outstanding shares of RightNow common stock, and RightNow will otherwise comply with all applicable laws applicable to the stockholder meeting. The foregoing obligations will not be affected by the commencement, public proposal, public disclosure or communication to RightNow or any other person of any acquisition proposal. In addition, RightNow shall establish a record date for, call, give notice of, convene and hold the stockholder meeting whether or not an adverse recommendation change has occurred or any acquisition proposal or superior proposal shall have been publicly proposed or announced or otherwise submitted to RightNow. RightNow has agreed that it will not submit any acquisition proposal to a vote of the stockholders prior to the vote of RightNow’s stockholders with respect to the merger at the stockholder meeting.

Representations and Warranties

The merger agreement contains representations and warranties made by RightNow to Parent and Merger Subsidiary and representations and warranties made by Parent to RightNow. The assertions embodied in those representations and warranties are subject to qualifications and limitations agreed to by the respective parties in connection with negotiating the terms of the merger agreement, including information contained in a confidential disclosure schedule provided by RightNow to Parent in connection with the signing of the merger agreement. The confidential disclosure schedule contains information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the merger agreement. Moreover, certain representations and warranties in the merger agreement were used for the purpose of allocating risk between RightNow and Parent rather than establishing matters as facts. Accordingly, you should not rely on the representations and warranties in the merger agreement as characterizations of the actual state of facts about RightNow or Parent. This description of the representations and warranties is included to provide RightNow’s stockholders with additional information regarding the terms of the merger agreement. It is not intended to provide any other factual information about RightNow or Parent.

In the merger agreement, RightNow has made representations and warranties to Parent and Merger Subsidiary with respect to, among other things:

•	the due incorporation, valid existence, good standing and power of RightNow;

•	its power and authority to enter into the merger agreement and to complete the transactions contemplated by the merger agreement and the enforceability of the merger agreement against RightNow;

•	the required consents and approvals of governmental authorities in connection with the transactions contemplated by the merger agreement;

•

the absence of conflicts with, creation of liens, violations or defaults under RightNow’s governing documents, applicable laws or certain agreements as a result of entering into the merger agreement and the consummation of the merger;

•	the accuracy and compliance with applicable securities laws of the information supplied by RightNow contained in this proxy statement; and

•

its capitalization, including in particular the number of outstanding shares of RightNow common stock and preferred stock, the number of shares of common stock issuable upon the exercise of stock options, warrants and restricted stock units and the number of shares of common stock issuable upon conversion of convertible notes;

•	its subsidiaries and their due incorporation or organization, valid existence, good standing, power and authority;

•	its SEC filings since January 1, 2008, including financial statements contained therein, internal controls and compliance with the Sarbanes-Oxley Act of 2002;

•

conduct of business and absence of certain changes, except as contemplated by the merger agreement, including that there has been no fact, event, change, development or set of circumstances, that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on RightNow;

•	the absence of undisclosed material liabilities;

•	the absence of certain litigation;

•	RightNow’s and its subsidiaries’ compliance with applicable legal requirements since January 1, 2006;

•	matters with respect to RightNow’s material contracts;

•	tax matters;

•	matters related to RightNow’s employee benefit plans;

•	labor and employment matters;

•	matters related to RightNow’s insurance policies;

•	compliance with environmental laws and regulations;

•	intellectual property and information technology;

•	title to properties and the absence of encumbrances;

•	inventory matters;

•	related party transaction matters;

•	compliance with the U.S. Foreign Corrupt Practices Act and other anti-corruption laws;

•	relationships with, and other matters related to, major customers and suppliers of RightNow;

•	the absence of undisclosed brokers’ fees and expenses;

•	receipt by the RightNow board of directors of a fairness opinion from Morgan Stanley; and

•	the inapplicability of state takeover statutes to the merger and the absence of a “poison pill” stockholder rights plan.

Many of the representations and warranties in the merger agreement made by RightNow are qualified by a “materiality” or “material adverse effect on RightNow” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, would, as the case may be, be material or have a material adverse effect on RightNow). For purposes of the merger agreement, a “material adverse effect on RightNow” means (i) a material adverse effect on the business, financial condition or results of operations of RightNow and its subsidiaries, taken as a whole, or (ii) an effect that would prevent, materially delay or materially impair RightNow’s ability to consummate the merger.

For purposes of clause (i) above, the definition of “material adverse effect on RightNow” excludes any material adverse effect resulting from or arising out of:

•

the announcement or pendency of the merger (including any loss of or adverse change in the relationship of RightNow and its subsidiaries with their respective employees, customers, partners or suppliers related thereto);

•

general economic or political conditions (including acts of terrorism or war) that do not disproportionately affect RightNow and its subsidiaries, taken as a whole, as compared to other companies participating in the same industry as RightNow;

•

general conditions in the industry in which RightNow and its subsidiaries operate that do not disproportionately affect RightNow and its subsidiaries, taken as a whole, as compared to other companies participating in the same industry as RightNow;

•	any changes (after the date of the merger agreement) in GAAP or applicable law;

•

any failure to take any action described under “—Covenants Regarding Conduct of Business by RightNow Pending the Merger” or the taking of any specific action at the written direction of Parent or expressly required by the merger agreement;

•

any suit, claim, action, litigation, arbitration or proceeding made or brought by any RightNow stockholder (on its own behalf or on behalf of RightNow) arising out of or related to the merger agreement or any of the transactions contemplated thereby (including the merger); or

•

any failure of RightNow to meet internal or analysts’ estimates or projections (although any cause of any such failure may be taken into consideration when determining whether a material adverse effect on RightNow has occurred).

In the merger agreement, Parent made customary representations and warranties to RightNow with respect to, among other things:

•	the due incorporation, valid existence, good standing and power of Parent and Merger Subsidiary;

•

the power and authority of each of Parent and Merger Subsidiary to enter into the merger agreement and to complete the transactions contemplated by the merger agreement and the enforceability of the merger agreement against each of Parent and Merger Subsidiary;

•	the required consents and approvals of governmental authorities in connection with the transactions contemplated by the merger agreement;

•

the absence of conflicts with, violations or defaults under Parent’s or Merger Subsidiary’s governing documents, applicable laws or certain agreements as a result of entering into the merger agreement and the consummation of the merger;

•	the accuracy and compliance with applicable securities laws of the information supplied by Parent and Merger Subsidiary contained in this proxy statement; and

•	the sufficiency of funds to pay the merger consideration.

The representations and warranties contained in the merger agreement and in any certificate or other writing delivered pursuant to the merger agreement will not survive the effective time of the merger. This limit does not apply to any covenant or agreement of the parties which by its terms contemplates performance after the effective time of the merger.

Covenants Regarding Conduct of Business by RightNow Pending the Merger

Except for matters permitted or contemplated by the merger agreement, as required by applicable law or agreed to in writing by Parent, from the date of the merger agreement until the effective time of the merger,

RightNow will, and will cause each of its subsidiaries to, conduct its business in the ordinary course, consistent with past practice, and use its commercially reasonable efforts to:

•	preserve its intellectual property, business organization and material assets;

•	keep available the services of its directors, officers and employees;

•	maintain in effect all of its government authorizations; and

•	maintain satisfactory relationships with its customers, lenders, suppliers, licensors, licensees, distributors and others that have business relationships with RightNow.

In addition, except as expressly permitted or contemplated by the merger agreement, as required by applicable law or agreed to in writing by Parent, RightNow will not, nor will it permit its subsidiaries to:

•	amend their respective certificates of incorporation, bylaws or other comparable charter or organizational documents (whether by merger, consolidation or otherwise);

•

declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, or enter into any agreement with respect to the voting of, any capital stock of RightNow or any of its subsidiaries, other than dividends and distributions by a direct or indirect wholly-owned subsidiary of RightNow to its parent (except distributions under the ESPP in the ordinary course and for distributions resulting from the vesting or exercise of RightNow stock options and restricted stock units (which we collectively refer to as RightNow compensatory awards));

•	split, combine or reclassify any capital stock of RightNow or any of its subsidiaries;

•	except as described below, issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of capital stock of RightNow or any of its subsidiaries;

•

purchase, redeem or otherwise acquire any securities of RightNow or any of its subsidiaries, except in satisfaction by holders of RightNow compensatory awards of the applicable exercise price and/or withholding taxes;

•	take any action that would result in the amendment, modification or change of any term of any indebtedness of RightNow or any of its subsidiaries;

•	issue, deliver, sell, grant, pledge, transfer, subject to any lien or otherwise encumber or dispose of any securities of RightNow or any of its subsidiaries, other than:

•

the issuance of shares of RightNow common stock upon the exercise of RightNow stock options or pursuant to the terms of RightNow restricted stock units that are outstanding as of the date of the merger agreement, in each case in accordance with the applicable equity award’s terms as in effect on the date of the merger agreement;

•	the issuance of shares of RightNow common stock pursuant to the ESPP; or

•	the issuance of any shares of RightNow common stock upon conversion of convertible notes;

•

amend any term of any securities of RightNow or any of its subsidiaries (whether by merger, consolidation or otherwise) or take any action (other than the merger) that would cause an adjustment of the conversion rate of convertible notes;

•

adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization with respect to RightNow or any of its subsidiaries;

•	make any capital expenditures or incur any obligations or liabilities in respect thereof in excess of $2,000,000 in the aggregate in any fiscal quarter;

•

acquire any business, assets or capital stock of any person or entity or division thereof, whether in whole or in part (whether by purchase of stock, purchase of assets, merger, consolidation, or otherwise);

•	acquire any other material assets (other than assets acquired in the ordinary course of business consistent with past practice);

•

sell, lease, license, pledge, transfer, subject to any lien or otherwise dispose of any of its intellectual property, material assets or material properties except (i) software license agreements, or the renewal of any existing software license agreements, where RightNow or any of its subsidiaries is the licensor in the ordinary course of business consistent with past practice, (ii) pursuant to existing contracts or commitments, (iii) sales of inventory or used equipment in the ordinary course of business consistent with past practice or (iv) permitted liens incurred in the ordinary course of business consistent with past practice;

•

hire or engage any employees, consultants or contractors, or induce or encourage any employees, consultants or contractors to resign from RightNow or any of its subsidiaries or promote, transfer or change the employment status, titles or terms of employment of any employees;

•	increase the salary or other compensation payable to any employees, workers, consultants, contractors or advisors of RightNow or any of its subsidiaries;

•

modify any existing salary, bonus, commission, severance, equity compensation or other equity compensation or other compensatory arrangement with any employees, workers, consultants, contractors or advisors of RightNow or any of its subsidiaries;

•

reprice any right to acquire securities of RightNow or any of its subsidiaries or amend, accelerate or waive any vesting terms related to the award of securities of RightNow or any of its subsidiaries;

•

declare, pay, commit to, approve or undertake any obligation for the payment of a bonus, commission or other additional salary, compensation or employee benefits to any employees, workers, consultants, contractors or advisors of RightNow or any of its subsidiaries;

•	write down any of its material assets, including any capitalized inventory or RightNow’s intellectual property;

•	make any change in any method of financial accounting principles, method or practices, in each case except for any such change required by GAAP or applicable law;

•

repurchase, prepay or incur any indebtedness in, including by way of a guarantee or an issuance or sale of debt securities or issue or sell options, warrants, calls or other rights to acquire any debt securities of RightNow or any of its subsidiaries, or enter into any “keep well” or other agreement to maintain any financial statement or similar condition of another person (other than (i) in connection with financing ordinary course trade payables consistent with past practice or (ii) accounts payable in the ordinary course of business consistent with past practice);

•

make any loans, advances or capital contributions to, or investments in, any other person or entity other than (i) RightNow and its subsidiaries or (ii) accounts receivable and extensions of credit in the ordinary course of business, and advances in expenses to employees, in each case in the ordinary course of business consistent with past practice;

•

agree to any exclusivity, non-competition, most favored nation or similar provision or covenant restricting RightNow, any of its subsidiaries or their affiliates from competing in any line of business or with any person or entity or in any area or engaging in any activity or business, or pursuant to which any benefit or right would be required to be given or lost as a result thereof, or which would have any such effect on Parent or its affiliates after the consummation of the merger;

•

enter into any contract, or relinquish or terminate any contract or other right, in any individual case with an annual value in excess of $100,000 or with a value over the life of the contract value in excess of $300,000 other than:

•

entering into software license agreements or the renewal of any such existing agreements where RightNow or any of its subsidiaries is the licensor or service provider in the ordinary course of business consistent with past practice;

•

entering into service or maintenance contracts entered into in the ordinary course of business consistent with past practice pursuant to which RightNow or any of its subsidiaries is providing services to customers;

•

entering into non-exclusive distribution, marketing, reselling or consulting agreements entered into in the ordinary course of business consistent with past practice that provide for distribution of a product or service of RightNow or any of its subsidiaries by a third party; or

•	entering into non-exclusive OEM agreements entered into in the ordinary course of business consistent with past practice that are terminable without penalty within twelve months;

•	make or change any tax election, change any annual tax accounting period or adopt or change any method of tax accounting;

•

amend any tax returns or file any claim for tax refunds, enter into any closing agreement or enter into any tax allocation, tax sharing or tax indemnity agreement (other than any customary commercial or financing agreements entered into in the ordinary course of business consistent with past practices);

•	settle any tax claim, audit or assessment or surrender any right to claim a tax refund (including any such refund to the extent it is used to offset or otherwise reduce tax liability);

•

institute, pay, discharge, compromise, settle or satisfy (or agree to do any of the preceding with respect to) any claims, liabilities or obligations, in excess of $100,000 in any individual case, other than (i) as required by their terms as in effect on the date of the merger agreement, (ii) claims, liabilities or obligations reserved against on the December 31, 2010 balance sheet of RightNow (for amounts not in excess of such reserves) or (iii) incurred since December 31, 2010 in the ordinary course of business consistent with past practice (however, in the case of each of (i), (ii) and (iii), the payment, discharge, settlement or satisfaction of such claim, liability or obligation may not include any material obligation (other than the payment of money) to be performed by RightNow or any of its subsidiaries following the consummation of the merger);

•	waive, relinquish, release, grant, transfer or assign any right with a value of more than $100,000 in any individual case except in the ordinary course of business consistent with past practice;

•

waive any material benefits of, or agree to modify in any adverse respect, or fail to enforce, or consent to any matter with respect to which its consent is required under, any confidentiality, standstill or similar contract to which RightNow or any of its subsidiaries is a party;

•	pay any fees and expenses incurred in connection with the transactions contemplated by the merger agreement in excess of $100,000;

•

engage in (i) any trade loading practices or any other promotional sales or discount activity with any customers or distributors with any intent of accelerating to prior fiscal quarters (including the current fiscal quarter) sales to the trade or otherwise that would otherwise be expected (based on past practice) to occur in subsequent fiscal quarters; (ii) any practice which would have the effect of accelerating to prior fiscal quarters (including the current fiscal quarter) collections of receivables that would otherwise be expected (based on past practice) to be made in subsequent fiscal quarters, (iii) any practice which would have the effect of postponing to subsequent fiscal quarters payments by RightNow or any of its subsidiaries that would otherwise be expected (based on past practice) to be made in prior fiscal quarters (including the current fiscal quarter); or (iv) any other promotional sales or discount activity, in each case in clauses (i) through (iv) in a manner outside the ordinary course of business consistent with past practices; or

•	authorize, commit or agree to take any of the actions described above.

No Solicitations

RightNow has agreed that, neither RightNow nor any of its subsidiaries will, nor will RightNow or any of its subsidiaries authorize or permit any of its or their directors, officers, employees, financial advisors, attorneys, accountants, consultants, agents and other authorized representatives (whom we refer to collectively as representatives) to, and RightNow will instruct, and cause each applicable subsidiary, if any, to instruct, each such representative not to, directly or indirectly, solicit, initiate or knowingly take any action to facilitate or encourage the submission of any acquisition proposal (as defined below) or the making of any inquiry, offer or proposal that could reasonably be expected to lead to any acquisition proposal or, subject to the third immediately succeeding paragraph:

•

conduct or engage in any discussions or negotiations with, disclose any non-public information relating to RightNow or any of its subsidiaries to, afford access to the business, properties, assets, books or records of RightNow or any of its subsidiaries to or otherwise cooperate in any way, or knowingly assist, participate in, facilitate or encourage any effort by, any third party that is seeking to make or has made any acquisition proposal;

•	amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of RightNow or any of its subsidiaries;

•	approve any transaction under, or any third party becoming an “interested stockholder” under, Delaware law;

•

enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement relating to any acquisition proposal or enter into any agreement or agreement in principle requiring RightNow to abandon, terminate or fail to consummate the transactions contemplated by the merger agreement or breach its obligations under the merger agreement; or

•	resolve, propose or agree to do any of the foregoing.

RightNow also agreed to, and agreed to cause its subsidiaries and its or their respective representatives to, cease immediately and cause to be terminated, and not authorize or knowingly permit any of its or their representatives to continue, any and all existing activities, discussions or negotiations, if any, with any third party conducted prior to the date of the merger agreement with respect to any acquisition proposal and to use its reasonable best efforts to cause any such third party (or its agents or advisors) in possession of non-public information in respect of RightNow or any of its subsidiaries that was furnished by or on behalf of RightNow and its subsidiaries to return or destroy (and confirm destruction of) all such information.

“Acquisition proposal” means any offer, proposal, inquiry or indication of interest from any third party relating to any transaction or series of related transactions involving (i) any acquisition or purchase by any person or entity, directly or indirectly, of 15% or more of any class of outstanding voting or equity securities of RightNow or any of its subsidiaries, or any tender offer (including a self-tender) or exchange offer that, if consummated, would result in any person or entity beneficially owning 15% or more of any class of outstanding voting or equity securities of RightNow or any of its subsidiaries, (ii) any merger, amalgamation, consolidation, share exchange, business combination, joint venture or other similar transaction involving RightNow or any of its subsidiaries, the business of which constitutes 15% or more of the net revenues, net income or assets of RightNow and its subsidiaries, taken as a whole, (iii) any sale, lease, exchange, transfer, license (other than licenses in the ordinary course of business), acquisition or disposition of 15% or more of the consolidated assets of RightNow or any of its subsidiaries (measured by the lesser of book or fair market value thereof), or (iv) any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of RightNow or any of its subsidiaries, the business of which constitutes 15% or more of the consolidated net revenues, net income or assets of RightNow and its subsidiaries.

Notwithstanding the restrictions described above, prior to the approval of the merger agreement and the merger by RightNow’s stockholders, the RightNow board of directors, directly or indirectly through any representative, may (i) engage in negotiations or discussions with any third party that has made (and not withdrawn) a bona fide unsolicited acquisition proposal in writing after the date of the merger agreement, that did not result from or arise out of a breach of the non-solicitation provisions of the merger agreement, and that the RightNow board of directors believes in good faith, after consultation with its outside legal counsel and financial advisor of nationally recognized reputation, constitutes or would reasonably be expected to result in a superior proposal (as defined below) and (ii) thereafter furnish to such third party non-public information relating to RightNow or any of its subsidiaries pursuant to an acceptable confidentiality agreement, but in each case under the preceding clauses (i) and (ii), only if the RightNow board of directors determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be a breach of its fiduciary duties to RightNow’s stockholders under applicable law.

The merger agreement requires RightNow to give Parent at least three business days prior written notice before taking any action referred to in clauses (i) or (ii) of the immediately preceding paragraph. RightNow is required to notify Parent promptly (and in no event later than 24 hours) after it obtains knowledge of the receipt by RightNow or any of its representatives of any acquisition proposal, any inquiry, offer or proposal that would reasonably be expected to lead to an acquisition proposal, or any request for non-public information relating to RightNow or any of its subsidiaries or for access to the business, properties, assets, books or records of RightNow or any of its subsidiaries by any third party. This notice is required to contain the identity of the third party and a description of the terms and conditions of the acquisition proposal, indication, offer, proposal or request. RightNow must keep Parent reasonably informed, on a prompt basis, of the status and material terms of any such acquisition proposal, inquiry, offer, proposal or request, including any material amendments or proposed amendments as to price and other material terms thereof. RightNow also must provide Parent with at least 48 hours prior notice of any meeting of the RightNow board of directors at which the RightNow board of directors is reasonably expected to consider any acquisition proposal. RightNow also is obligated to promptly provide Parent with any non-public information concerning RightNow’s business, present or future performance, financial condition or results of operations, that is provided to any third party and that was not previously provided to Parent.

RightNow Board Recommendation

Subject to the provisions described below, the RightNow board of directors will unanimously recommend that RightNow’s stockholders vote in favor of the adoption and approval of the merger agreement and approval of the merger at the special meeting (which we refer to as the board recommendation). The RightNow board of directors also agreed to include the board recommendation in this proxy statement. Subject to the provisions described below, the merger agreement provides that neither the RightNow board of directors nor any committee thereof will:

•	fail to make, withdraw, amend or modify, or publicly propose to withhold, withdraw, amend or modify, in a manner adverse to Parent or Merger Subsidiary, the board recommendation;

•	approve, endorse, adopt or recommend, or publicly propose to approve, endorse, adopt or recommend, any acquisition proposal or superior proposal;

•	fail to recommend against acceptance of any tender offer or exchange offer for RightNow common stock within ten business days after the commencement of such offer;

•	make any public statement inconsistent with the board recommendation; or

•	resolve or agree to take any of the foregoing actions.

We refer to each of the foregoing actions as an adverse recommendation change.

Notwithstanding these restrictions, prior to the approval of the merger agreement and the merger by RightNow’s stockholders, the RightNow board of directors, following receipt of and on account of a superior proposal, may make an adverse recommendation or terminate the merger agreement to enter into a definitive agreement with respect to such superior proposal but only if the RightNow board of directors determines in good faith, after consultation with its outside legal counsel, that the failure to make an adverse recommendation change would be a breach of its fiduciary duties under applicable law, unless prior to making an adverse recommendation change or terminating the merger agreement:

•	RightNow provides written notice to Parent at least five business days in advance of its intention to take such action with respect to a superior proposal;

•

RightNow attaches to such notice a copy of the relevant proposed transaction agreements with respect to the superior proposal, including a detailed summary of the material terms of the superior proposal and the identity of the third party making the superior proposal;

•

RightNow will during the five business day notice period, negotiate with Parent in good faith to make such adjustments in the terms and conditions of the merger agreement so that the acquisition proposal is no longer a superior proposal (it being agreed that in the event that if, after the commencement of the notice period, there is any material revision to the terms of the superior proposal, including any revision in price, the notice period shall be extended to ensure that at least three business days remain in the notice period subsequent to the time that RightNow notifies Parent of any such material revision); and

•

Parent has not made, within the five business day notice period or any extension thereof, an offer that is determined by the RightNow board of directors in good faith, after consulting with its outside legal counsel and financial advisor, to be at least as favorable to RightNow’s stockholders as the superior proposal.

“Superior proposal” means any binding bona fide, unsolicited, written acquisition proposal that did not result from or arise out of a breach of the non-solicitation provisions of the merger agreement, made by a third party, that, if consummated, would result in such third party (or, in the case of a direct merger between such third party or any subsidiary of such third party and RightNow, the stockholder of such third party) owning, directly or indirectly, all of the outstanding shares of RightNow common stock, or all or substantially all of the consolidated assets of RightNow and its subsidiaries, and which acquisition proposal the RightNow board of directors determines in good faith, after considering the advice of its outside legal counsel and a financial advisor of nationally recognized reputation, and after taking into account all of the terms and conditions of such acquisition proposal (including any termination or breakup fees, expense reimbursement provisions and conditions to consummation), and after taking into account all financial, legal, regulatory, and other aspects of such acquisition proposal (including the financing terms and the ability of such third party to finance such acquisition proposal), (i) is more favorable to RightNow’s stockholders (other than Parent and its affiliates) than as provided in the merger agreement (including any changes to the terms of the merger agreement proposed by Parent in response to such superior proposal pursuant to and in accordance with the merger agreement), (ii) is not subject to any financing condition (and if financing is required, such financing is then fully committed to the third party), (iii) is reasonably capable of being completed on the terms proposed without unreasonable delay, and (iv) includes termination rights of the third party on terms no less favorable to RightNow than the terms set forth in the merger agreement, all from a third party capable of performing such terms.

Notwithstanding the foregoing, the RightNow board of directors may, in response to a material fact, event, change, development or set of circumstances (other than an acquisition proposal occurring or arising after the date of the merger agreement) that was not known to the RightNow board of directors nor reasonably foreseeable by the RightNow board of directors as of or prior to the date of the merger agreement (and not relating in any way to any acquisition proposal) (which we collectively refer to as an intervening event), the RightNow board of directors may fail to make, withdraw or modify, in a manner adverse to Parent and Merger Subsidiary, the board recommendation (which shall be deemed an adverse recommendation change), if:

•

the RightNow board of directors determines in good faith, after consultation with its outside legal counsel, that, in light of such intervening event, the failure of the RightNow board of directors to effect such an adverse recommendation change would be a breach of its fiduciary duties under applicable law;

•

at least four business days prior to such adverse recommendation change, RightNow provides Parent written notice advising Parent that the RightNow board of directors intends to take such action and specifying the facts underlying the determination that an intervening event has occurred, and the reasons for the adverse recommendation change, in reasonable detail; and

•

during the four business day period, if requested by Parent, RightNow negotiates in good faith with Parent to amend the merger agreement in such a manner that prevents the need for an adverse recommendation change as a result of the intervening event.

Notwithstanding the provisions described above, the merger agreement does not prohibit the RightNow board of directors from complying with Rule 14d-9 and Rule 14e-2(a) under the Exchange Act with regard to an acquisition proposal; provided that such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) of the Exchange Act) will constitute an adverse recommendation change unless RightNow’s board of directors expressly publicly reaffirms the board recommendation in such communication or within two business days after requested to do so by Parent.

Employee Compensation and Benefits

Employee Benefits and Service Credit. From and after the effective date of the merger, Parent has agreed (1) with respect to employees of RightNow or its subsidiaries who continue employment with the surviving corporation or any of its subsidiaries following the effective time of the merger, to use reasonable efforts to provide those employees with credit for prior service with RightNow to be recognized for purposes of eligibility to participate, levels of benefits (but not for benefit accruals under any defined benefit pension plan) and vesting under each compensation, vacation, fringe or welfare benefit of Parent, the surviving corporation or any of their affiliates (other than equity compensation or sabbatical plans) in which any such employee is or becomes eligible to participate, but only to the extent service was credited to such employee under a comparable RightNow employee plan immediately prior to the effective date of the merger and would not result in a duplication of benefits and (2) with respect to employee welfare benefit plans in which any continuing employee is or becomes eligible to participate, to use reasonable efforts to waive all limitations as to pre-existing conditions, waiting periods, required physical examinations and exclusions with respect to participation and coverage requirements under applicable Parent benefit plans for such employees and their eligible dependents, subject to certain limitations, and to provide such employees and their eligible dependents with credit for any co-payments and deductibles paid in the calendar year that such employee commences participation under such applicable Parent benefit plans, subject to certain limitations.

401(k) Plans. Unless Parent requests otherwise in writing at least ten business days before the effective time of the merger, RightNow and its subsidiaries will terminate all plans intended to qualify under 401(k) of the Code, effective as of immediately prior to the effective time of the merger. As of immediately prior to the effective time of the merger, RightNow employees will not have the right to contribute to any such plan. RightNow will provide Parent with evidence that each such plan has been terminated.

Other Covenants and Agreements

Access to Information; Confidentiality. From the date of the merger agreement until the effective time of the merger, subject to certain exceptions described in the merger agreement, RightNow has agreed to (i) give Parent and its representatives reasonable access to the offices, properties, books, records, agreements, governmental authorizations, documents, directors, officers and employees of RightNow and its subsidiaries during normal business hours, (ii) furnish to Parent and its representatives such financial, tax and operating data and other information as they may reasonably request and (iii) instruct its representatives to cooperate with Parent and its representatives in Parent’s investigation.

State Takeover Laws. If any “control share acquisition,” “fair price,” “moratorium” or other anti-takeover laws or regulations enacted under state, federal or foreign laws becomes or is deemed to be applicable to RightNow, Parent, Merger Subsidiary, the merger, the voting agreements or any other transaction contemplated by the merger agreement, then each of RightNow, Parent, Merger Subsidiary, and their respective board of directors will grant such approvals and take such actions as are necessary to render such statutes inapplicable.

Voting of Shares. Parent will vote any shares of RightNow common stock beneficially owned by it or any of its subsidiaries in favor of approval of the merger agreement at the special meeting, and will vote or cause to be voted the shares of Merger Subsidiary held by it or any of its subsidiaries, as the case may be, in favor of approval of the merger agreement.

Public Announcements. Parent and RightNow have agreed that each will consult with the other before issuing any press release or making any other public statement, or scheduling a press conference or conference call with investors or analysts, with respect to the merger agreement or the transactions contemplated thereby. Neither will issue any such press release or make any such other public statement without the consent of the other party, which will not be unreasonably withheld, except as such release or announcement may be required by applicable law or any listing agreement with or rule of any national securities exchange or association upon which the securities of RightNow or Parent, as applicable, are listed, or as such release or announcement may be made with respect to an adverse recommendation change, in each such case the party making the release or announcement will consult with the other party about, and allow the other party reasonable time (taking into account the circumstances) to comment on, such release or announcement in advance of such issuance, and the party making the release or announcement will consider such comments in good faith.

Notification of Certain Events. Subject to applicable law and certain limitations, the merger agreement provides that the executive officers of RightNow, including its chief executive officer, will consult in good faith on a regular basis with Parent to report material (individually or in the aggregate) operational developments, the status of relationships with customers, resellers, partners, suppliers, licensors, licensees, distributors and others having material business relationships with RightNow, the status of ongoing operations and other matters reasonably requested by Parent pursuant to procedures reasonably requested by Parent. In addition, the merger agreement provides that RightNow will promptly notify Parent of (i) any notice or other communication alleging that consent from any entity or person is required in connection with the transactions contemplated by the merger agreement, (ii) any notice or other communication received from any governmental authority in connection with the transactions contemplated by the merger agreement, (iii) any suit, claim, action, litigation, arbitration or proceeding commenced or, to RightNow’s knowledge, threatened against, relating to or involving or otherwise affecting RightNow or any of its subsidiaries that, if pending on the date of the merger agreement, would have been required to be disclosed pursuant to the merger agreement, or that relate to the consummation of the transactions contemplated by the merger agreement, (iv) any notice or other communication from any major customer or major supplier that such customer or supplier is terminating its relationship with RightNow or any of its subsidiaries as a result of the transactions contemplated by the merger agreement and (v) any inaccuracy of any representation or warranty or breach of covenant or agreement in the merger agreement that could be reasonably expected to cause the conditions to the merger not to be satisfied.

Reasonable Best Efforts

Subject to the terms and conditions of the merger agreement, each of RightNow and Parent will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable law to consummate the transactions contemplated by the merger agreement, including (i) the obtaining from governmental authorities all necessary actions or nonactions, waivers, consents and approvals and the making of all necessary registrations and filings (including filings with governmental authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental authority, (ii) the delivery of required notices to, and the obtaining of required consents or waivers from, third parties, and (iii) the execution and delivery of any additional instruments necessary to consummate the merger and to fully carry out the purposes of the merger agreement.

Subject to applicable law relating to the exchange of information, RightNow and Parent and their respective counsel will (i) have the right to review in advance, and to the extent practicable each will consult the other on, any filing made with, or written materials to be submitted to, any governmental authority in connection with the transactions contemplated by the merger agreement, (ii) promptly inform each other of any communication (or other correspondence or memoranda) received from, or given to, the U.S. Department of Justice, the FTC or any other governmental antitrust authority and (iii) promptly furnish each other with copies of all correspondence, filings and written communications between them or their subsidiaries or affiliates, on the one hand, and any governmental authority or its respective staff, on the other hand, with respect to the transactions contemplated by the merger agreement. RightNow and Parent will, to the extent practicable, provide the other party and its counsel with advance notice of and the opportunity to participate in any discussion, telephone call or meeting with any governmental authority in respect of any filing, investigation or other inquiry in connection with the transactions contemplated by the merger agreement and to participate in the preparation for such discussion, telephone call or meeting. However, neither Parent nor RightNow will commit to or agree with any governmental authority to stay, toll or extend any applicable waiting period under the HSR Act or applicable foreign competition laws, without the prior written consent of the other.

Parent and RightNow have further agreed to (i) provide or cause to be provided, as promptly as practicable to governmental authorities with regulatory jurisdiction over enforcement of any antitrust laws, information and documents requested by such governmental antitrust authorities or necessary, proper or advisable to permit completion of the transactions contemplated by the merger agreement, including preparing and filing any notification and report form and related material required under the HSR Act and any additional consents and filings under any antitrust laws as promptly as practicable following the date of the merger agreement (but in no event more than fifteen business days from the date of the merger agreement except by mutual consent confirmed in writing) and thereafter to respond as promptly as practicable to any request for additional information or documentary material that may be made under the HSR Act and any additional consents and filings under any antitrust laws; and (ii) use their reasonable best efforts to take such actions as are necessary or advisable to obtain prompt approval of consummation of the transactions contemplated by the merger agreement by any governmental authority.

The merger agreement provides that in connection with the receipt of any necessary governmental approvals or clearances (including under any antitrust law), neither Parent nor any of its subsidiaries is required to, nor shall RightNow or any of its subsidiaries without the prior written consent of Parent, agree or offer to, divest, hold separate, or enter into any license or similar agreement with respect to, or agree to restrict the ownership or operation of, or agree to conduct or operate in a specified manner, any portion of the business or assets of Parent, RightNow or any of their respective subsidiaries. Parent or any of its subsidiaries will not be obligated to litigate or participate in the litigation of any proceeding, whether judicial or administrative, brought by any governmental authority or appeal any order (i) challenging or seeking to make illegal, delay materially or otherwise directly or indirectly restrain or prohibit the consummation of the merger or other transactions contemplated by the merger agreement or seeking to obtain from Parent or any of its subsidiaries any damages in connection therewith, or

(ii) seeking to prohibit or limit in any respect, or place any conditions on, the ownership or operation by RightNow, Parent or any of their respective affiliates of all or any portion of the business, assets or any product of RightNow, Parent or any of their respective subsidiaries or to require any such entity to dispose of, license (whether pursuant to an exclusive or nonexclusive license) or enter into a consent decree or hold separate all or any portion of the business, assets or any product of RightNow, Parent or any of their respective subsidiaries, in each case as a result of or in connection with the merger or any of the other transactions contemplated by the merger agreement.

Each of Parent and Merger Subsidiary has agreed that, until the effective time of the merger, each will not, and will ensure that none of their subsidiaries or other affiliates will, take any action or propose, announce an intention or agree, in writing or otherwise, to take any action that would reasonably be expected to materially delay or prevent the completion of the transactions contemplated by the merger agreement.

Conditions to the Merger

The obligations of Parent and Merger Subsidiary, on the one hand, and RightNow, on the other hand, to consummate the merger are subject to the satisfaction at or prior to the closing of the merger of the following conditions:

•	approval of the merger agreement and the merger by an affirmative vote of the holders of a majority of the outstanding shares of RightNow common stock;

•

no governmental authority with jurisdiction over any party will have issued any order, injunction, judgment, decree or ruling or other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the merger;

•	no law or regulation will have been adopted that makes the consummation of the merger illegal or otherwise prohibited; and

•

the waiting periods applicable to the merger under the HSR Act and certain specified foreign competition laws will have expired or been terminated, and any required affirmative approval of a governmental authority will have been obtained under certain specified foreign competition laws.

The obligations of Parent and Merger Subsidiary to consummate the merger are subject to the satisfaction of the additional following conditions:

•

the representations and warranties of RightNow made in the merger agreement relating to corporate existence and power, corporate authorization, non-contravention of RightNow’s certificate of incorporation or bylaws, capitalization matters, finders’ fees and transaction expenses, the opinion of RightNow’s financial advisor, the inapplicability of state takeover statutes to the merger and the absence of a “poison pill” stockholder rights plan, to the extent not qualified as to materiality or material adverse effect, will be true in all material respects, and to the extent so qualified will be true in all respects as so qualified, when made and as of immediately prior to the effective time of the merger (other than those representations and warranties that were made only as of a specified date, which need only be true and correct in all material respects as of such specified date);

•

the other representations and warranties of RightNow made in the merger agreement, disregarding materiality or material adverse effect qualifications, will be true when made and as of immediately prior to the effective time of the merger (other than those representations and warranties that were made only as of a specified date, which need only be true and correct as of such specified date), provided that such representations and warranties will be deemed to be true unless the individual or aggregate impact of the failure to be so true would have or would reasonably be expected to have a material adverse effect on RightNow;

•	RightNow will have performed, in all material respects, its obligations under the merger agreement on or prior to the consummation of the merger;

•	Parent will have received certificates signed on RightNow’s behalf by a senior executive officer of RightNow as to the satisfaction of the conditions described in the preceding three bullets;

•

there will not be instituted or pending any suit, claim, action or proceeding initiated by any governmental authority, or instituted or pending any suit, claim, action or proceeding by any other third party that has a reasonable likelihood of success, (i) challenging or seeking to make illegal, delay materially or otherwise restrain or prohibit the consummation of the merger or seeking to obtain material damages in connection therewith, (ii) seeking to restrain or prohibits Parent’s ownership or operation of all or any material portion of the business, assets or products of RightNow and its subsidiaries, taken as a whole, or of Parent and its subsidiaries, taken as a whole, or to compel Parent or any of its affiliates to dispose of, license or hold separate all or any material portion of the business, assets or products of RightNow and its subsidiaries, taken as a whole, or Parent and its subsidiaries, taken as a whole, (iii) seeking to impose or confirm material limitations on the ability of Parent or any of its affiliates effectively to acquire, hold or exercise full rights of ownership of RightNow common stock or any shares of common stock of the surviving corporation, including the right to vote such shares on all matters properly presented to RightNow’s stockholders, or (iv) seeking to require divestiture by Parent, Merger Subsidiary or any of Parent’s other affiliates of any equity interests;

•

there will not be in effect any order, injunction, judgment, decree or ruling that is reasonably likely to result, directly or indirectly, in any of the effects referred to in clauses (i) through (iv) of the preceding bullet point;

•

the waiting period applicable to the merger under the HSR Act and certain specified foreign competition laws will have expired or been terminated and any affirmative approval of a governmental authority required under certain specified foreign competition laws will have been obtained;

•

RightNow will not have hired any employee, consultant or contractor, or induced or encouraged any employee, consultant or contractor to resign, or promoted, transferred or changed the employment status or terms of employment of any employee, or increased the salary or other compensation of any employee, worker, consultant, contractor or advisor, or repriced any right to acquire securities of RightNow or any of its subsidiaries or amended, accelerated or waived any vesting terms relating to any equity award held by any employee, consultant or contractor, or modified any existing salary, bonus, commission, severance, equity compensation or other equity arrangement or any other compensatory arrangement or waived any of the terms or conditions thereof or the performance or other criteria or conditions to payment or earning thereof, or declared, paid, committed to, approved or undertaken any obligation of any other kind for the payment of a bonus, commission or other additional salary, compensation or employee benefits; and

•

there will not have been any fact, event, change, development or set of circumstances that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on RightNow.

The obligation of RightNow to consummate the merger is subject to the satisfaction of the additional following conditions:

•

the representations and warranties of Parent and Merger Subsidiary made in the merger agreement will be true and correct in all material respects (other than those representations and warranties that were made only as of a specified date, which need only be true and correct in all material respects as of such specified date);

•	Parent and Merger Subsidiary will have performed in all material respects their respective obligations under the merger agreement; and

•	RightNow will have received a certificate signed on Parent’s behalf by a senior executive officer of Parent as to the satisfaction of the conditions described in the preceding two bullets.

The above conditions may be amended or waived prior to the effective time of the merger if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to the merger agreement or, in the case of a waiver, by each party against whom the waiver is to be effective. However, subsequent to the approval of the merger agreement by RightNow’s stockholders, no such amendment or waiver of the above conditions or any other amendment to the merger agreement will be made that requires the approval of RightNow’s stockholders under Delaware law unless the required further approval is obtained.

Termination of the Merger Agreement

RightNow and Parent may terminate the merger agreement by mutual written consent at any time before the consummation of the merger, notwithstanding stockholder approval. In addition, either Parent or RightNow may terminate the merger agreement at any time before the consummation of the merger if:

•

the merger is not consummated on or before April 23, 2012 (which we refer to as the end date); provided that if all of the conditions to the consummation of the merger shall have been satisfied, other than the expiration or termination of the applicable waiting period under the HSR Act and certain specified foreign competition laws, then either Parent or RightNow will be entitled to extend the end date by a three month period, and Parent will be entitled to further extend the end date by a second three month period, but in no event will the end date be extended to a date that is later than the twelve month anniversary of the merger agreement; provided that such right to terminate the merger agreement shall not be available to any party whose material breach of any provision of the merger agreement results in the failure of the merger to be consummated by the end date;

•

any governmental authority of competent jurisdiction issues an order, decree, injunction or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the merger and such order, decree, ruling or other action becomes final and non-appealable;

•	any law or regulation is adopted that makes consummation of the merger illegal or otherwise prohibited; or

•	the special meeting has been held and the approval of the merger agreement and the merger by RightNow’s stockholders has not been obtained thereat or at any adjournment or postponement thereof.

Parent may also terminate the merger agreement if:

•	an adverse recommendation change (as defined in the section entitled “The Merger Agreement—RightNow Board Recommendation”) has occurred;

•

RightNow has entered into, or publicly announced its intention to enter into, a letter of intent, memorandum of understanding or other contract (other than a confidentiality agreement) relating to an acquisition proposal;

•	RightNow or any of its representatives has willfully and materially breached any of its obligations under the non-solicitation provisions in the merger agreement;

•

the RightNow board of directors or any committee thereof shall not have publicly announced a rejection of an acquisition proposal within 14 days of the earlier of the receipt by RightNow and the making public of such acquisition proposal (including by taking no position with respect to such acquisition proposal or with respect to the acceptance by RightNow stockholders of a tender offer or exchange offer, which in either case shall constitute a failure to reject such acquisition proposal); or

•	RightNow has materially breached any of its covenants or agreements contained in the merger agreement, or if any representation or warranty of RightNow set forth in the merger agreement was inaccurate when made or shall have become inaccurate, in either case such that the conditions to the merger relating to the accuracy of RightNow’s representations and warranties and performance of covenants or agreements would not be satisfied as of the time of such breach or as of the time such representation and warranty became inaccurate and in either case such breaches or inaccuracies are either not cured or curable by RightNow through the exercise of commercially reasonable efforts prior to the end date and within 30 days or RightNow ceases to exercise commercially reasonably efforts to cure such breaches or inaccuracies.

RightNow may also terminate the merger agreement if:

•

prior to the approval of the merger agreement and the merger by RightNow’s stockholders, the RightNow board of directors authorizes RightNow, in compliance with the terms of the merger agreement, to enter into a binding definitive agreement in respect of a superior proposal with a third party if (1) RightNow pays any amounts due as described below under “—Termination Fees and Expenses”) and (2) RightNow substantially concurrently enters into such binding definitive agreement; or

•

Parent or Merger Subsidiary has materially breached any of its covenants or agreements contained in the merger agreement, or if any representation or warranty of Parent or Merger Subsidiary shall have become inaccurate in any material respect, and in either case such breaches or inaccuracies are either not cured or curable by Parent or Merger Subsidiary through the exercise of commercially reasonable efforts prior to the end date and within 30 days or Parent or Merger Subsidiary ceases to exercise commercially reasonable efforts to cure such breaches or inaccuracies.

The party that desires to terminate the merger agreement must give written notice of termination to each other party to the merger agreement, except in the case of termination by mutual written consent.

Termination Fees and Expenses

If the merger agreement is terminated, it will become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to each other party thereto. No such termination will relieve any party of any liability for damages resulting from any willful or intentional breach of the merger agreement.

Notwithstanding the foregoing, if Parent terminates the merger agreement because:

•	an adverse recommendation change occurs;

•

RightNow enters into, or publicly announces its intention to enter into, a letter of intent, memorandum of understanding or other agreement (other than a permitted confidentiality agreement) relating to any acquisition proposal;

•	RightNow or any of its representatives has willfully and materially breaches any of its obligations under the non-solicitation provisions in the merger agreement; or

•

the RightNow board of directors or any committee fails to publicly announce that it has rejected any acquisition proposal within 14 days of the earlier of the receipt by RightNow of the acquisition proposal or the making public of the acquisition proposal (including by taking no position with respect to such acquisition proposal or with respect to the acceptance by RightNow’s stockholders of a tender offer or exchange offer, which in either case shall constitute a failure to reject such acquisition proposal)

then RightNow will pay to Parent, within two business days after any such termination, $59.7 million (which we refer to as the termination fee).

If RightNow terminates the merger agreement because, prior to the receipt of approval of the merger agreement and the merger by RightNow’s stockholders, the RightNow board of directors authorizes RightNow, in compliance with the other terms of the merger agreement, to enter into a binding definitive agreement in respect of a superior proposal with a third party and RightNow substantially concurrently enters into such binding definitive agreement, then RightNow will pay to Parent, prior to and as a condition of such termination, the termination fee.

If either RightNow or Parent terminates the merger agreement because:

•	the merger is not consummated on or before the end date (as such end date may be extended as described above under “—Termination of the Merger Agreement”); or

•	the stockholder meeting has been held and the approval of the merger agreement and the merger by RightNow’s stockholders has not been obtained thereat or at any adjournment or postponement thereof and (x) prior to such termination, in the case of the first bullet point above, or the stockholder meeting, in the case of the second bullet point above, an acquisition proposal has been publicly announced and not publicly withdrawn and (y) within 12 months following the date of such termination, RightNow enters into a definitive agreement with respect to, recommends to its stockholders or completes a transaction contemplated by such acquisition proposal, then RightNow will pay to Parent, within two business days after entering into such definitive agreement, making such recommendation or consummating such transaction, the termination fee.

If the merger agreement is terminated because the stockholder meeting has been held and the approval of the merger agreement and the merger by RightNow’s stockholders has not been obtained thereat or at any adjournment or postponement thereof, and (i) prior to the stockholder meeting an acquisition proposal is received by RightNow and (ii) following the receipt of such acquisition proposal, RightNow fails to publicly reconfirm the board recommendation within 14 days after receipt of any written request from Parent to do so, then RightNow will pay to Parent, within two business days following such termination, a fee in the amount equal to $18.3 million, which we refer to as the initial termination fee. The initial termination fee shall be credited against any obligation of RightNow to pay the termination fee pursuant to the immediately preceding paragraph.

If either Parent or RightNow terminates the merger agreement because the special meeting has not been held and the approval of the merger agreement and the merger by RightNow stockholders has not been obtained thereat or at any adjournment or postponement thereof, RightNow will pay all of Parent’s documented reasonable out-of-pocket fees and expenses (including reasonable legal and other third party advisors fees and expenses) actually incurred by Parent and its affiliates on or prior to the termination of the merger agreement in connection with the transactions contemplated by the merger agreement. In no event will RightNow be required to pay Parent for expenses exceeding $5.0 million; provided that the amount of any such payment will be credited against any obligation of RightNow to pay Parent the termination fee pursuant to the second immediately preceding paragraph. RightNow will make such payment as promptly as possible (but in any event within three business days) following receipt of an invoice for such expenses.

RightNow acknowledged in the merger agreement that the agreements contained in the provisions regarding the termination fees are an integral part of the transactions contemplated by the merger agreement and that, without those provisions, Parent and Merger Subsidiary would not have entered into the merger agreement. If RightNow fails to pay the foregoing fees to Parent when due, RightNow will pay the costs and expenses (including legal fees and expenses) in connection with any action taken to collect payment (including the prosecution of any lawsuit or other legal action), together with interest on the unpaid amount at the prime rate of Citibank.

Except as expressly set forth in the merger agreement, all costs and expenses incurred in connection with the merger agreement will be paid by the party incurring such costs and expenses; provided that Parent will pay all filing fees payable pursuant to the HSR Act or certain specified foreign competition laws unless the merger agreement is terminated as described above under “—Termination of the Merger Agreement” (other than termination by RightNow because Parent or Merger Subsidiary materially has breached any of its covenants or agreements contained in the merger agreement, or if any representation or warranty of Parent or Merger Subsidiary shall have become inaccurate in any material respect), in which case RightNow will reimburse Parent for one-half of such filing fees.

Governing Law

The merger agreement is governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

APPRAISAL RIGHTS

Under Section 262 of the DGCL, any holder of RightNow common stock who does not wish to accept the merger consideration may elect to exercise appraisal rights in lieu of receiving the merger consideration. A stockholder who exercises appraisal rights may petition the Delaware Court of Chancery to determine the “fair value” of his, her or its shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, and receive payment of fair value in cash, together with a fair rate of interest, if any. However, the stockholder must comply with the provisions of Section 262 of the DGCL.

The following discussion is a summary of the law pertaining to appraisal rights under the DGCL. The full text of Section 262 of the DGCL is attached to this proxy statement as Annex C. All references in Section 262 of the DGCL to a “stockholder” and in this summary to a “stockholder” are to the record holder of the shares of RightNow common stock.

Under Section 262 of the DGCL, when a merger is submitted for approval at a meeting of stockholders, as in the case of the merger agreement, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL. This proxy statement constitutes such notice, and the applicable statutory provisions are attached to this proxy statement as Annex C. This summary of appraisal rights is not a complete summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the text of Section 262 of the DGCL attached as Annex C. Any holder of RightNow common stock, who wishes to exercise appraisal rights or who wishes to preserve the right to do so, should review the following discussion and Annex C carefully. Failure to comply with the procedures of Section 262 of the DGCL in a timely and proper manner will result in the loss of appraisal rights. If you lose your appraisal rights, you will be entitled to receive the merger consideration described in the merger agreement.

Stockholders wishing to exercise the right to seek an appraisal of their shares must do ALL of the following:

•	The stockholder must deliver to RightNow a written demand for appraisal before the vote on the merger agreement at the special meeting.

•

The stockholder must not vote in favor of the proposal to approve the merger agreement. Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the proposal, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the proposal or vote to abstain.

•

The stockholder must continuously hold the shares from the date of making the demand through the effective time of the merger. A stockholder will lose appraisal rights if the stockholder transfers the shares before the effective time of the merger.

•

The stockholder must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within 120 days after the effective time of the merger. The surviving corporation is under no obligation to file any petition and has no intention of doing so.

Neither voting, in person or by proxy, against, abstaining from voting on nor failing to vote on the proposal to approve the merger agreement will constitute a written demand for appraisal as required by Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote.

Only a holder of record of shares of RightNow common stock issued and outstanding immediately prior to the effective time of the merger may assert appraisal rights for the shares of stock registered in that holder’s name. A demand for appraisal must be executed by or on behalf of the stockholder of record, fully and correctly, as the stockholder’s name appears on the stock certificates. The demand must reasonably inform RightNow of the identity of the stockholder and that the stockholder intends to demand appraisal of his, her or its RightNow common stock.

STOCKHOLDERS WHO HOLD THEIR SHARES IN BROKERAGE ACCOUNTS OR OTHER NOMINEE FORMS, AND WHO WISH TO EXERCISE APPRAISAL RIGHTS, SHOULD CONSULT WITH THEIR BROKERS TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE NOMINEE HOLDER TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BROKER OR NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT APPRAISAL RIGHTS.

A stockholder who elects to exercise appraisal rights under Section 262 of the DGCL should mail or deliver a written demand to:

RightNow Technologies, Inc.

136 Enterprise Boulevard Bozeman, Montana 59718

If the merger is completed, RightNow will give written notice of the effective time of the merger within 10 days after such effective time to each former RightNow stockholder who did not vote in favor of the merger agreement and who made a written demand for appraisal in accordance with Section 262 of the DGCL. Within 120 days after the effective time of the merger, but not later, either the surviving corporation or any dissenting stockholder who has complied with the requirements of Section 262 of the DGCL may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of RightNow common stock held by all dissenting stockholders. A person who is the beneficial owner of shares of RightNow common stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file the petition described in the previous sentence. The surviving corporation is under no obligation to file any petition and has no intention of doing so. Stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

Within 120 days after the effective time of the merger, any stockholder who has complied with the provisions of Section 262 of the DGCL to that point in time may receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which RightNow has received demands for appraisal, and the aggregate number of holders of those shares. A person who is the beneficial owner of shares of RightNow common stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, request from the corporation the statement described in the previous sentence. The surviving corporation must mail this statement to the stockholder within the later of 10 days of receipt of the request or 10 days after expiration of the period for delivery of demands for appraisal.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice to dissenting stockholders who demanded appraisal of their shares, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby.

The Delaware Court of Chancery may require the stockholders demanding appraisal who hold certificated shares to submit their stock certificates to the court for notation of the pendency of the appraisal proceedings. If the stockholder fails to comply with the court’s direction, the court may dismiss the proceeding as to the stockholder.

The Delaware Court of Chancery will thereafter determine the fair value of the shares of RightNow common stock held by dissenting stockholders, exclusive of any element of value arising from the accomplishment or expectation of the merger, but together with the interest if any, to be paid on the amount determined to be fair value. Such interest rate shall be calculated as of effective date of the merger through the date of payment of the judgment, compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge), unless good cause is shown for the Delaware Court of Chancery to use discretion and calculate the interest rate otherwise.

In determining the fair value, the Delaware Court of Chancery will take into account all relevant factors. The Delaware Supreme Court has stated that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, in cases of unfair dealing, may or may not be a dissenter’s exclusive remedy. The Delaware Court of Chancery may determine the fair value to be more than, less than or equal to the consideration that the dissenting stockholder would otherwise receive under the merger agreement. If no party files a petition for appraisal in a timely manner, then stockholders will lose the right to an appraisal, and will instead receive the merger consideration described in the merger agreement.

The Delaware Court of Chancery will determine the costs of the appraisal proceeding and will allocate those costs to the parties as the Delaware Court of Chancery determines to be equitable under the circumstances. Upon application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal.

The fair value of the RightNow common stock as determined under Section 262 of the DGCL could be greater than, the same as, or less than the merger consideration. An opinion of an investment banking firm as to the fairness, from a financial point of view, of the consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262 of the DGCL.

Any stockholder who has duly demanded an appraisal in compliance with Section 262 of the DGCL may not, after the effective time of the merger, vote the shares subject to the demand for any purpose or receive any dividends or other distributions on those shares, except dividends or other distributions payable to holders of record of shares as of a record date prior to the effective time of the merger.

If no petition for appraisal is filed within 120 days after the effective date of the merger, or if a stockholder delivers a written withdrawal of the stockholder’s demand for appraisal and an acceptance of the merger within 60 days after the effective date of the merger, then the right of the stockholder to appraisal will cease. Any attempt to withdraw made more than 60 days after the effective time of the merger will require written approval of the surviving corporation, and no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and may be conditioned on such terms as the Delaware Court of Chancery deems just. If the stockholder fails to perfect, successfully withdraws or loses the appraisal right, the stockholder’s shares will be converted into the right to receive the merger consideration.

FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF APPRAISAL RIGHTS. IN THAT EVENT, YOU WILL BE ENTITLED TO RECEIVE THE MERGER CONSIDERATION FOR YOUR DISSENTING SHARES IN ACCORDANCE WITH THE MERGER AGREEMENT. IN VIEW OF THE COMPLEXITY OF THE PROVISIONS OF SECTION 262 OF THE DGCL, IF YOU ARE A RIGHTNOW STOCKHOLDER AND ARE CONSIDERING EXERCISING YOUR APPRAISAL RIGHTS UNDER THE DGCL, YOU SHOULD CONSULT YOUR OWN LEGAL ADVISOR.

MARKET PRICE AND DIVIDEND POLICY

RightNow common stock is listed on The Nasdaq Stock Market LLC under the trading symbol “RNOW.” The following table sets forth the high and low sales prices of RightNow common stock, as reported by The Nasdaq Stock Market LLC, for each of the periods listed.

	Common Stock
	High	Low
Fiscal Year Ended December 31, 2009
First Quarter	$9.25	$5.72
Second Quarter	12.35	6.84
Third Quarter	14.75	9.86
Fourth Quarter	18.22	13.36
Fiscal Year Ended December 31, 2010
First Quarter	18.19	14.20
Second Quarter	19.99	13.21
Third Quarter	19.85	14.00
Fourth Quarter	27.80	18.74
Fiscal Year Ending December 31, 2011
First Quarter	33.49	23.44
Second Quarter	36.70	29.04
Third Quarter	35.00	25.51
Fourth Quarter (through [—], 2011)	[—]	[—]

The following table sets forth the closing sales prices per share of RightNow common stock, as reported on The Nasdaq Stock Market LLC on October 21, 2011, the last full trading day before the public announcement of the proposed merger, and on [—], the latest practicable date before the printing of this proxy statement:

October 21, 2011	$35.96
[—]	[—]

If the merger is consummated, each share of RightNow common stock will be converted into the right to receive $43.00 in cash, without interest and less any applicable withholding taxes, and RightNow common stock will be removed from quotation on The Nasdaq Stock Market LLC and there will be no further public market for shares of RightNow common stock.

We have never declared or paid cash dividends on RightNow common stock. Our current policy is to retain earnings for use in our business. Following the merger there will be no further market for our common stock.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth the number and percentage of shares of RightNow common stock beneficially owned, as of November 8, 2011, by (i) each person or group known by RightNow, based on filings pursuant to Section 13(d) or 13(g) under the Exchange Act, to beneficially own more than 5% of the outstanding shares of RightNow common stock; (ii) by each person who is currently a director of RightNow; (iii) by each named executive officer of RightNow, determined in accordance with Item 402 of Regulation S-K of the Securities Act; and (iv) by all current directors and named executive officers of RightNow as a group. Except to the extent indicated in the footnotes to the following table, the person or entity listed has sole voting and dispositive power with respect to the shares that are deemed beneficially owned by such person or entity, subject to community property laws, where applicable, and their address is c/o RightNow Technologies, Inc., 136 Enterprise Boulevard, Bozeman, Montana 59718.

Name of Beneficial Owner	Common Stock Beneficially Owned	Common Stock That May Be Acquired Within 60 Days of November 8, 2011 (1)	Shares of Common Stock Beneficially Owned (Including Common Stock That May Be Acquired Within 60 Days of November 8, 2011)
			Amount	Percent (2)
BlackRock, Inc. (3)	3,000,216	—	3,000,216	9.0%
Greg R. Gianforte (4)	3,579,589	150,625	3,730,214	11.1%
Richard E. Allen (5)	16,000	174,450	190,450	0.6%
Gregory M. Avis (6)	20,062	24,262	44,324	0.1%
Jeffrey C. Davison (7)	1,441	178,750	180,191	0.5%
Wayne Huyard (8)	1,568	62,500	64,068	0.2%
Thomas W. Kendra (9)	8,562	81,262	89,824	0.3%
William J. Lansing (10)	196,500	147,550	344,050	1.0%
Alan A. Rassaby (11)	4,954	215,382	220,336	0.7%
Allen E. Snyder (12)	8,712	94,237	102,949	0.3%
All directors and executive officers as a group (9 persons) (13)	3,837,388	1,129,018	4,966,406	14.4%

*	Less than 1%
(1)	Includes shares represented by vested, unexercised options as of November 8, 2011 and options and restricted stock units that are expected to vest within 60 days thereof. These shares are deemed to be outstanding for the purpose of computing the percentage ownership of the person holding the options or restricted stock units, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
(2)	Based on 33,351,527 shares issued and outstanding on November 8, 2011.
(3)	Based solely on a Schedule 13G filed with the SEC on February 8, 2011. According to the Schedule 13G, BlackRock, Inc. has sole power to vote or direct the vote and has sole power to dispose or to direct the disposition of these shares. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of such securities. The subsidiaries of BlackRock, Inc. that acquired such securities are BlackRock Japan Co. Ltd., BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Advisors, LLC, BlackRock Capital Management, Inc., BlackRock Investment Management, LLC and State Street Research & Management Company. For purposes of the reporting requirements of the Exchange Act, BlackRock, Inc. is deemed to be a beneficial owner of such securities. BlackRock, Inc. is a parent holding company with a principal address of 40 East 52nd Street, New York, NY 10022.
(4)

Includes 150,625 shares underlying options exercisable within 60 days of November 8, 2011. Also includes 2,146,670 shares held by Greg and Susan Gianforte, co-trustees of the Greg Gianforte Revocable Trust dated May 23, 2005 and Greg and Susan Gianforte, co-trustees of the Susan Gianforte Revocable Trust dated May 23, 2005, Tenants in Common. Includes 105,040 shares held by the Second East Gallatin River Trust of Greg R. Gianforte, an irrevocable grantor retained annuity trust. Includes 412,753 shares held by the Gianforte Charitable Remainder Unitrust #1 and 915,126 shares held by the Gianforte Charitable Remainder Unitrust #2. Does not include 1,412,050 shares of common stock held by the Gianforte Family

Charitable Trust, a tax-exempt private foundation. Mr. and Mrs. Gianforte and Richard Gianforte are trustees of such tax exempt private foundation, but disclaim beneficial ownership of the common stock registered in the name of such tax exempt private foundation.
(5)	Includes 172,000 shares underlying options exercisable within 60 days of November 8, 2011, 2,450 restricted stock units that will vest within 60 days of November 8, 2011 and 16,000 shares held directly by Richard E. Allen. Mr. Allen’s principal address is 7135 Polo Ridge Drive, Littleton, CO 80128.
(6)	Includes 22,000 shares underlying options exercisable within 60 days of November 8, 2011, 2,262 restricted stock units that will vest within 60 days of November 8, 2011 and 20,062 shares held directly by Gregory M. Avis. Mr. Avis’ principal address is 499 Hamilton Avenue, Palo Alto, CA 94301.
(7)	Includes 178,750 shares underlying options exercisable within 60 days of November 8, 2011 and 1,441 shares held directly by Jeffrey C. Davison.
(8)	Includes 62,500 shares underlying options exercisable within 60 days of November 8, 2011 and 1,568 shares held directly by Wayne Huyard.
(9)	Includes 1,400 shares held directly by Thomas W. Kendra. Also includes 79,000 shares underlying options exercisable within 60 days of November 8, 2011, 2,262 restricted stock units that will vest within 60 days of November 8, 2011 and 7,162 shares held by the Kendra Family Revocable Trust. Mr. Kendra’s principal address is 101 Kennedy Court, Los Gatos, CA 95032.
(10)	Includes 145,000 shares underlying options exercisable within 60 days of November 8, 2011, 2,550 restricted stock units that will vest within 60 days of November 8, 2011 and 196,500 shares held directly by William J. Lansing and his spouse. The principal address of William J. Lansing is 22 Starwood Drive, Woodside, CA 94062.
(11)	Includes 215,382 shares underlying options exercisable within 60 days of November 8, 2011 and 4,954 shares held directly by Alan A. Rassaby.
(12)	Includes 92,000 shares underlying options exercisable within 60 days of November 8, 2011, 2,237 restricted stock units that will vest within 60 days of November 8, 2011 and 8,712 shares held directly by Allen E. Snyder. Mr. Snyder’s principal address is P.O. Box 1499, Monument, CO 80132.
(13)	Includes the information set forth in notes 4 through 12 above.

FUTURE STOCKHOLDER PROPOSALS

We will hold our 2012 annual meeting of stockholders only if the merger is not completed because following the merger RightNow common stock will be delisted from The Nasdaq Stock Market LLC, RightNow common stock will be deregistered under the Exchange Act, and we will no longer be a publicly-held company.

Proposals of stockholders of RightNow intended for inclusion in the proxy statement and proxy card to be furnished to all stockholders entitled to vote at the 2012 annual meeting of stockholders, pursuant to Rule 14a-8 promulgated under the Exchange Act, must be received by us not later than January 6, 2012. Any such stockholder proposals must comply with the requirements of Rule 14a-8 of the Exchange Act.

If a stockholder wishes to present a proposal before the 2012 annual meeting of stockholders, but does not wish to have the proposal considered for inclusion in the proxy statement, the stockholder must deliver a written proposal to us not later than March 12, 2012. Notice of any such proposal must comply with our bylaws.

If a stockholder wishes to nominate an individual for election to our board of directors at the 2012 annual meeting of stockholders, the stockholder must deliver written notice to us not later than March 12, 2012. Notice of any such nomination must comply with our bylaws.

Stockholder proposals and nominations must be in writing and should be addressed to our corporate secretary, at our principal executive offices at 136 Enterprise Boulevard, Bozeman, Montana 59718.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website, located at www.sec.gov, that contains reports, proxy statements and other information regarding us and other registrants that file electronically with the SEC.

If you have any questions about this proxy statement, the special meeting or the acquisition by Oracle after reading this proxy statement, or if you would like additional copies of this proxy statement, please contact our proxy solicitor:

Phoenix Advisory Partners

110 Wall Street, 27th Floor

New York, New York 10005

Banks and brokers call: (212) 493-3910

All others call toll free: (877) 478-5038

e-mail: info@phoenixadvisorypartners.com

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED [—]. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

AGREEMENT AND PLAN OF MERGER

dated as of

October 23, 2011

among

RIGHTNOW TECHNOLOGIES, INC.,

OC ACQUISITION LLC,

and

RHEA ACQUISITION CORPORATION

A-i

Exhibit A –	Form of Voting Agreements
Exhibit B –	Form of Amended and Restated Certificate of Incorporation of Surviving Corporation

A-ii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of October 23, 2011, among RightNow Technologies, Inc., a Delaware corporation (the “Company”), OC Acquisition LLC, a Delaware limited liability company (“Parent”), and Rhea Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”).

WHEREAS, the Boards of Directors of each of the Company, Parent and Merger Subsidiary have approved this Agreement and deem it advisable and in the best interests of their respective stockholders to consummate the merger of Merger Subsidiary with and into the Company (the “Merger”) and the other transactions contemplated hereby, on the terms and conditions set forth herein; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s and Merger Subsidiary’s willingness to enter into this Agreement, certain stockholders of the Company are entering into Voting Agreements in the form attached as Exhibit A hereto (the “Voting Agreements”) pursuant to which those stockholders, among other things, will agree to vote all voting securities in the Company beneficially owned by them in favor of the approval and adoption of this Agreement and the Merger.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions.

(a) As used herein, the following terms have the following meanings:

“Acquisition Proposal” means any offer, proposal, inquiry or indication of interest from any Third Party relating to any transaction or series of related transactions involving (i) any acquisition or purchase by any Person, directly or indirectly, of 15% or more of any class of outstanding voting or equity securities of the Company or any of its Subsidiaries, or any tender offer (including a self-tender) or exchange offer that, if consummated, would result in any Person beneficially owning 15% or more of any class of outstanding voting or equity securities of the Company or any of its Subsidiaries, (ii) any merger, amalgamation, consolidation, share exchange, business combination, joint venture or other similar transaction involving the Company or any of its Subsidiaries, the business of which constitutes 15% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, (iii) any sale, lease, exchange, transfer, license (other than licenses in the ordinary course of business), acquisition or disposition of 15% or more of the consolidated assets of the Company or any of its Subsidiaries (measured by the lesser of book or fair market value thereof) or (iv) any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of the Company or any of its Subsidiaries, the business of which constitutes 15% or more of the consolidated net revenues, net income or assets of the Company and its Subsidiaries.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. As used in this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Antitrust Laws” means applicable federal, state, local or foreign antitrust, competition, premerger notification or trade regulation laws, regulations or Orders.

“Applicable Law” means, with respect to any Person, any international, national, federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Closing Date” means the date of Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Balance Sheet” means the consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2010 and the footnotes thereto set forth in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2010.

“Company Balance Sheet Date” means December 31, 2010.

“Company Board” means the Board of Directors of the Company. For purposes of this Agreement, unless otherwise specifically provided for herein, any determination or action by the Company Board shall be a determination or action approved by the greater of (i) a majority of the entire number of directors or (ii) the number of directors required to approve such action at a meeting duly called and held at which all members of the Company Board were present and voting.

“Company Convertible Notes” means $175 million aggregate principal amount outstanding of the Company’s 2.50% Convertible Senior Notes due 2030, issued pursuant to the Indenture, dated as of November 22, 2010, between the Company and The Bank of New York Mellon Trust Company, as Trustee.

“Company IP” means any and all Intellectual Property that has been used or is used in the business of the Company or any of its Subsidiaries.

“Company Material Adverse Effect” means (i) a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) an effect that would prevent, materially delay or materially impair the Company’s ability to consummate the Merger, excluding in the case of clause (i) above, any such material adverse effect resulting from or arising out of (A) the announcement or pendency of the Merger (including any loss of or adverse change in the relationship of the Company and its Subsidiaries with their respective employees, customers, partners or suppliers related thereto), (B) general economic or political conditions (including acts of terrorism or war) that do not disproportionately affect the Company and its Subsidiaries, taken as a whole, as compared to other companies participating in the same industry as the Company, (C) general conditions in the industry in which the Company and its Subsidiaries operate that do not disproportionately affect the Company and its Subsidiaries, taken as a whole, as compared to other companies participating in the same industry as the Company, (D) any changes (after the date hereof) in GAAP or Applicable Law, (E) any failure to take any action expressly prohibited by Section 6.01, or the taking of any specific action at the written direction of Parent or expressly required by this Agreement, (F) any Proceeding made or brought by any holder of shares of Company Common Stock (on the holder’s own behalf or on behalf of the Company) arising out of or related to this Agreement or any of the transactions contemplated hereby (including the Merger) or (G) any failure by the Company to meet internal or analysts’ estimates or projections (it being understood that any cause of any such failure may be taken into consideration when determining whether a Company Material Adverse Effect has occurred).

“Company Products” means each product (including any software product) or service developed, manufactured, sold, licensed, leased or delivered by the Company or any of its Subsidiaries.

“Company Registered IP” means all of the Registered IP owned by, under obligation of assignment to, or filed in the name of, the Company or any of its Subsidiaries.

“Company Restricted Stock Award” means each award with respect to a share of restricted Company Common Stock outstanding under any Company Stock Plan that is, at the time of determination, subject to forfeiture or repurchase by the Company.

“Company Return” means any Tax Return of, with respect to or that includes the Company or any of its Subsidiaries.

“Company RSU” means each award of restricted stock units outstanding under any Company Stock Plan or otherwise.

“Company Stock Option” means each compensatory option to purchase Company Common Stock outstanding under any Company Stock Plan or otherwise.

“Company Stock Plans” means the Company’s 2004 Equity Incentive Plan, as amended and restated, and the Company’s Amended and Restated 1998 Long-Term Incentive and Stock Option Plan.

“Contract” means any legally binding written or oral contract, agreement, note, bond, indenture, mortgage, guarantee, option, lease (or sublease), license, sales or purchase order, warranty, commitment, or other instrument, obligation, arrangement or understanding of any kind.

“Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 or 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA or Section 4980B of the Code, and (v) under corresponding or similar provisions of foreign laws or regulations, other than such liabilities that arise solely out of, or relate solely to, the Company Employee Plans.

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Environmental Law” means any Applicable Law or any agreement with any Governmental Authority or other Person, relating to human health and safety, the environment or any Hazardous Substance.

“Environmental Permits” means, with respect to any Person, all Governmental Authorizations relating to or required by Environmental Law and affecting, or relating in any way to, the business of such Person or any of its Subsidiaries.

“Equity Interest” means any share, capital stock, partnership, member or similar interest in any entity, and any option, warrant, right or security convertible, exchangeable or exercisable therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to the Company, any entity that is (or at the relevant time was) treated as a single employer with the Company or under common control with the Company within the meaning of Section 414(b), (c) or (m) of the Code or Section 4001(b)(1) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Executive Officer” shall have the meaning set forth in Rule 3b-7 of the Exchange Act.

“GAAP” means generally accepted accounting principles in the United States, as in effect on the date hereof.

“Governmental Authority” means (i) any government or any state, department, local authority or other political subdivision thereof, or (ii) any governmental or quasi-governmental body, agency, authority (including any central bank, Taxing Authority or transgovernmental or supranational entity or authority), minister or instrumentality (including any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Governmental Authorizations” means, with respect to any Person, all licenses, permits, certificates, waivers, consents, franchises (including similar authorizations or permits), exemptions, variances, expirations and terminations of any waiting period requirements and other authorizations and approvals issued to such Person by or obtained by such Person from any Governmental Authority, or of which such Person has the benefit under any Applicable Law.

“Government Contract” means any agreement between, on the one hand, the Company or any of the Subsidiaries and, on the other hand: (i) the United States government or any other Governmental Entity, (ii) any prime contractor to the United States government or any other Governmental Entity or (iii) any subcontractor with respect to any agreement described in clauses (i) or (ii).

“Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including any substance, waste or material regulated under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, collectively, any (i) indebtedness for borrowed money, (ii) indebtedness evidenced by any bond, debenture, note, mortgage, indenture or other debt instrument or debt security, (iii) amounts owing as deferred purchase price for the purchase of any property, or (iv) guarantees with respect to any indebtedness or obligation of a type described in clauses (i) through (iii) above of any other Person.

“Intellectual Property” means any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, divisionals, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and all patents, applications, documents and filings claiming priority to or serving as a basis for priority thereof; (ii) all inventions (whether or not patentable), invention disclosures, improvements, trade secrets, proprietary information, know how, computer software programs (in both source code and object code form), business methods, technical data and customer lists, tangible or intangible proprietary information, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vi) all databases and all rights therein throughout the world; (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world; (viii) all Web addresses, sites and domain names and numbers; and (ix) any similar or equivalent rights to any of the foregoing anywhere in the world.

“Internal Revenue Service” means the United States Internal Revenue Service.

“International Plan” means any compensation or benefit plan that is entered into, maintained, administered or contributed to by the Company or any of its Subsidiaries under the law or applicable custom or rule of the relevant jurisdiction outside the United States. “International Plan” shall not include any arrangement that has been terminated and completely wound up prior to the date of this Agreement and for which neither the Company nor any of its Subsidiaries may have any liability (actual or contingent).

“IT Assets” means all hardware, software (in both object and source code form), firmware, networks and connecting media and related infrastructure used by the Company or any of its Subsidiaries in support of their respective business operations.

“Knowledge of the Company” means knowledge, after reasonable inquiry, of each of the individuals identified in Section 1.01 of the Company Disclosure Schedule.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance, claim, infringement, right of first refusal, preemptive right, community property right or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“made available” shall mean inclusion prior to the date of the Agreement of an electronic copy in the “data room” for the Transaction. As soon as practicable after the date of this Agreement, the Company will deliver to Parent on one or more CD-Rom disks (a) a complete and accurate (as of the date of this Agreement) electronic copy of the “data room” and (b) a complete and accurate copy of the Company’s filing under the HSR Act and under any other Antitrust Law.

“Nasdaq” means the Nasdaq Global Select Market.

“Order” means, with respect to any Person, any order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority or arbitrator that is binding upon or applicable to such Person or its property.

“Other Company Representations” shall mean the representations and warranties of the Company contained in Article 4, other than the Specified Company Representations.

“Parent Stock” means the common stock, par value $0.01 per share, of Parent.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Liens” means (i) Liens disclosed on the Company Balance Sheet, (ii) Liens for Taxes that are (A) not yet due and payable as of the Closing Date or (B) being contested in good faith (and for which adequate accruals or reserves have been established on the Company Balance Sheet), and (iii) landlords’, mechanics’, carriers’, workmen’s, repairmen’s or other like liens or other similar encumbrances arising or incurred in the ordinary course of business consistent with past practice that, in the aggregate, do not materially impair the value or the present or intended use and operation of the assets to which they relate.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Proceeding” means any suit, claim, action, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Registered IP” means all United States, international and foreign: (i) patents and patent applications (including provisional applications and design patents and applications) and all reissues, divisions, divisionals, renewals, extensions, counterparts, continuations and continuations-in-part thereof, and all patents, applications, documents and filings claiming priority thereto or serving as a basis for priority thereof; (ii) registered trademarks, registered service marks, applications to register trademarks, applications to register service marks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; (iv) domain name registrations and Internet number assignments; and (v) any other Company IP that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Authority, in each case, owned by, under obligation of assignment to, or filed in the name of, the Company or any of its Subsidiaries.

“Representatives” means, with respect to any Person, the directors, officers, employees, financial advisors, attorneys, accountants, consultants, agents and other authorized representatives of such Person, acting in such capacity.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Software” means any computer program, operating system, applications system, firmware or other code of any nature, whether operational, under development or inactive, including all object code, source code, data files, rules, data collections, diagrams, protocols, specifications, interfaces, definitions or methodology derived from the foregoing and any derivations, updates, enhancements and customization of any of the foregoing, processes, operating procedures, technical manuals, user manuals and other documentation thereof, whether in machine-readable form, programming language or any other language or symbols and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature.

“Specified Company Representations” shall mean the representations and warranties of the Company contained in Sections 4.01, 4.02, 4.04(i), 4.05, 4.26, 4.27 and 4.28.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Superior Proposal” means any binding bona fide, unsolicited, written Acquisition Proposal which did not result from or arise out of a breach of Section 6.03 of this Agreement, made by a Third Party, which, if consummated, would result in such Third Party (or in the case of a direct merger between such Third Party or any Subsidiary of such Third Party and the Company, the stockholders of such Third Party) owning, directly or indirectly, all of the outstanding shares of Company Common Stock, or all or substantially all of the consolidated assets of the Company and its Subsidiaries, and which Acquisition Proposal the Company Board determines in good faith, after considering the advice of its outside legal counsel and a financial advisor of nationally recognized reputation, and after taking into account all of the terms and conditions of such Acquisition Proposal (including any termination or break-up fees, expense reimbursement provisions and conditions to consummation), and after taking into account all financial, legal, regulatory, and other aspects of such Acquisition Proposal (including the financing terms and the ability of such Third Party to finance such Acquisition Proposal), (i) is more favorable to the Company’s stockholders (other than Parent and its Affiliates) than as provided hereunder (including any changes to the terms of this Agreement proposed by Parent in response to such Superior Proposal pursuant to and in accordance with Section 6.03 or otherwise), (ii) is not subject to any financing condition (and if financing is required, such financing is then fully committed to the Third Party), (iii) is reasonably capable of being completed on the terms proposed without unreasonable delay and (iv) includes termination rights of the Third Party on terms no less favorable to the Company than the terms set forth in this Agreement, all from a Third Party capable of performing such terms.

“Tax” means any federal, state, local or foreign income, gross receipts, branch profits, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, escheat, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or other tax of any kind whatsoever, including any interest, penalty, addition to tax or additional amount with respect thereto, whether disputed or not.

“Tax Grant” means any Tax exemption, Tax holiday or reduced Tax rate granted by a Taxing Authority with respect to the Company or any of its Subsidiaries that is not generally available to Persons without specific application therefor.

“Tax Return” means any report, return, document, declaration or other information required to be filed with or supplied to a Taxing Authority, including information returns, any document with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Taxing Authority” means any Governmental Authority responsible for the imposition of any Tax.

“Third Party” means any Person or “group” (as defined under Section 13(d) of the Exchange Act) of Persons, other than Parent or any of its Affiliates or Representatives.

“Third Party Software” means any software (including object code, binary code, source code, libraries, routines, subroutines or other code, and including commercial, open-source and freeware software) and any documentation or other material related to such software, and any derivative of any of the foregoing, that is (i) not solely owned by the Company and (ii) incorporated in, distributed with, or required, necessary or depended upon for the development, use or commercialization of, any Company Product. Third Party Software includes (A) software that is provided to Company’s end-users in any manner, whether for free or for a fee, whether distributed or hosted, and whether embedded or incorporated in or bundled with any Company Product or on a standalone basis, (B) software that is used for development, maintenance and/or support of any Company Product, including development tools such as compilers, converters, debuggers or parsers, tracking and database tools such as project management software, source code control and bug tracking software, and software used for internal testing purposes, (C) software that is used to generate code or other software that is described in clauses (A) or (B), and (D) software that is used for the Company’s internal business purposes, including accounting software, human resources software, customer relationship management software and similar software, other than, with respect to (D) only, off-the-shelf computer programs or commercially available computer programs licensed for a one-time fee or that have annual fees of $25,000 or less.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of Treasury.

“Ultimate Parent” means Oracle Corporation, a Delaware corporation.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Adverse Recommendation Change	6.03(d)
Agreement	Preamble
Antitrust Counsel Only Material	6.11(d)
Assumed Company Awards	2.06(a)
Award Exchange Ratio	2.06(a)
Board Recommendation	6.02(b)
Cashed Out Compensatory Awards	2.06(b)
Certificate of Merger	2.02(a)
Certificates	2.04(a)
Closing	2.01
Company	Preamble
Company Common Stock	4.05(a)
Company Compensatory Award	2.06(a)
Company Disclosure Schedule	Article 4
Company Employee Plan	4.16(a)
Company Preferred Stock	4.05(a)

Term	Section
Company SEC Documents	4.07(a)
Company Securities	4.05(c)
Company Subsidiary Securities	4.06(c)
Compensatory Award Payments	2.06(b)
Confidentiality Agreement	6.16
Continuing Employees	6.17(a)
Current Premium	6.10(a)
Dissenting Shares	2.05
Effective Time	2.02(b)
End Date	8.01(b)(i)
ESPP	2.06(d)
Exchange Agent	2.04(a)
Final Exercise Date	2.06(d)
Foreign Competition Laws	4.03
Governmental Antitrust Authority	6.11(b)
Indemnified Parties	6.10(b)
Initial Termination Fee	9.04(d)
Insurance Policies	4.18
Intervening Event	6.03(f)
Lease Agreement	4.21(b)
Leased Real Property	4.21(b)
Major Customers	4.14(a)(i)
Major Suppliers	4.14(a)(iii)
Material Contract	4.14(b)
Merger	Preamble
Merger Consideration	2.03(a)
Merger Subsidiary	Preamble
Necessary IP	4.20(b)
Notice Period	6.03(e)(i)
Owned Real Property	4.21(b)
Parent	Preamble
Parent Benefit Plans	6.17(a)
Parent Expenses	9.04(e)
Payment Fund	2.04(a)
Proxy Statement	4.09
Stockholder Approval	4.02(a)
Stockholder Meeting	6.02(a)
Surviving Corporation	2.02(c)
Termination Fee	9.04(b)
Uncertificated Shares	2.04(b)
Ultimate Parent Stock	2.06(a)
Voting Agreements	Preamble
WARN Act	4.17(b)

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule. References to any Person include the successors and permitted assigns of that Person. References to any statute are to that statute, as amended from time to time, and to the rules and regulations promulgated thereunder. References to “$” and “dollars” are to the currency of the United States. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively.

ARTICLE 2

THE MERGER

Section 2.01. The Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., Pacific time, as soon as practicable (and, in any event, within two (2) Business Days) after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Latham & Watkins LLP, 140 Scott Drive, Menlo Park, California, unless another place is agreed to in writing by the parties hereto.

Section 2.02. The Merger.

(a) Upon the terms and subject to the conditions set forth herein, as soon as practicable after the Closing, the Company shall file with the Delaware Secretary of State a certificate of merger (the “Certificate of Merger”) in connection with the Merger in such form as is required by, and executed and acknowledged in accordance with, Delaware Law.

(b) The Merger shall become effective on such date and at such time (the “Effective Time”) as the Certificate of Merger has been duly filed with the Delaware Secretary of State (or at such later time as may be agreed by the parties that is specified in the Certificate of Merger).

(c) At the Effective Time, Merger Subsidiary shall be merged with and into the Company in accordance with Delaware Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”). From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under Delaware Law.

Section 2.03. Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

(a) except as otherwise provided in Section 2.03(b), Section 2.03(c), or Section 2.05, each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive $43.00 (forty-three dollars) in cash, without interest (the “Merger Consideration”);

(b) each share of Company Common Stock held by the Company as treasury stock or owned by Parent or Merger Subsidiary immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto;

(c) each share of Company Common Stock held by any Subsidiary of either the Company or Parent (other than Merger Subsidiary) immediately prior to the Effective Time shall be converted into such number of shares of common stock, par value $0.01 per share, of the Surviving Corporation such that each such Subsidiary owns the same percentage of the Surviving Corporation immediately following the Effective Time as such Subsidiary owned in the Company immediately prior to the Effective Time; and

(d) each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and, together with the shares described in Section 2.03(c), shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.04. Surrender and Payment.

(a) Prior to the Effective Time, Parent shall appoint an exchange agent (the “Exchange Agent”) for the purpose of exchanging for the Merger Consideration (i) certificates representing shares of Company Common Stock (the “Certificates”) and (ii) uncertificated shares of Company Common Stock (the “Uncertificated Shares”). As of the Effective Time, Parent shall deposit with the Exchange Agent the aggregate Merger Consideration to be paid in respect of the Certificates and Uncertificated Shares (the “Payment Fund”). Promptly after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each record holder of shares of Company Common Stock at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange.

(b) Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration in respect of the Company Common Stock represented by a Certificate or Uncertificated Share, upon (i) surrender to the Exchange Agent of a Certificate, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Exchange Agent, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration. No interest shall be paid or accrued on the cash payable upon the surrender or transfer of such Certificate or Uncertificated Share.

(c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) All Merger Consideration paid upon the surrender of Certificates or transfer of Uncertificated Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate or Uncertificated Shares and from and after the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

(e) Any portion of the Payment Fund that remains unclaimed by the holders of shares of Company Common Stock six (6) months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged shares of Company Common Stock for the Merger Consideration in accordance with this Section 2.04 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Company Common Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of Company Common Stock two (2) years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by Applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(f) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.05 in respect of any Dissenting Shares shall be returned to Parent, upon demand.

Section 2.05. Dissenting Shares. Notwithstanding Section 2.03, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock canceled in accordance with Section 2.03(b) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such shares in accordance with Section 262 of Delaware Law (such shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect, withdraws or otherwise loses such holder’s appraisal rights under Delaware Law with respect to such shares) shall not be converted into a right to receive the Merger Consideration but instead shall be entitled to payment of the appraised value of such shares in accordance with Section 262 of Delaware Law; provided that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal, pursuant to Section 262 of Delaware Law or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of Delaware Law, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.03(a), without interest thereon, upon surrender of such Certificate formerly representing such share or transfer of such Uncertificated Share, as the case may be. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of shares of Company Common Stock, any withdrawal of any such demand and any other demand, notice, or instrument delivered to the Company prior to the Effective Time pursuant to Delaware Law that relate to such demand, and Parent shall have the opportunity and right to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

Section 2.06. Company Stock Options; Company RSUs; ESPP

(a) At the Effective Time by virtue of the Merger and without any action on the part of the holders thereof, the unvested portion of each Company Stock Option and Company RSU (each such award, a “Company Compensatory Award”) that is outstanding immediately prior to the Effective Time and held by a person who is an employee of, or a consultant to, the Company or any Subsidiary as of immediately prior to the Effective Time shall be assumed by the Ultimate Parent and converted automatically at the Effective Time into an option or restricted stock unit award, as the case may be, denominated in shares of Ultimate Parent common stock (“Ultimate Parent Stock”) and subject to terms and conditions substantially identical to those in effect at the Effective Time, including, without limitation, any accelerated vesting provisions therein (the unvested portion of each such assumed Company Compensatory Award, an “Assumed Company Award”), except that (i) the number of shares of Ultimate Parent Stock subject to each such Assumed Company Award shall be determined by multiplying the number of shares of Company Common Stock subject to the unvested portion of such Company Compensatory Award immediately prior to the Effective Time by a fraction (the “Award Exchange Ratio”), the numerator of which is the per share Merger Consideration and the denominator of which is the average closing price of Ultimate Parent Stock on Nasdaq over the five (5) trading days immediately preceding (but not including) the date on which the Effective Time occurs (rounded down to the nearest whole share) and (ii) if applicable, the exercise or purchase price per share of each such Assumed Company Award shall equal (x) the per share exercise or purchase price of the unvested portion of each such Company Compensatory Award immediately prior to the Effective Time divided by (y) the Award Exchange Ratio (rounded upwards to the nearest whole cent); provided, however, that in no case shall the assumption of the unvested portion of a Company Stock Option be performed in a manner that is not in material compliance with the requirements of Sections 409A or 424(a) of the Code. At the Effective Time, each Company Stock Plan pursuant to which any Assumed Company Award has been granted shall be assumed by Parent.

(b) Notwithstanding the foregoing, (i) the vested portion (including any portion that pursuant to its terms becomes vested solely as a result of the transactions contemplated by this Agreement) of each outstanding Company Compensatory Award as of immediately prior to the Effective Time and (ii) the vested and unvested portion of each outstanding Company Compensatory Award held by a person who is not an employee of, or a consultant to, the Company or any Subsidiary of the Company immediately prior to the Effective Time (each such award or vested portion thereof, as the case may be, a “Cashed Out Compensatory Award”), shall not be assumed by Ultimate Parent pursuant to this Section 2.06 and shall, immediately prior to the Effective Time, be cancelled and extinguished and, in exchange therefor, each former holder of any such Cashed Out Compensatory Award shall have the right to receive an amount in cash equal to the product of (x) the aggregate number of shares of Company Common Stock subject to the vested portion of such Cashed Out Compensatory Award immediately prior to the Effective Time and (y) the Merger Consideration less any per share exercise price of the vested portion of such Cashed Out Compensatory Award immediately prior to such cancellation (such amounts payable hereunder being referred to as the “Compensatory Award Payments”). From and after the Effective Time, any such Cashed Out Compensatory Award shall no longer be exercisable by the former holder thereof, but shall only entitle such holder to the payment of the Compensatory Award Payment, if any. The Compensatory Award Payments shall be paid as soon as practicable following the Effective Time, without interest.

(c) Parent shall take such actions as are necessary for the assumption and conversion of the Assumed Company Awards pursuant to this Section 2.06, including the reservation, issuance and listing of Parent Stock as is necessary to effectuate the transactions contemplated by this Section 2.06. As soon as reasonably practicable after the Effective Time, Parent shall deliver to each holder of any Assumed Company Award or any Cashed Out Compensatory Award an appropriate notice setting forth such holder’s rights pursuant to such Assumed Company Award or Cashed Out Compensatory Award, as applicable. Ultimate Parent shall prepare and file with the SEC a registration statement on Form S-8 with respect to the shares of Ultimate Parent Stock issuable upon exercise of the Assumed Company Awards promptly following the Effective Time (and in no event later than 20 Business Days after the Effective Time) and Ultimate Parent shall exercise commercially reasonable efforts to maintain the effectiveness of such registration statement for so long as such assumed Company Compensatory Awards remain outstanding. The Company and its counsel shall reasonably cooperate with and assist the Ultimate Parent in the preparation of such registration statement. For the avoidance of doubt, the Form S-8 registration statement shall not cover any Cashed Out Compensatory Awards.

(d) The Company shall take such action as may be necessary under the Company’s 2004 Employee Stock Purchase Plan (as amended and restated, the “ESPP”), to (i) terminate all purchase periods under the ESPP as of the last day of the Company’s first payroll period ending after the date of this Agreement (the “Final Exercise Date”); (ii) provide that no further purchase periods shall commence under the ESPP on or following the Final Exercise Date; and (iii) terminate the ESPP as of the Final Exercise Date. Each outstanding right under the ESPP on the Final Exercise Date shall be exercised on such date for the purchase of Company Common Stock in accordance with the terms of the ESPP. The Company shall provide timely notice of the setting of the Final Exercise Date and termination of the ESPP in accordance with Section 9.03 of the ESPP.

(e) Subject to Parent’s compliance with the preceding provisions of this Section 2.06, the parties agree that, following the Effective Time, no holder of a Company Compensatory Award or any participant in any Company Stock Plan, Company Employee Plan or employee benefit arrangement of the Company or any individual party to an employment agreement with the Company or any of its Subsidiaries shall have any right hereunder to acquire any Equity Interest (including any “phantom” stock or stock appreciation rights) in the Company, any of its Subsidiaries or the Surviving Corporation.

(f) As soon as reasonably practicable following the date of this Agreement and in any event prior to the Effective Time, the Company shall take any and all such actions as are necessary to effect the foregoing provisions of this Section 2.06, including by amending the applicable Company Stock Plans or ESPP.

Section 2.07. Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur, including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

Section 2.08. Withholding Rights. Each of Parent, Merger Subsidiary, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of any applicable Tax law. To the extent that amounts are so deducted and withheld by Parent, Merger Subsidiary, the Surviving Corporation or the Exchange Agent, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which Parent, Merger Subsidiary, the Surviving Corporation or the Exchange Agent, as the case may be, made such deduction and withholding.

Section 2.09. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate, as contemplated under this Article 2.

ARTICLE 3

THE SURVIVING CORPORATION

Section 3.01. Certificate of Incorporation. The certificate of incorporation of the Company shall be amended at the Effective Time to read in its entirety as set forth in Exhibit B hereto and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with Applicable Law.

Section 3.02. Bylaws. The bylaws of the Company shall be amended at the Effective Time to read in their entirety as the bylaws of Merger Subsidiary in effect immediately prior to the Effective Time and as so amended shall be the bylaws of the Surviving Corporation until amended in accordance with Applicable Law.

Section 3.03. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Merger Subsidiary immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Merger Subsidiary immediately prior to the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed in the Company SEC Documents (other than as set forth in the forward-looking statements or as set forth in the risk factors contained therein) filed on or after January 1, 2011, and (b) as set forth in the Disclosure Schedule delivered by the Company to Parent and Merger Subsidiary prior to the execution of this Agreement (the “Company Disclosure Schedule”), which identifies items of disclosure by reference to a particular Section or subsection of this Agreement, the Company hereby represents and warrants to Parent and Merger Subsidiary as follows:

Section 4.01. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has heretofore delivered or made available to Parent complete and correct copies of the certificate of incorporation and bylaws of the Company as currently in effect. The Company has heretofore made available to Parent complete and correct copies of the minutes (or, in the case of draft minutes, the most recent drafts thereof) of all meetings of the stockholders of the Company, the Company Board and each committee of the Company Board and the Boards of Directors (and each committee thereof) of each of the Company’s Subsidiaries held since January 1, 2009; provided that, with respect to meetings for which draft or final minutes are not yet available, the Company has provided to Parent a materially complete and correct summary thereof.

Section 4.02. Corporate Authorization.

(a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the Stockholder Approval, to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby, except for obtaining the Stockholder Approval, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock voting to approve and adopt this Agreement and the Merger (the “Stockholder Approval”) is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger and the other transactions contemplated by this Agreement. This Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity.

(b) At a meeting duly called and held, prior to the execution of this Agreement, at which all directors of the Company were present (in person or remotely, to the extent permitted by the Company’s organizational documents) and voting in favor, the Company Board duly adopted resolutions (i) declaring that this Agreement, the Merger and the other transactions contemplated hereby are fair to, advisable and in the best interests of the Company’s stockholders, (ii) approving this Agreement, the Merger and the other transactions contemplated hereby, (iii) taking all actions necessary so that the restrictions on business combinations and stockholder vote requirements contained in Section 203 of the Delaware Law will not apply with respect to or as a result of the Merger, this Agreement, the Voting Agreements and the transactions contemplated hereby and thereby, (iv) directing that the adoption of this Agreement, the Merger and the other transactions contemplated hereby be submitted to a vote of the stockholders of the Company at the Stockholder Meeting, and (v) making the Board Recommendation.

Section 4.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of (A) the HSR Act and (B) any Applicable Law analogous to the HSR Act or otherwise regulating antitrust or merger control matters and in each case existing in foreign jurisdictions (the “Foreign Competition Laws”), (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act, any other applicable U.S. state or federal or foreign securities laws, or Nasdaq, and (iv) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.04. Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby do not and will not (with or without notice or lapse of time, or both): (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company, (ii) assuming compliance with the matters referred to in Section 4.03 and that the Stockholder Approval is obtained, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law or Order, (iii) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a change of control or default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of any Contract to which the Company or any Subsidiary of the Company is a party, or by which they or any of their respective properties or assets may be bound or affected or any Governmental Authorization affecting, or relating in any way to, the property, assets or business of the Company or any of its Subsidiaries, or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, with such exceptions, in the case of each of clauses (ii), (iii) and (iv), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (provided that, in making such determination, the exception set forth in clause (A) of the definition of Company Material Adverse Effect shall be disregarded).

Section 4.05. Capitalization.

(a) The authorized capital stock of the Company consists of (i) 150,000,000 shares of common stock of the Company, par value $0.0001 per share (the “Company Common Stock”), and (ii) 15,000,000 of preferred stock, par value $0.0001 per share (the “Company Preferred Stock”). The rights and privileges of the Company Common Stock and the Company Preferred Stock are as set forth in the Company’s certificate of incorporation. At the close of business on October 21, 2011, 32,779,967 shares of Company Common Stock were issued and outstanding (none of which were Company Restricted Stock Awards), 3,606,369 shares of Company Common Stock were held by the Company as treasury shares, and no shares of Company Preferred Stock were issued and outstanding; no warrants to purchase shares of Company Common Stock were issued and outstanding; Company Stock Options to purchase an aggregate of 6,377,366 shares of Company Common Stock were issued and outstanding (of which Company Stock Options to purchase an aggregate of 3,372,094 shares of Company Common Stock were exercisable), with a weighted average exercise price of $12.98; an aggregate of 71,679 shares of Company Common Stock were reserved for settlement of Company RSUs; and no shares of Company Common Stock were reserved for settlement of Company Compensatory Awards other than Company Stock Options and Company RSUs; and an aggregate of 5,487,786 shares of Company Common Stock were reserved for conversion of the Company Convertible Notes (all of which are convertible and have a conversion rate of 31.3588 shares of Company Common Stock per $1,000 principal amount of Company Convertible Notes), and prior to the Effective Time, the Company shall have reserved such additional shares of Company Common Stock as are necessary for conversion of the Company Convertible Notes, as the conversion rate shall be adjusted as a result of the Merger. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any Company Stock Plan will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are (or, in the case of shares that have not yet been issued, will be) fully paid, nonassessable and free of preemptive rights.

(b) Section 4.05(b) of the Company Disclosure Schedule sets forth, as of the close of business on October 21, 2011, a complete and correct list of all outstanding Company Compensatory Awards under the Company Stock Plans, including with respect to each such award, (i) the number of shares initially subject to such award, (ii) the name of the holder, (iii) the grant date, (iv) as to Company Stock Options, whether the award was intended as of its date of grant to be an “incentive stock option” under Section 422 of the Code or a non-qualified stock option, (v) the exercise or purchase price per share, (vi) the vesting schedule (including the extent to which it will become accelerated as a result of the Merger) and vested status of each such award, and (vii) the expiration date of each such award. The Company Stock Plans set forth in Section 4.05(b) of the Company Disclosure Schedule are the only plans or programs the Company or any of its Subsidiaries has maintained under which stock options, restricted stock, restricted stock units, stock appreciation rights or other compensatory equity-based awards have been or may be granted. Each form of award agreement is set forth in Section 4.05(b) of the Company Disclosure Schedule.

(c) Except as set forth in this Section 4.05 and for changes since October 21, 2011 resulting from the exercise of Company Compensatory Awards outstanding on such date, there are no outstanding (i) shares of capital stock or voting securities or other Equity Interests of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities or other Equity Interests of the Company, other than the Company Convertible Notes, (iii) options, warrants or other rights or arrangements to acquire from the Company, or other obligations or commitments of the Company to issue, any capital stock or other voting securities, ownership interests or Equity Interests in, or any securities convertible into or exchangeable for capital stock or other voting securities, ownership interests or Equity Interests in, the Company, or (iv) restricted shares, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities, ownership interests or Equity Interests in, the Company (the items in clauses (i)-(iv) being referred to collectively as the “Company Securities”), (v) voting trusts, proxies or other similar agreements or understandings to which Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock of Company or any of its Subsidiaries or (vi) contractual obligations or commitments of any character restricting the transfer of, or requiring the registration for sale of, any shares of capital stock of Company or any of its Subsidiaries. There are no outstanding obligations or commitments of any character of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities. All Company Stock Options may, by their terms, be treated in accordance with Section 2.06. No Subsidiary of the Company owns any Company Securities.

Section 4.06. Subsidiaries.

(a) Section 4.06(a) of the Company Disclosure Schedule sets forth a complete and correct list of each Subsidiary of the Company, its place and form of organization and each jurisdiction in which it is authorized to conduct or actually conducts business.

(b) Each Subsidiary of the Company is a corporation or other business entity duly incorporated or organized (as applicable), validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has all corporate or other organizational powers required to carry on its business as now conducted. Each such Subsidiary is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Section 4.06(c) of the Company Disclosure Schedule sets forth, for each Subsidiary of the Company, as applicable: (i) its authorized capital stock, voting securities or ownership interests; (ii) the number and type of any capital stock, voting securities or ownership interests, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor, outstanding; and (iii) the record owner(s) thereof. All of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no outstanding (x) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company, (y) options, warrants or other rights or arrangements to acquire from the Company or any of its Subsidiaries, or other obligations or commitments of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any Subsidiary of the Company, or (z) restricted shares, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, any Subsidiary of the Company (the items set forth in Section 4.06(c) of the

Company Disclosure Schedule being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities. All of the Company Subsidiary Securities are duly authorized, validly issued, fully paid and nonassessable.

(d) Except for the Company Subsidiary Securities, neither the Company nor any of its Subsidiaries directly or indirectly owns any capital stock of, or other equity, ownership, profit, voting or similar interest in, or any interest convertible, exchangeable or exercisable for any equity, ownership, profit, voting or similar interest in, any Person.

Section 4.07. SEC Filings and the Sarbanes-Oxley Act.

(a) The Company has delivered, or otherwise made available through filings with the SEC, to Parent complete and correct copies of (i) the Company’s annual reports on Form 10-K for its fiscal years ended December 31, 2010, 2009, and 2008, (ii) its proxy or information statements relating to meetings of the stockholders of the Company since January 1, 2008, and (iii) all of its other reports, statements, schedules and registration statements filed with the SEC since January 1, 2008 (the documents referred to in this Section 4.07(a) and Section 4.07(e), together with all information incorporated by reference therein in accordance with applicable SEC regulations, are collectively referred to in this Agreement as the “Company SEC Documents”).

(b) Since January 1, 2008, the Company has filed with or furnished to the SEC each report, statement, schedule, form or other document or filing required by Applicable Law to be filed or furnished by the Company at or prior to the time so required. No Subsidiary of the Company is required to file or furnish any report, statement, schedule, form or other document with, or make any other filing with, or furnish any other material to, the SEC.

(c) As of its filing date, each Company SEC Document complied, and each such Company SEC Document filed subsequent to the date hereof and prior to the consummation of the Merger will comply, as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be.

(d) As of its filing date, each Company SEC Document filed pursuant to the Exchange Act did not, and each such Company SEC Document filed subsequent to the date hereof and prior to the consummation of the Merger will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not, and each such Company SEC Document filed subsequent to the date hereof and prior to the consummation of the Merger will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e) The Company has delivered, or otherwise made available through filings with the SEC, to Parent copies of all comment letters received by the Company from the SEC since January 1, 2008 relating to the Company SEC Documents, together with all written responses of the Company thereto. There are no outstanding or unresolved comments in any such comment letters received by the Company from the SEC. To the Knowledge of the Company, none of the Company SEC Documents is the subject of any ongoing review by the SEC.

(f) Each required form, report and document containing financial statements that has been filed with or submitted to the SEC by the Company since January 1, 2008 was accompanied by the certifications required to be filed or submitted by the Company’s principal executive officer and principal financial officer, as required, pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act. None of the Company, any current executive officer of the Company or, to the Knowledge of the Company, any former executive officer of the Company has received written notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications made with respect to the Company SEC Documents filed prior to the date of this Agreement.

Section 4.08. Financial Statements; Internal Controls.

(a) The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company SEC Documents (i) complied as to form, as of their respective filing dates with the SEC, in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except, in the case of unaudited statements, for the absence of footnotes), and (iii) fairly presented (except as may be indicated in the notes thereto) in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

(b) The Company’s system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) is reasonably sufficient in all material respects to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (ii) that receipts and expenditures are executed in accordance with the authorization of management, and (iii) that any unauthorized use, acquisition or disposition of the Company’s assets that would materially affect the Company’s financial statements would be detected or prevented in a timely manner. There were no significant deficiencies or material weaknesses identified in management’s assessment of internal controls as of and for the year-ended December 31, 2010 (nor has any such deficiency or weakness been identified since such date).

(c) The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are reasonably designed to ensure that (i) all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the rules and forms of the SEC, and (ii) all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act with respect to such reports.

(d) Since January 1, 2008, neither the principal executive officer nor the principal financial officer of the Company has become aware of any fact, circumstance or change that is reasonably likely to result in a “significant deficiency” or a “material weakness” in the Company’s internal controls over financial reporting.

(e) The audit committee of the Company Board includes an Audit Committee Financial Expert, as defined by Item 407(d)(5)(ii) of Regulation S-K.

(f) The Company has adopted a code of ethics, as defined by Item 406(b) of Regulation S-K, for senior financial officers, applicable to its principal financial officer, comptroller or principal accounting officer, or persons performing similar functions. The Company has promptly disclosed any change in or waiver of the Company’s code of ethics with respect to any such persons, as required by Section 406(b) of the Sarbanes-Oxley Act. To the Knowledge of the Company, there have been no violations of provisions of the Company’s code of ethics by any such persons.

Section 4.09. Disclosure Documents. The proxy or information statement of the Company to be filed with the SEC in connection with the Merger and any amendments or supplements thereto (the “Proxy Statement”)

will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act. At the time the Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, and at the time such stockholders vote on adoption of this Agreement, the Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.09 will not apply to statements or omissions included in the Proxy Statement based upon information furnished to the Company in writing by Parent specifically for use therein.

Section 4.10. Absence of Certain Changes. Since the Company Balance Sheet Date, (i) the business of the Company and each of its Subsidiaries has been conducted in the ordinary course consistent with past practice, except for actions taken pursuant to this Agreement in connection with the consummation of the Merger, (ii) there has not been any fact, event, change, development or set of circumstances that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (iii) there has not been any action or event, nor any authorization, commitment or agreement by the Company or any of its Subsidiaries with respect to any action or event, that if taken or if it occurred after the date hereof would be prohibited by Section 6.01 (other than Sections 6.01(e), (h) and (l)).

Section 4.11. No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that would reasonably be expected to result in such a liability or obligation, other than:

(a) liabilities or obligations disclosed or provided for in the Company Balance Sheet or disclosed in the notes thereto;

(b) liabilities or obligations incurred in the ordinary course of business since the Company Balance Sheet Date in amounts consistent with past practice that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and

(c) liabilities or obligations incurred directly as a result of this Agreement.

Section 4.12. Litigation.

(a) There is no Proceeding pending against or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any of their respective businesses or assets or any of the directors or employees of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any of its stockholders (in each case insofar as any such matters relate to their activities with the Company or any of its Subsidiaries) that (i) would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or (ii) challenges the validity or propriety, or seeks to prevent, materially impair or materially delay consummation of the Merger or any other transaction contemplated by this Agreement.

(b) Neither the Company nor any of its Subsidiaries is subject to any Order that (i) prohibits or restricts the Company or any of its Subsidiaries from engaging in or otherwise conducting its business as presently or proposed to be conducted or (ii) would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c) Section 4.12(c) of the Company Disclosure Schedule includes a complete and accurate summary of each claim, Proceeding or Order pending or, to the Knowledge of the Company, threatened against the Company that could reasonably be expected to result in a liability to the Company or any of its Subsidiaries in excess of $100,000.

Section 4.13. Compliance with Applicable Law.

(a) The Company and each of its Subsidiaries is and, since January 1, 2006 has been, in compliance in all material respects with all Applicable Laws and Orders and, to the Knowledge of the Company, no condition or state of facts exists that is reasonably likely to give rise to a violation of, or a liability or default under any Applicable Law or Order. Neither the Company nor any of its Subsidiaries has received any written notice since January 1, 2006 (i) of any administrative, civil or criminal investigation or audit by any Governmental Authority relating to the Company or any of its Subsidiaries or (ii) from any Governmental Authority alleging that the Company or any of its Subsidiaries are not in compliance with any Applicable Law or Order in any material respect.

(b) Each of the Company and its Subsidiaries has in effect all material Governmental Authorizations necessary for it to own, lease or otherwise hold and operate its properties and assets and to carry on its businesses and operations as now conducted. There have occurred no material defaults (with or without notice or lapse of time or both) under, material violations of, or events giving rise to any right of termination, material amendment or cancellation of, any such Governmental Authorizations.

(c) Neither the Company nor any Subsidiary of the Company holds any multiple award schedule Government Contracts with the General Services Administration (GSA Schedule). The Company does sell its products and services through one or more resellers which hold the GSA Schedules identified on Section 4.13(c) of the Company Disclosure Schedule. Except for the GSA Schedules identified on Section 4.13(c) of the Company Disclosure Schedule, to the Knowledge of the Company, no products or services of either the Company or any Subsidiary are marketed or sold through or under any GSA Schedule. The Company and each Subsidiary: (i) has made complete and accurate disclosures in any CSP forms, or in any other materials submitted by the Company directly to the General Services Administration or to such reseller(s); (ii) has made complete and accurate disclosures in any Letter of Supply, or in any other materials submitted by the Company directly to the General Services Administration or to such reseller(s), of its discounts, prices, rebates or other pricing terms related to the sale by such reseller(s) of the products or services of the Company or any Subsidiary in connection with any GSA Schedule; (iii) has complied with all requirements under Applicable Law applicable to the Company or Subsidiary in connection with any GSA Schedule; and (iv) to the Knowledge of the Company, there are no facts or circumstances that could give rise to potential liability for the Company or any Subsidiary, or demand for additional payment by the Company or any Subsidiary, in connection with any GSA Schedule.

Section 4.14. Material Contracts

(a) Section 4.14(a) of the Company Disclosure Schedule contains a complete and correct list as of the date hereof of each of the following Contracts to which the Company or any of its Subsidiaries is a party or which bind or affect their respective properties or assets:

(i) Contracts between the Company or any of its Subsidiaries and any of the 25 largest direct end user licensees or other customers of the Company and its Subsidiaries (based upon annualized contracted recurring revenue for such customers, calculated by multiplying contracted recurring revenue for October, 2011 by twelve) for each Company Product (“Major Customers”);

(ii) except for the Contracts disclosed in clause (i) above, each Contract that involves performance of developmental, consulting or other similar services commitments by the Company or any of its Subsidiaries, providing for either (i) recurring annual payments to the Company or any of its Subsidiaries after the date hereof of $100,000 or more or (ii) aggregate payments or potential aggregate payments to the Company or any of its Subsidiaries after the date hereof of $400,000 or more;

(iii) Contract between the Company or any of its Subsidiaries and any of (A) the 5 largest licensors of Intellectual Property to the Company or any of its Subsidiaries (determined on the basis of aggregate payments made or owed by the Company and its Subsidiaries over the four (4) consecutive fiscal quarter period ended September 30, 2011), (B) the 15 largest suppliers (other than licensors), including any supplier of manufacturing, outsourcing or development services (determined on the basis of aggregate payments made or owed by the Company and its Subsidiaries over the four (4) consecutive fiscal quarter period ended September 30, 2011) (“Major Suppliers”), and (C) the 15 largest distributors or resellers (including as an OEM or value-added reseller) of any of the Company Products or services provided by the Company or its Subsidiaries (determined on the basis of aggregate sales of Company Products made through such distributors or resellers over the four (4) consecutive fiscal quarter period ended September 30, 2011);

(iv) except for the Contracts disclosed in clause (iii) above, each Contract that involves performance of services or delivery of goods, materials, supplies or equipment or developmental, consulting or other services commitments by any other Person to the Company or any of its Subsidiaries, or the payment therefor by the Company or any of its Subsidiaries, providing for either (i) recurring annual payments by the Company or any of its Subsidiaries after the date hereof of $300,000 or more or (ii) aggregate payments by the Company or any of its Subsidiaries after the date hereof of $500,000 or more;

(v) Contract that contains any provisions restricting the Company or any of its Affiliates or their successors from (i) competing or engaging in any activity or line of business or with any Person or in any area or pursuant to which any benefit or right is required to be given or lost as a result of so competing or engaging, or which would have any such effect after the Closing Date or (ii) hiring or soliciting for hire the employees or contractors of any Third Party;

(vi) Contract that (i) grants any exclusive rights to any third party, including any exclusive license or supply or distribution agreement or other exclusive rights, (ii)grants any rights of first refusal, rights of first negotiation or similar rights with respect to any product, service or Company IP, (iii) contains any provision that requires the purchase of all or any portion of the Company’s or any of its Subsidiaries’ requirements from any third party, or any other similar provision, (iv) grants “most favored nation” or similar rights, or (v) obligates the Company or its Subsidiaries to provide maintenance and/or support with respect to any discontinued product or any prior version of any Company Product for more than 24 months following the release of a replacement product or new version of a Company Product, as applicable;

(vii) lease or sublease (whether of real or personal property) to which the Company or any of its Subsidiaries is party as either lessor or lessee, providing for either (i) annual payments after the date hereof of $100,000 or more or (ii) aggregate payments after the date hereof of $300,000 or more;

(viii) Contract pursuant to which the Company or any of its Subsidiaries has agreed or is required to provide any Third Party with rights in or access to source code (including on a contingent basis), or to provide for source code to be put in escrow, indicating for each Contract providing for source code escrow whether such Contract includes (i) release conditions that differ materially from the release conditions specified in the Company’s standard source code escrow terms or (ii) use rights upon release that would permit any Third Party to utilize any source code of the Company or any of its Subsidiaries other than for the limited purpose of maintaining and supporting such Third Party’s internal use of one or more Company Products pursuant to an end user license agreement;

(ix) Contract pursuant to which the Company or any of its Subsidiaries has or has been granted any license to Intellectual Property, other than nonexclusive licenses granted in the ordinary course of business of the Company and its Subsidiaries consistent with past practice;

(x) Contract relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), except any such agreement with an aggregate outstanding principal amount not exceeding $100,000 and which may be prepaid on not more than thirty (30) days’ notice without the payment of any penalty;

(xi) Contract pursuant to which the Company or any of its Subsidiaries is a party that creates or grants a material Lien (including Liens upon properties acquired under conditional sales, capital leases or other title retention or security devices), other than Permitted Liens;

(xii) Contract under which the Company or any of its Subsidiaries has, directly or indirectly, made any loan, capital contribution to, or other investment in, any Person (other than the Company or any of its Subsidiaries and other than (i) extensions of credit in the ordinary course of business consistent with past practice and (ii) investments in marketable securities in the ordinary course of business;

(xiii) Contract under which the Company or any of its Subsidiaries has any obligations which have not been satisfied or performed (other than confidentiality obligations) relating to the acquisition or disposition of all or any portion of any business (whether by merger, sale of stock, sale of assets or otherwise) for consideration in excess of $100,000;

(xiv) any Contract (i) (A) between the Company or any of its Subsidiaries and any Governmental Authority, or (B) between the Company or any of its Subsidiaries, as a subcontractor, and any prime contractor to any Governmental Authority, or (ii) financed by any Governmental Authority and subject to the rules and regulations of any Governmental Authority concerning procurement;

(xv) partnership, joint venture or other similar Contract or arrangement material to the Company and its Subsidiaries, taken as a whole;

(xvi) Contract for the development for the benefit of the Company or any of its Subsidiaries by any party other than the Company or its Subsidiaries, of Software or Intellectual Property that is material to the Company and its Subsidiaries, taken as a whole;

(xvii) employee collective bargaining agreement or other Contract with any labor union, and each employment Contract (other than for employment at-will or similar arrangements) that is not terminable by the Company without notice and without cost to the Company;

(xviii) Contract entered into in the last three (3) years in connection with the settlement or other resolution of any Proceeding that has any continuing material obligations, liabilities or restrictions or involved payment of more than $100,000;

(xix) Contract providing for indemnification of any Person (i) with respect to material liabilities relating to any current or former business of the Company, any of its Subsidiaries or any predecessor Person other than indemnification obligations of the Company or any of its Subsidiaries pursuant to the provisions of a Contract entered into by the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice or that would not reasonably be expected to have a Company Material Adverse Effect, or (ii) with respect to claims involving infringement or misappropriation of any Intellectual Property rights of any Third Party, which Contract does not provide the Company or its Subsidiaries with the right to (A) assume control of the defense and settlement of any such claim, (B) require the indemnified Person to implement a non-infringing substitute provided by the Company or its Subsidiaries for any Company Product that is the subject of any such claim and (C) terminate the indemnified Person’s right to use any Company Product that is the subject of any such claim if the Company or its Subsidiaries is unable to provide a non-infringing substitute or otherwise abate the infringement or alleged infringement;

(xx) Contract containing (i) any provisions having the effect of providing that the consummation of the Merger or the other transactions contemplated by this Agreement or compliance by the Company with the provisions of this Agreement will conflict with, result in any violation or breach of, or constitute a default (with or without notice or lapse of time or both) under, such Contract (if such Contract is material to the Company and its Subsidiaries, taken as a whole), or give rise under such Contract to any right of, or result in, a termination, right of first refusal, amendment, revocation, cancellation or acceleration, or a loss of a benefit or the creation of any Lien upon any of the properties or assets of the Company, Parent or any of their respective Subsidiaries, or to any increased, guaranteed, accelerated or additional rights or entitlements of any person, except to the extent that such termination, amendment, revocation, cancellation, acceleration, loss, Lien or entitlements are not material to the Company and its Subsidiaries, taken as a whole, or are required by Applicable Law, (ii) any restriction on the ability of any of the Company and its Subsidiaries to assign all or any portion of its rights, interests or obligations thereunder (if such Contract is material to the Company and its Subsidiaries, taken as a whole), unless such restriction expressly excludes any assignment to Parent and any of its Subsidiaries that holds assets substantially equivalent to the assigning entity in connection with or following the consummation of the Merger and the other transactions contemplated by this Agreement or (iii) any standstill or similar provision purporting to limit the authority of any party to such agreement to acquire any Equity Interest in the Company or any other Person;

(xxi) Contract or plan, including any stock option or equity plan, that may or will increase, or accelerate the vesting of, the benefits to any party by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits which will be calculated on the basis of any of the transactions contemplated by this Agreement; or

(xxii) except for the Contracts disclosed above, each Contract required to be filed by the Company pursuant to Item 601 of Regulation S-K under the Securities Act, or that is otherwise material to the Company and its Subsidiaries, taken as whole; or

(b) Each Contract disclosed in Section 4.14(a) of the Company Disclosure Schedule, required to be disclosed pursuant to this Section 4.14(a) or which would have been required to be so disclosed if it had existed on the date of this Agreement (each, a “Material Contract”) (unless it has terminated or expired (in each case according to its terms)) is in full force and effect and is a legal, valid and binding agreement of the Company or its Subsidiary, as the case may be, and, to the Knowledge of the Company, of each other party thereto, enforceable against the Company or such Subsidiary, as the case may be, and, to the Knowledge of the Company, against the other party or parties thereto, in each case, in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity. Neither the Company nor any of its Subsidiaries has received any written notice to terminate, in whole or part, materially amend or not renew any executory obligation of a counterparty to a Material Contract that has not terminated or expired (in each case according to its terms) prior to the date of this Agreement (nor, to the Knowledge of the Company, has there been any occurrence that a reasonable person in the position of the Company would consider an indication that any such notice of termination will be served on or after the date of this Agreement on the Company by any counterparty to a Material Contract). None of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto is in default or breach in any material respect under the terms of any Material Contract, and, to the Knowledge of the Company, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any event of default thereunder.

(c) Complete, correct and unredacted copies of each Material Contract, as amended and supplemented, have been delivered or made available by the Company to Parent, or otherwise made available as an exhibit to the Company SEC Documents, by the Company to Parent.

Section 4.15. Taxes.

(a)(i) All income, franchise and other material Company Returns required by Applicable Law to be filed with any Taxing Authority have been filed when due (taking into account extensions) in accordance with all Applicable Laws, (ii) all Company Returns that have been filed were true and complete in all material respects, (iii) the Company and each of its Subsidiaries have paid (or have had paid on their behalf) all material Taxes due and owing (whether or not shown on any Tax Return), (iv) all Taxes that the Company or any of its Subsidiaries is or was required to withhold or collect in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Person have been duly withheld or collected and have been timely paid, to the extent required, to the proper Taxing Authority, (v) the unpaid Taxes of the Company and its Subsidiaries did not, as of the Company Balance Sheet Date, exceed the reserve set forth on the face of the Company Balance Sheet (rather than in any notes thereto), and (vi) since the Company Balance Sheet Date, neither the Company nor any of its Subsidiaries has incurred any material liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and past practice;

(b)(i) The federal and material state income and material franchise Company Returns through the taxable year ended December 31, 2006 have been examined and closed or are Company Returns with respect to which the applicable period for assessment under Applicable Law, after giving effect to extensions or waivers, has expired; and (ii) neither the Company nor any of its Subsidiaries has granted any currently effective extension or waiver of the statute of limitations period applicable to any federal or material state income or franchise Company Return, which period (after giving effect to such extension or waiver) has not yet expired;

(c)(i) No material deficiencies for Taxes with respect to the Company or any of its Subsidiaries have been claimed, proposed or assessed in writing by any Taxing Authority, except for deficiencies that have been paid or otherwise resolved, (ii) there is no claim, audit, action, suit, proceeding or investigation pending or threatened in writing against or with respect to the Company or any of its Subsidiaries in respect of any material Tax or Tax asset; and (iii) no claim has been made in writing by a Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries does not file income or franchise Tax Returns that it is or may be subject to taxation by that jurisdiction;

(d) There are no Liens for Taxes on any assets of the Company or any of its Subsidiaries, other than Permitted Liens;

(e) During the three-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed by Section 355 of the Code;

(f) Neither the Company nor any of its Subsidiaries has participated in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4;

(g)(i) Neither the Company nor any of its Subsidiaries is or has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or any group that has filed a combined, consolidated or unitary Tax Return (other than the group of which the Company is or was the common parent); and (ii) neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person (other than the Company or its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise;

(h) There are no material Tax sharing agreements or similar arrangements (including Tax indemnity arrangements other than customary commercial or financial arrangements not primarily related to Tax entered into in the ordinary course of business consistent with past practice) with respect to or involving the Company or any of its Subsidiaries;

(i) Neither the Company nor any of its Subsidiaries owns an interest in real property in any jurisdiction (x) in which a material amount of Tax is imposed, or the value of the interest is materially reassessed, on the transfer of an interest in real property resulting from the Merger and (y) which treats the transfer of an interest (resulting from the Merger) in an entity that owns an interest in real property as a transfer of the interest in real property;

(j) Neither the Company nor any of its Subsidiaries (i) has been a shareholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign law); (ii) has been a shareholder of a “passive foreign investment company” within the meaning of Section 1297 of the Code; and (iii) has engaged in a trade or business, or had a permanent establishment (within the meaning of an applicable Tax treaty) in a country other than the country of its formation.

(k) No foreign Subsidiary (i) has or has had a trade or business or permanent establishment within the United States that has subjected or could reasonably be expected to have subjected it to United States federal, state or local Tax; (ii) is or was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a U.S. corporation under Section 7874(b) of the Code; (iii) was created or organized in the United States such that such entity would be taxable in the United States as a domestic entity pursuant to United States Treasury Regulation Section 301.7701-5(a); or (iv) holds assets which constitute U.S. property within the meaning of Section 956 of the Code; and

(l) Section 4.15(l) of the Company Disclosure Schedule contains a list of each Tax Grant. The Company and its Subsidiaries have complied in all material respects with the conditions stipulated in each Tax Grant, no submissions made to any Taxing Authority in connection with obtaining any Tax Grant contained any material misstatement or omission and the transactions expressly contemplated by this Agreement will not adversely affect the eligibility of the Company or any of its Subsidiaries for any Tax Grant.

Section 4.16. Employee Benefit Plans.

(a) Section 4.16(a) of the Company Disclosure Schedule contains a correct and complete list identifying each material Company Employee Plan. “Company Employee Plan” means each “employee benefit plan,” as defined in Section 3(3) of ERISA, each employment, individual consulting, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock-related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance or termination benefits or post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any Subsidiary or ERISA Affiliate of the Company and covers any current or former employee, consultant or director of the Company or any of its Subsidiaries (or any dependent or beneficiary thereof), or under which the Company or any Subsidiary or ERISA Affiliate thereof has any material obligation or liability. Complete and accurate copies of each Company Employee Plan (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto, and descriptions of all material terms of any plan that is not in writing, have been furnished or made available to Parent together with (i) the three most recent annual reports and tax returns (and all schedules thereto), if any, required by be filed with the Internal Revenue Service with respect to such Company Employee Plan, (ii) the most recently received Internal Revenue Service determination letter, if any, issued with respect to any Company Employee Plan that is intended to qualify under Section 401(a) of the Code, and (iii) all other filings and material correspondence with any Governmental Authority with respect to each Company Employee Plan.

(b) Neither the Company nor any ERISA Affiliate of the Company nor any predecessor thereof sponsors, maintains or contributes or is obligated to contribute to, or has in the past sponsored, maintained or contributed or been obligated to contribute to, any Company Employee Plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code, any defined benefit plan, any “multiemployer plan” within the meaning of Section 4001(a)(3) or 3(37) of ERISA, or any “multiple employer plan” within the meaning of Section 413(c) of the Code.

(c) Each Company Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or is permitted to rely on a favorable opinion letter, in either case, that has not been revoked, or has pending or has time remaining in which to file an application for such determination from the Internal Revenue Service, and, to the Knowledge of the Company, there is no reason why any such determination letter would reasonably be expected to be revoked or not be issued. Each trust established in connection with any Company Employee Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and, to the Knowledge of the Company, no fact or event has occurred that could reasonably be expected to adversely affect the exempt status of any such trust. There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Employee Plan.

(d) Each Company Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all Applicable Laws, including ERISA and the Code, which are applicable to such Company Employee Plan. The Company and each of its Subsidiaries have performed all material obligations required to be performed by it under all Company Employee Plans. No events have occurred with respect to any Company Employee Plan that could reasonably be expected to result in a material payment or assessment by or against the Company of any excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code.

(e) To the Knowledge of the Company, no Company Employee Plan is under audit or is subject of an investigation by the Internal Revenue Service, the U.S. Department of Labor, the SEC, the PBGC or any other Governmental Authority.

(f) The consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) (i) entitle any employee, director or independent contractor of the Company or any of its Subsidiaries to any severance pay or benefits under any Company Employee Plan; (ii) accelerate the time of payment or vesting of any compensation or equity-based award; (iii) trigger any funding (through a grantor trust or otherwise) of compensation or benefits under any Company Employee Plan; or (iv) trigger any payment, increase the amount payable or trigger any other material obligation pursuant to any Company Employee Plan.

(g) There is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, (i) would entitle any employee or former employee to any severance or other payment as a result of the transactions contemplated hereby (either alone or together with any other event), or (ii) could give rise to the payment of any amount that would not be deductible pursuant to the terms of Sections 280G or 162(m) of the Code.

(h) Neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees or directors of the Company or its Subsidiaries except as required to comply with Section 4980B of the Code or any similar state law provision.

(i) There is no material action, suit, investigation, audit or proceeding pending against or involving or, to the Knowledge of the Company, threatened against or involving any Company Employee Plan before any arbitrator or any Governmental Authority.

(j) Each Company Employee Plan which is a “non-qualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) has, at all times, been administered in material compliance with the requirements of Section 409A of the Code and applicable guidance issued thereunder, in all cases so that the additional tax described in Section 409A(a)(1)(B) of the Code will not be assessed against the individuals participating in any such non-qualified deferred compensation plan with respect to benefits due or accruing thereunder.

(k) Each Company Stock Option was granted with a per share exercise price that is not less than the fair market value of a share of Company Common Stock on the date of its grant and is exempt from the additional tax and interest described in Section 409A(a)(1)(B) of the Code. Each Company RSU is exempt from Section 409A of the Code. Each Company Stock Option characterized by the Company as an “incentive stock option” within the meaning of Section 422 of the Code complies with all of the applicable requirements of Section 422 of the Code.

(l) Each International Plan is listed on Section 4.16(l) of the Company Disclosure Schedule. With respect to each International Plan, (i) such International Plan is in material compliance with the Applicable Laws of each jurisdiction in which such International Plan is maintained, to the extent applicable, (ii) all contributions to, and material payments from, such International Plan which may have been required to be made in accordance with the terms of such International Plan, and, when applicable, the Applicable Law of the jurisdiction in which such International Plan is maintained, have been timely made or shall be made by the Closing Date, and all such contributions to such International Plan, and all payments under such International Plan, for any period ending before the Closing Date that are not yet, but will be, required to be made, are reflected as an accrued liability on the Company Balance Sheet, (iii) the Company and each ERISA Affiliate has materially complied with all applicable reporting and notice requirements, and such International Plan has obtained from the Governmental Authority having jurisdiction with respect to such International Plan any required determinations, if any, that such International Plan is in compliance in all material respects with the Applicable Law of the relevant jurisdiction if such determinations are required in order to give effect to such International Plan, (iv) such International Plan has been administered in all material respects at all times in accordance with its terms and all

Applicable Laws, (v) to the Knowledge of the Company, there are no pending investigations by any Governmental Authority involving such International Plan, and no pending claims (except for claims for benefits payable in the normal operation of such International Plan), suits or proceedings against such International Plan or asserting any rights or claims to benefits under such International Plan, (vi) the consummation of the transactions contemplated by this Agreement will not by itself create or otherwise result in any liability with respect to such International Plan, and (vii) except as required by Applicable Law, no condition exists that would prevent the Company from terminating or amending any International Plan at any time for any reason in accordance with the terms of each such International Plan without the payment of any fees, costs or expenses (other than the payment of benefits accrued on the Company Balance Sheet and any normal and reasonable expenses typically incurred in a termination event). There has been no amendment to, written interpretation of or announcement (whether or not written) by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any International Plan that would increase materially the expense of maintaining such International Plan above the level of expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof. No International Plan has unfunded liabilities that will not be offset by insurance or that are not fully accrued on the financial statements of the Company.

(m) There does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability that would be a liability of the Company or any of its Subsidiaries or ERISA Affiliates at or following the Effective Time.

Section 4.17. Labor and Employment Matters.

(a) Neither the Company nor any of its Subsidiaries is or was a party to, bound by or subject to, or is currently negotiating, any collective bargaining agreement or understanding with a labor union or organization. None of the employees of the Company or any of its Subsidiaries is represented by any union with respect to his or her employment by the Company or any Subsidiary. There is no (i) material unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding, (ii) activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its Subsidiaries, or (iii) lockouts, strikes, slowdowns, picketings, negotiated industrial actions, work stoppages or threats thereof by or with respect to such employees, in each case, pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, and during the last three (3) years there has not been any such action. There are no unfair labor practice charges pending before the National Labor Relations Board or any other Governmental Authority, any grievances, complaints, claims or judicial or administrative proceedings, in each case, which are pending or, to the Knowledge of the Company, threatened by or on behalf of any employees.

(b) Since January 1, 2009, (i) there has been no “mass layoff” or “plant closing” as defined by the Worker Adjustment and Retraining Notification Act of 1998 (the “WARN Act”) in respect of the Company or any of its Subsidiaries and (ii) neither the Company nor any of its Subsidiaries has been affected by any transactions or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar Applicable Law.

(c) The Company is in compliance in all material respects with all Applicable Laws respecting employment, discrimination in employment, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants and of employees as exempt or non-exempt, in each case, under the Fair Labor Standards Act of 1938, as amended, and any similar Applicable Law), wages, hours and occupational safety and health and employment practices, including the Immigration Reform and Control Act, and is not engaged in any unfair labor practice.

Section 4.18. Insurance Policies. Section 4.18(a) of the Company Disclosure Schedule lists all material insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers or directors of the Company and its Subsidiaries (collectively, the “Insurance Policies”) and the coverage limitations and deductibles applicable to each such policy. All of the Insurance Policies or renewals thereof are in full force and effect and not voidable. There is no material claim by the Company or any of its Subsidiaries pending under any of such policies or bonds as to which the Company has been notified that coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid when due, and the Company and its Subsidiaries are otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). To the Knowledge of the Company, there is no threatened termination of, or material premium increase (other than with respect to customary annual premium increases) with respect to, any Insurance Policy. Section 4.17(a) of the Company Disclosure Schedule identifies each material insurance claim made by the Company or any of its Subsidiaries between the Company Balance Sheet Date and the date of this Agreement. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to give rise to or serve as a basis for any material insurance claim not listed on Section  4.17(a) of the Company Disclosure Schedule.

Section 4.19. Environmental Matters.

(a) No notice, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no Proceeding is pending and, to the Knowledge of the Company, is threatened by any Governmental Authority or other Person relating to or arising out of any failure of the Company or any of its Subsidiaries to comply with any Environmental Law.

(b) The Company and its Subsidiaries are and have been in compliance with all Environmental Laws and all Environmental Permits of the Company.

(c) There has been no release by the Company or any of its Subsidiaries, or for which the Company or any of its Subsidiaries would reasonably be expected to be liable by Contract or by operation of Law, of any Hazardous Substance at, under, from or to any facility or real property currently or formerly owned, leased or operated by the Company or any of its Subsidiaries.

(d) There are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance and, to the Knowledge of the Company, there is no condition, situation or set of circumstances that could reasonably be expected to result in or be the basis for any such liability or obligation.

(e) Neither the Company nor any of its Subsidiaries owns, leases or operates or has owned, leased or operated any real property, or conducts or has conducted any operations, in New Jersey or Connecticut.

(f) For purposes of this Section 4.19, the terms “Company” and “Subsidiaries” shall include any entity that is, in whole or in part, a predecessor of the Company or any of its Subsidiaries.

Section 4.20. Intellectual Property and Information Technology.

(a) Section 4.20(a) of the Company Disclosure Schedule contains a true and complete list, as of the date of this Agreement, of all Company Products.

(b) The Company and its Subsidiaries own or otherwise hold all rights in all Company IP necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted or as currently proposed to be conducted (the “Necessary IP”), free and clear of any Liens. The consummation of the transactions contemplated by this Agreement will not (i) alter, restrict, encumber or extinguish any rights in any Necessary IP, or (ii) result in the creation of any Lien with respect to any of the Company IP.

(c) Section 4.20(c) of the Company Disclosure Schedule lists, as of the date of this Agreement, all claims and all threatened claims (i) alleging infringement, misappropriation or any other violation of any Intellectual Property rights of any Person by the Company or any of its Subsidiaries or by any Company Products, or (ii) challenging the scope, ownership, validity, or enforceability of any Company IP owned by the Company or any of its Subsidiaries or of the Company and its Subsidiaries’ rights under the Necessary IP. To the Knowledge of the Company, except as set forth on Section 4.20(c) of the Company Disclosure Schedule, no legal disputes or claims are pending or threatened that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has infringed, misappropriated or otherwise violated any Intellectual Property rights of any Person.

(d) (i) Subject to Section 4.20(d) of the Company Disclosure Schedule, no Person, other than the Company and its Subsidiaries, possesses any current or contingent rights to license, sell or otherwise distribute the Company Products or other products or services utilizing Company IP that is owned by the Company or any of its Subsidiaries, and (ii) there are no restrictions binding on the Company or any Subsidiary respecting the disclosure, use, license, transfer or other disposition of any Company IP or Company Products.

(e) Section 4.20(e)(i) of the Company Disclosure Schedule contains a true and complete list, as of the date of this Agreement, of all Company Registered IP. The Company and its Subsidiaries have taken all actions reasonably necessary to maintain and protect all material Company Registered IP, including payment of applicable maintenance fees, filing of applicable statements of use, timely response to office actions and disclosure of any required information, and recording all assignments (and licenses where required) of the Registered IP with the appropriate governmental authorities. Section 4.20(e)(ii) of the Company Disclosure Schedule includes a true and complete list as of the date of this Agreement of all material actions that must be taken within one hundred eighty (180) days of the date hereof with respect to any of the Company Registered IP. The Company and each of its Subsidiaries have complied in all material respects with all applicable notice and marking requirements for the Company Registered IP. None of the Company Registered IP has been adjudged invalid or unenforceable in whole or part and, to the Knowledge of the Company, none of the Company Registered IP is invalid or unenforceable.

(f) The Company and its Subsidiaries have taken reasonable steps to protect their rights in the Company IP and to protect any confidential information provided to them by any other Person under obligation of confidentiality. Without limitation of the foregoing, the Company and its Subsidiaries have not made any of their material trade secrets or other material confidential or proprietary information that they intended to maintain as confidential (including source code with respect to Company Products) available to any other Person except pursuant to written agreements requiring such Person to maintain the confidentiality of such information or materials.

(g) The Company and its Subsidiaries have obtained from all parties (including employees and current or former consultants and subcontractors) who have created any portion of, or otherwise who would have any rights in or to, any Company IP, valid and enforceable written assignments of any such work, invention, improvement or other rights to the Company and its Subsidiaries and have delivered or made available true and complete copies of such assignments to Parent. No Employee, consultant or former consultant of the Company or any of its Subsidiaries has ever excluded any Intellectual Property from any written assignment executed by any such Person in connection with work performed for or on behalf of the Company or any of its Subsidiaries. Except as set forth on Section 4.20(g) of the Company Disclosure Schedule, all amounts payable by the Company or any of its Subsidiaries to consultants and former consultants have been paid in full, other than current accounts payable that are not delinquent.

(h) Section 4.20(h) of the Company Disclosure Schedule contains a complete and accurate list of (i) all third-party Intellectual Property (other than Third Party Software) sold with, incorporated into, distributed in connection with or used in the development of any Company Product (including any Company Product currently under development) and (ii) all other third-party Intellectual Property (other than Third Party Software) used or held for use for any purpose by the Company or any of its Subsidiaries that is material to the business of the Company and its Subsidiaries taken as a whole.

(i) Section 4.20(i) of the Company Disclosure Schedule contains a complete and accurate list of all Third Party Software, setting forth for each such item (i) the name and version of such item, (ii) the name of the owner and/or licensor of such item, (iii) all licenses and other agreements pursuant to which the Company or any of its Subsidiaries holds rights to such item, (iv) the Company Product(s), including version numbers, to which such item relates, if any, (v) whether such item is used internally by or on behalf of the Company or any of its Subsidiaries, (vi) whether such item is distributed by or on behalf of the Company or any of its Subsidiaries (whether on a standalone basis or as an embedded or bundled component) and, if so, whether such item is distributed in source, binary or other form, (vii) whether such item is hosted, offered as a service or made available in a service bureau or in any similar manner by or on behalf of the Company or any of its Subsidiaries (whether on a standalone basis or as an embedded or bundled component), (viii) whether the Company or any Subsidiary permits any third party to host, offer as a service or make available in a service bureau or in any similar manner such item (whether on a standalone basis or as an embedded or bundled component), (ix) whether such item has been modified by or on behalf of the Company or any of its Subsidiaries, (x) whether such item is used by or on behalf of the Company or any of its Subsidiaries to generate code or other material, and if so, a description (consistent with the disclosure requirements under clauses (v) through (ix) above) of the use, modification, hosting and/or distribution of such generated code or other material, (xi) a summary of the Company’s and its Subsidiaries’ payment history in respect of such item during the four (4) consecutive fiscal quarters ended September 30, 2011, (xii) whether such item is used or required (or generates code or other material that is used or required) to satisfy any obligation under any Support Agreement, and (xiii) solely with respect to any item in respect of which the Company or any Subsidiary made aggregate payments in excess of $25,000 during the four (4) fiscal quarters ended September 30, 2011, any rights by a third party to audit or review any financial, license or royalty information, if any, with respect thereto. For purposes of this Section 4.20(i), Company Product includes any Company Product under development. Neither the Company nor any of its Subsidiaries has been subjected to an audit of any kind in connection with any license or other agreement pursuant to which the Company or any of its Subsidiaries hold rights to any Third Party Software, nor received any notice of intent to conduct any such audit. Neither the Company nor any Subsidiary has incorporated into any Company Product or otherwise accessed, used, modified or distributed any Third Party Software, in whole or in part, in a manner that may (A) require any Company IP to be licensed, sold, disclosed, distributed, hosted or otherwise made available, including in source code form and/or for the purpose of making derivative works, for any reason, (B) grant, or require the Company or any of its Subsidiaries to grant, the right to decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure of any Company IP, (C) limit in any manner the ability to charge license fees or otherwise seek compensation in connection with marketing, licensing or distribution of any Company IP or (D) otherwise impose any limitation, restriction or condition on the right or ability of the Company or any of its Subsidiaries to use, hold for use, license, host, distribute or otherwise dispose of any Company IP, and neither the Company nor any of its Subsidiaries has any plans to do any of the foregoing. All information set forth in Section 4.20(i) of the Company Disclosure Schedule is true and complete.

(j) The Company Products do not contain any computer code designed to disrupt, disable, harm, distort or otherwise impede in any manner the legitimate operation of such software by or for the Company or its authorized users, or any other associated software, firmware, hardware, computer system or network (including without limitation what are sometimes referred to as “viruses,” “worms,” “time bombs” and/or “back doors”).

(k) Neither the Company nor any of its Subsidiaries has (i) transferred ownership of, or granted any exclusive license with respect to, any Company IP owned or purported to be owned by the Company or any of its Subsidiaries to any other Person, (ii) granted any customer the right to use any Company Product or portion thereof on anything other than a non-exclusive basis or for anything other than such customer’s internal business purposes, or (iii) granted any Third Party the right to access or use any source code other than upon the occurrence of specified release events pursuant to a written source code escrow agreement, and no such release event has ever occurred or been claimed to have occurred.

(l) None of the Company’s or any of its Subsidiaries’ agreements (including any agreement for the performance of professional services by or on the behalf of the Company or any of its Subsidiaries) confers upon any Person other than the Company or any of its Subsidiaries any ownership right, exclusive license or other exclusive right with respect to any Intellectual Property developed or delivered in connection with such agreement.

(m) No funding, facilities or personnel of any educational institution or Governmental Entity were used, directly or indirectly, to develop or create, in whole or in part, any Company IP owned or purported to be owned by the Company or any Subsidiary, including any portion of a Company Product. Neither the Company nor any Subsidiary is or has ever been a member or promoter of, or a contributor to, any industry standards body or similar organization that could compel the Company or such Subsidiary to grant or offer to any third party any license or right to such Company IP. Section 4.20(m) of the Company Disclosure Schedule sets forth a complete and accurate list of (i) any and all grants and similar funding received by the Company or any of its Subsidiaries (including their respective predecessors), including the name of the granting authority and the status and material terms thereof and (ii) any standards bodies or similar organizations of which the Company or any of its Subsidiaries (or any of their predecessors) has ever been a member, promoter or contributor.

(n) The IT Assets operate and perform in all material respects in a manner that permits the Company and each of its Subsidiaries to conduct their respective businesses as currently conducted and, to the Knowledge of the Company, no person has gained unauthorized access to or otherwise interfered with the operation of any IT Asset. In all matters related to the business of the Company and its Subsidiaries, the Company and each of its Subsidiaries has implemented and followed reasonable security, backup and disaster recovery processes consistent with applicable industry standard practices.

Section 4.21. Properties.

(a) (i) The Company and each of its Subsidiaries has good and marketable title to, or in the case of leased property and leased tangible assets, valid leasehold interests in, all of its material real properties and material tangible assets and (ii) all such assets and real properties, other than assets and real properties in which the Company or any of its Subsidiaries has leasehold interests, are free and clear of all Liens, except for Permitted Liens.

(b) Section 4.21(b) of the Company Disclosure Schedule sets forth a complete and correct list of all real property and interests in real property, if any, currently owned by the Company or any of its Subsidiaries (each, an “Owned Real Property”). Section 4.21(b) of the Company Disclosure Schedule sets forth (i) a true and complete list of all real property leased, subleased or otherwise occupied by the Company or any of its Subsidiaries in respect of which the Company or any of its Subsidiaries has annual rental obligations of $100,000 or more (each, a “Leased Real Property”), (ii) the address for each Leased Real Property, (iii) current rent amounts payable by the Company or its Subsidiaries related to such Leased Real Property and (iv) a description of the applicable lease, sublease or other agreement therefore and any and all amendments, modifications, side letters relating thereto. All of the leases, subleases and other agreements (each, a “Lease Agreement”) of the Leased Real Property are valid, binding and in full force and effect without penalty, acceleration, termination, repurchase right or other adverse consequence on account of the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby. Except as set forth in Section 4.21(b) of the Company Disclosure Schedule, no Lease Agreement is subject to any Lien other than Permitted Liens, including any mortgage, pledge, lien, encumbrance, sublease, assignment, license or other agreement granting to any third party any interest in such Lease Agreement or any right to the use or occupancy of any Leased Real Property. The Company and each of its Subsidiaries has performed all material obligations required to be performed by it to date under each Lease Agreement, and there are no outstanding defaults or circumstances which, upon the giving of notice or passage of time or both, would constitute a default or breach by any party under any Lease Agreement.

(c) Except as set forth in Section 4.21(b) of the Company Disclosure Schedule, with respect to each Leased Real Property, neither the Company nor any of its Subsidiaries has subleased, licensed or otherwise granted anyone a right to use or occupy such Leased Real Property or any portion thereof. The Company and each of its Subsidiaries enjoy peaceful and undisturbed possession of the Owned Real Property and the Leased Real Property.

Section 4.22. Inventory. Neither the Company nor any of its Subsidiaries owns any inventory or is in possession of any inventory not owned by the Company or one of its Subsidiaries.

Section 4.23. Interested Party Transactions. (i) Neither the Company nor any of its Subsidiaries is a party to any transaction or agreement with any Affiliate, stockholder that beneficially owns 5% or more of the Company Common Stock, or director or Executive Officer of the Company or, to the Knowledge of the Company, any Affiliate of any such owner, Executive Officer or director, and (ii) except as set forth on Section 4.23 of the Company Disclosure Schedule, no event has occurred since January 1, 2008 that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

Section 4.24. Compliance with the U.S. Foreign Corrupt Practices Act and Other Applicable Anti-Corruption Laws.

(a) The Company and its Subsidiaries have complied with the U.S. Foreign Corrupt Practices Act of 1977 and other applicable anti-corruption laws.

(b) Neither the Company nor any of its Subsidiaries nor any director, officer, agent, employee or representative of the Company or any of its Subsidiaries at the direction of or on behalf of the Company or any of its Subsidiaries corruptly or otherwise illegally offered or gave anything of value to: (i) any official, employee or representative of a Governmental Authority, any political party or official thereof, or any candidate for political office; or (ii) any other Person, in any such case while knowing, or having reason to know, that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, to any official, employee or representative of a Governmental Authority, any political party or official thereof, or candidate for political office for the purpose of the following: (x) influencing any action or decision of such Person, in his or her official capacity, including a decision to fail to perform his or her official function; (y) inducing such Person to use his or her influence with any Governmental Authority to affect or influence any act or decision of such Governmental Authority to assist in obtaining or retaining business or to secure an improper business advantage; or (z) where such payment would constitute a bribe, kickback or illegal or improper payment to assist the Company or any of its Subsidiaries in obtaining or retaining business for, or with, or directing business to, any Person or in securing any improper advantage.

(c) There have been no false or fictitious entries made in the books or records of the Company or any of its Subsidiaries relating to any illegal payment or secret or unrecorded fund and neither the Company nor any of its Subsidiaries has established or maintained a secret or unrecorded fund.

Section 4.25. Customers, Suppliers.

(a) Between the Company Balance Sheet Date and the date of this Agreement, there has not been (i) any material adverse change in the business relationship of the Company or its Subsidiaries with any Major Customer, or (ii) any change in any material term (including credit terms) of the sales agreements or related arrangements with any Major Customer. During the three (3) years preceding the date hereof, neither the Company nor any of its Subsidiaries has received any written customer complaint concerning its products and services, nor has it had any such products returned by a purchaser thereof, other than complaints made in the ordinary course of business that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b) Between the Company Balance Sheet Date and the date of this Agreement, there has not been any material adverse change in the business relationship of the Company or its Subsidiaries with any Major Supplier.

Section 4.26. Finders’ Fees; Transaction Expenses.

(a) Except for Morgan Stanley & Co. LLC, a copy of whose engagement agreement (and all indemnification and other agreements related to such engagement) has been made available to Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries, Affiliates, or any of their respective officers or directors in their capacity as officers or directors, who might be entitled to any banking, broker’s, finder’s or similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement.

(b) The Company does not anticipate that the fees and expenses of its accountants, brokers, financial advisors, consultants, legal counsel and other persons retained by the Company or any of its Subsidiaries, Affiliates, or any of their respective officers or directors in their capacity as officers or directors, incurred or to be incurred in connection with this Agreement and the transactions contemplated by this Agreement will exceed the aggregate fees and expenses set forth in Section 4.26(b) of the Company Disclosure Schedule.

Section 4.27. Opinion of Financial Advisor. The Company Board has received from the Company’s financial advisor, Morgan Stanley & Co. LLC, an opinion to the effect that, as of the date of such opinion, and based upon and subject to the various assumptions, procedures, factors, qualifications and limitations set forth therein, the Merger Consideration to be received by the holders of Company Common Stock pursuant to this Agreement is fair, from a financial point of view, to such holders. A signed copy of such opinion has been delivered to Parent as of the date hereof for information purposes only.

Section 4.28. Antitakeover Statute; No Rights Plan.

(a) The Company and the Company Board has taken all action necessary to exempt the Merger, this Agreement, the Voting Agreements and the other transactions contemplated hereby or thereby from the restrictions on business combinations and voting requirements contained in Section 203 of Delaware Law. No other “control share acquisition,” “fair price,” “moratorium” or other antitakeover Applicable Law applies to the Merger, this Agreement, the Voting Agreements or any of the other transactions contemplated hereby or thereby.

(b) The Company has no rights plan, “poison-pill” or other comparable agreement or arrangement designed to have the effect of delaying, deferring or discouraging any Person from acquiring control of the Company.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Company that:

Section 5.01. Corporate Existence and Power. Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers required to carry on its business as now conducted. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement.

Section 5.02. Corporate Authorization. Each of Parent and Merger Subsidiary has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Subsidiary. This Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary, enforceable against each such Person in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity.

Section 5.03. Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (ii) compliance with any applicable requirements of (A) the HSR Act and (B) the Foreign Competition Laws, (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other U.S. state or federal securities laws, and (iv) any actions or filings the absence of which would not reasonably be expected to prevent, materially delay or materially impair Parent’s ability to consummate the Merger and the other transactions contemplated by this Agreement.

Section 5.04. Non-contravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (with or without notice or lapse of time, or both) (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or the certificate of incorporation and bylaws of Merger Subsidiary, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law or Order, or (iii) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a change of control or default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of any Contract to which Parent, Merger Subsidiary or any other Subsidiary of Parent is a party, or by which they or any of their respective properties or assets may be bound or affected, with such exceptions, in the case of each of clauses (ii) and (iii) above, as would not reasonably be expected to prevent, materially delay or materially impair the ability of Parent and Merger Subsidiary to consummate the transactions contemplated by this Agreement.

Section 5.05. Disclosure Documents. None of the information provided by Parent specifically for inclusion in the Proxy Statement or any amendment or supplement thereto, at the time the Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time of the Stockholder Meeting, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

Section 5.06. Financing. At the Closing, Parent shall have sufficient cash, available lines of credit or other sources of immediately available funds to enable Parent to pay the aggregate Merger Consideration and to perform its obligations with respect to the transactions contemplated by this Agreement.

ARTICLE 6

COVENANTS

Section 6.01. Conduct of the Company. Except for matters expressly permitted or contemplated by this Agreement or as set forth in Section 6.01 of the Company Disclosure Schedule, except as required by Applicable Law or except with the prior written consent of Parent, from the date of this Agreement until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course, consistent with past practice, and use its commercially reasonable efforts to (i) preserve intact its Intellectual Property, business organization and material assets, (ii) keep available the services of its directors, officers and employees, (iii) maintain in effect all of its Governmental Authorizations and (iv) maintain satisfactory relationships with customers, lenders, suppliers, licensors, licensees, distributors and others having business relationships with the Company. Without limiting the generality of the foregoing, except for matters expressly permitted or contemplated by this Agreement or as set forth in Section 6.01 of the Company Disclosure Schedule or except as required by Applicable Law, the Company shall not, nor shall it permit any of its Subsidiaries to, do any of the following without the prior written consent of Parent:

(a) amend the Company’s certificate of incorporation, bylaws or other comparable charter or organizational documents of the Company’s Subsidiaries (whether by merger, consolidation or otherwise);

(b) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, or enter into any agreement with respect to the voting of, any capital stock of the Company or any of its Subsidiaries, other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent (except distributions under the ESPP in the ordinary course and for distributions resulting from the vesting or exercise of Company Compensatory Awards), (ii) split, combine or reclassify any capital stock of the Company or any of its Subsidiaries, (iii) except as otherwise provided in Section 6.01(c) below, issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of capital stock of the Company or any of its Subsidiaries, (iv) purchase, redeem or otherwise acquire any Company Securities or Company Subsidiary Securities, except for acquisitions of Company Common Stock by the Company in satisfaction by holders of Company Compensatory Awards of the applicable exercise price and/or withholding taxes, or (v) take any action that would result in any amendment, modification or change of any term of any Indebtedness of the Company or any of its Subsidiaries;

(c) (i) issue, deliver, sell, grant, pledge, transfer, subject to any Lien or otherwise encumber or dispose of any Company Securities or Company Subsidiary Securities, other than (A) the issuance of shares of Company Common Stock upon the exercise of Company Stock Options or pursuant to the terms of the Company RSUs that are outstanding on the date of this Agreement, in each case in accordance with the applicable equity award’s terms as in effect on the date of this Agreement, (B) the issuance of shares of Company Common Stock pursuant to the ESPP and in accordance with Section 2.06(d), (C) the issuance of shares of Company Common Stock upon conversion of the Company Convertible Notes, or (ii) amend any term of any Company Security or any Company Subsidiary Security (in each case, whether by merger, consolidation or otherwise), or take any action (other than the Merger) that would cause an adjustment of the “Conversion Rate” as set forth in the Indenture governing the Company Convertible Notes;

(d) adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, each with respect to the Company or any of its Subsidiaries;

(e) make any capital expenditures or incur any obligations or liabilities in respect thereof in excess of $2,000,000 in the aggregate in any fiscal quarter, except as set forth on Section 6.01(e) of the Company Disclosure Schedule;

(f) acquire (i) any business, assets or capital stock of any Person or division thereof, whether in whole or in part (and whether by purchase of stock, purchase of assets, merger, consolidation, or otherwise), or (ii) any other material assets (other than assets acquired in the ordinary course of business consistent with past practice);

(g) sell, lease, license, pledge, transfer, subject to any Lien or otherwise dispose of any of its Intellectual Property, material assets or material properties except (i) as permitted by Section 6.01(l)(i), (ii) pursuant to existing contracts or commitments, (iii) sales of inventory or used equipment in the ordinary course of business consistent with past practice, or (iv) Permitted Liens incurred in the ordinary course of business consistent with past practice;

(h) (i) hire or engage any employees (except as set forth on Section 6.01(h) of the Company Disclosure Schedule), consultants or contractors, or induce or encourage any employees, consultants or contractors to resign from the Company or any of the Subsidiaries, or promote any employees, or transfer any employees, or change the employment status or titles or terms of employment of any employees; or (ii) increase the salary or other compensation (of any type or form) payable or to become payable by the Company or any of the Subsidiaries to any of their employees, workers, consultants, contractors, or advisors, or (iii) modify any existing salary, bonus, commission, severance, equity compensation or other equity arrangement or any other compensatory arrangement with any such Person (including under any profit sharing, management by objectives, incentive, gainsharing, competency or performance plan) or modify or waive any of the terms or conditions thereof or the performance or other criteria or conditions to payment or earning thereof, or (iv) reprice any right to acquire

Company Securities or Company Subsidiary Securities or amend or accelerate or waive any vesting terms related to any award of, or award with respect to, any Company Securities or Company Subsidiary Securities held by any such Person, or (v) declare, pay, commit to, approve, or undertake any obligation of any other kind for the payment by the Company or any of the Subsidiaries of a bonus, commission or other additional salary, compensation or employee benefits to any such Person (including under any profit sharing, management by objectives, incentive, gainsharing, competency or performance plan);

(i) (A) write-down any of its material assets, including any capitalized inventory or Company IP, or (B) make any change in any method of financial accounting principles, method or practices, in each case except for any such change required by GAAP or Applicable Law, including Regulation S-X under the Exchange Act (in each case following consultation with the Company’s independent auditor);

(j) (A) repurchase, prepay or incur any Indebtedness, including by way of a guarantee or an issuance or sale of debt securities, or issue or sell options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, enter into any “keep well” or other Contract to maintain any financial statement or similar condition of another person or enter into any arrangement having the economic effect of any of the foregoing (other than (i) in connection with the financing of ordinary course trade payables consistent with past practice or (ii) accounts payable in the ordinary course of business consistent with past practice), or (B) make any loans, advances or capital contributions to, or investments in, any other Person (other than (i) to the Company or any of its Subsidiaries or (ii) accounts receivable and extensions of credit in the ordinary course of business, and advances in expenses to employees, in each case in the ordinary course of business consistent with past practice);

(k) agree to any exclusivity, non-competition, most favored nation, or similar provision or covenant restricting the Company, any of its Subsidiaries or any of their respective Affiliates, from competing in any line of business or with any Person or in any area or engaging in any activity or business (including with respect to the development, manufacture, marketing or distribution of their respective products or services), or pursuant to which any benefit or right would be required to be given or lost as a result of so competing or engaging, or which would have any such effect on Parent or any of its Affiliates after the consummation of the Merger or the Closing Date;

(l) enter into any Contract, or relinquish or terminate any Contract or other right, in any individual case with an annual value in excess of $100,000 or with a value over the life of the Contract in excess of $300,000, other than (i) entering into software license agreements, or the renewal of any existing software license agreements, where the Company or any of its Subsidiaries is the licensor in the ordinary course of business consistent with past practice, (ii) entering into service or maintenance contracts in the ordinary course of business consistent with past practice pursuant to which the Company or any of its Subsidiaries is providing services to customers, (iii) entering into non-exclusive distribution, marketing, reselling or consulting agreements in the ordinary course of business consistent with past practice that provide for distribution of a Company Product by a third party, or (iv) entering into non-exclusive OEM agreements in the ordinary course of business consistent with past practice that are terminable without penalty within twelve months;

(m) (i) make or change any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, amend any Tax Returns or file any claim for Tax refunds, enter into any closing agreement, enter into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement (other than any customary commercial or financing agreements, entered into in the ordinary course of business consistent with past practices), settle any Tax claim, audit or assessment, or surrender any right to claim a Tax refund (including any such refund to the extent it is used to offset or otherwise reduce Tax liability);

(n) (i) institute, pay, discharge, compromise, settle or satisfy (or agree to do any of the preceding with respect to) any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), in excess of $100,000 in any individual case, other than (x) as required by their terms as in effect on the date of this Agreement, (y) claims, liabilities or obligations reserved against on the Company Balance Sheet

(for amounts not in excess of such reserves), or (z) incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice, provided that, in the case of each of (x), (y) or (z), the payment, discharge, settlement or satisfaction of such claim, liability or obligation does not include any material obligation (other than the payment of money) to be performed by the Company or any of its Subsidiaries following the Closing Date, (ii) waive, relinquish, release, grant, transfer or assign any right with a value of more than $100,000 in any individual case except in the ordinary course of business consistent with past practice, (iii) waive any material benefits of, or agree to modify in any adverse respect, or fail to enforce, or consent to any matter with respect to which its consent is required under, any confidentiality, standstill or similar Contract to which the Company or any of its Subsidiaries is a party, or (iv) pay any fees and expenses incurred in connection with the transactions contemplated by this Agreement and set forth on Section 6.01(n)(iv) of the Company Disclosure Schedule, in excess of $100,000 in the aggregate;

(o) engage in (i) any trade loading practices or any other promotional sales or discount activity with any customers or distributors with any intent of accelerating to prior fiscal quarters (including the current fiscal quarter) sales to the trade or that would otherwise be expected (based on past practice) to occur in subsequent fiscal quarters, (ii) any practice which would have the effect of accelerating to prior fiscal quarters (including the current fiscal quarter) collections of receivables that would otherwise be expected (based on past practice) to be made in subsequent fiscal quarters, (iii) any practice which would have the effect of postponing to subsequent fiscal quarters payments by the Company or any of its Subsidiaries that would otherwise be expected (based on past practice) to be made in prior fiscal quarters (including the current fiscal quarter) or (iv) any other promotional sales or discount activity, in each case in clauses (i) through (iv) in a manner outside the ordinary course of business consistent with past practices; or

(p) authorize, commit or agree to take any of the foregoing actions.

Section 6.02. Stockholder Meeting; Board Recommendation; Proxy Material.

(a) The Company shall establish a record date (which will be as promptly as reasonably practicable following the date of this Agreement) for, duly call, give notice of, convene and hold a meeting of its stockholders, which meeting the Company shall cause to occur on the 30th calendar day (or, if such calendar day is not a business day, on the first business day subsequent to such calendar day) immediately following the date of mailing of the Proxy Statement (the “Stockholder Meeting”), for the purpose of obtaining the Stockholder Approval, regardless of whether the Board of Directors of the Company determines at any time that this Agreement is no longer advisable or recommends that the stockholders of the Company reject it or any other Adverse Recommendation Change has occurred at any time; provided, however, that (i) if the Company is unable to obtain a quorum of its stockholders at such time, the Company may adjourn or postpone the Stockholder Meeting by no more than five (5) Business Days if necessary in order to obtain a quorum of its stockholders and the Company shall use its commercially reasonable efforts during such five (5) Business Day period to obtain such a quorum as promptly as practicable, (ii) the Company may delay, adjourn or postpone the Stockholder Meeting to the extent (and only to the extent) the Company reasonably determines that such delay, adjournment or postponement is required by Applicable Law or to comply with any comments made by the SEC with respect to the Proxy Statement or otherwise, and (iii) if the Company receives an Acquisition Proposal, or the price or material terms of a previously received Acquisition Proposal are modified or amended, in any such case during the five Business Day period immediately prior to the day of the Stockholder Meeting, the Company may delay the Stockholder Meeting until the date that is the fifth Business Day after the date on which the Stockholder Meeting would otherwise have been originally been held. Unless the Company Board shall have effected an Adverse Recommendation Change in accordance with Section 6.03, the Company Board shall make the Board Recommendation and use its reasonable best efforts to obtain the Stockholder Approval, and the Company shall otherwise comply with all Applicable Laws applicable to the Stockholder Meeting. Without limiting the generality of the foregoing, the Company agrees that (i) its obligations pursuant to this Section 6.02 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other person of any Acquisition Proposal, and (ii) the Company shall establish a record date for, call, give notice of, convene and hold the Stockholder Meeting and the matters constituting the Stockholder Approval shall be submitted to the Company’s stockholders at the Stockholder Meeting whether or not (A) an Adverse Recommendation Change shall have occurred or (B) any Acquisition Proposal or Superior Proposal shall have been publicly proposed or announced or otherwise submitted to the Company or any of its Representatives. The Company agrees that it shall not submit to the vote of the stockholders of the Company any Acquisition Proposal (whether or not a Superior Proposal) prior to the vote of the Company’s stockholders with respect to the Merger at the Stockholder Meeting. The notice of such Stockholder Meeting shall state that a resolution to approve and adopt this Agreement and the Merger will be considered at the Stockholder Meeting, and no other matters shall be considered or voted upon at the Stockholder Meeting without Parent’s prior written consent.

(b) Except to the extent expressly permitted by Section 6.03(d): (i) the Company Board (as it may be constituted on the date hereof) shall unanimously recommend that the Company’s stockholders vote in favor of the adoption and approval of this Agreement and approval of the Merger (the “Board Recommendation”) at the Stockholder Meeting; (ii) the Proxy Statement shall include the Board Recommendation; and (iii) neither the Company Board nor any committee thereof shall fail to make, withdraw, amend or modify, or publicly propose to withhold, withdraw, amend or modify, in a manner adverse to Parent or Merger Subsidiary, the Board Recommendation.

(c) As promptly as practicable after the date hereof, the Company and Parent shall prepare jointly and the Company shall file with the SEC the preliminary Proxy Statement (but in no event later than twenty (20) calendar days after the date of this Agreement). Notwithstanding anything contained in this Agreement to the contrary, (x) if the Company does not receive comments from the SEC with respect to the preliminary Proxy Statement, the Company shall file with the SEC the definitive Proxy Statement, and shall use its reasonable best efforts to cause the mailing of the definitive Proxy Statement to the stockholders of the Company, on or prior to the third Business Day after the tenth calendar day immediately following the date of filing of the preliminary Proxy Statement with the SEC, and (y) if the Company does receive comments from the SEC with respect to the preliminary Proxy Statement, the Company shall file with the SEC the definitive Proxy Statement, and shall use its reasonable best efforts to cause the mailing of the definitive Proxy Statement to the stockholders of the Company, on or prior to the fifth Business Day immediately following clearance by the SEC with respect to such comments. The Company and Parent, as the case may be, shall furnish all information concerning the Company or Parent as the other party hereto may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement. Parent and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement before such document (or any amendment or supplement thereto) is filed with the SEC, and the Company shall include in such document any comments reasonably proposed by Parent and its counsel. The Company shall (i) as promptly as practicable after receipt thereof, provide Parent and its counsel with copies of any written comments, and advise Parent and its counsel of any oral comments, with respect to the Proxy Statement (or any amendment or supplement thereto) received from the SEC or its staff, (ii) provide Parent and its counsel a reasonable opportunity to review the Company’s proposed response to such comments, (iii) include in the Company’s written response to such comments any comments reasonably proposed by Parent and its counsel, (iv) not file or mail such document, or respond to the SEC, prior to receiving the approval of Parent, which approval shall not be unreasonably withheld or delayed, and (v) provide Parent and its counsel a reasonable opportunity to participate in any discussions or meetings with the SEC. If, at any time prior to the Stockholder Meeting, any information relating to the Company, Parent or any of their respective Affiliates, officers or directors should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by Applicable Law, disseminated to the stockholders of the Company.

Section 6.03. No Solicitation.

(a) Neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or permit any of its or their Representatives to, and the Company shall instruct, and cause each applicable Subsidiary, if any, to instruct, each such Representative not to, directly or indirectly, solicit, initiate or knowingly take any action to facilitate or encourage the submission of any Acquisition Proposal or the making of any inquiry, offer or proposal that could reasonably be expected to lead to any Acquisition Proposal, or, subject to Section 6.03(b), (i) conduct or engage in any discussions or negotiations with, disclose any non-public information relating to the Company or any of its Subsidiaries to, afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to or otherwise cooperate in any way, or knowingly assist, participate in, facilitate or encourage any effort by, any Third Party that is seeking to make, or has made, any Acquisition Proposal, (ii) (A) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries or (B) approve any transaction under, or any Third Party becoming an “interested stockholder” under, Section 203 of Delaware Law, (iii) enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract relating to any Acquisition Proposal or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder, or (iv) resolve, propose or agree to do any of the foregoing. Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by any Subsidiary of the Company or Representatives of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 6.03 by the Company. The Company shall, and shall cause its Subsidiaries and its and their respective Representatives to cease immediately and cause to be terminated, and shall not authorize or knowingly permit any of its or their Representatives to continue, any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the date hereof with respect to any Acquisition Proposal and shall use its reasonable best efforts to cause any such Third Party (or its agents or advisors) in possession of non-public information in respect of the Company or any of its Subsidiaries that was furnished by or on behalf of the Company and its Subsidiaries to return or destroy (and confirm destruction of) all such information.

(b) Notwithstanding the foregoing provisions of Section 6.03(a), prior to the Stockholder Approval, the Company Board, directly or indirectly through any Representative, may (i) engage in negotiations or discussions with any Third Party that has made (and not withdrawn) a bona fide unsolicited Acquisition Proposal in writing after the date of this Agreement, that did not result from or arise out of a breach of this Section 6.03, and that the Company Board believes in good faith, after consultation with its outside legal counsel and financial advisor of nationally recognized reputation, constitutes or would reasonably be expected to result in a Superior Proposal, and (ii) thereafter furnish to such Third Party non-public information relating to the Company or any of its Subsidiaries pursuant to an executed confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement and containing additional provisions that expressly permit the Company to comply with the terms of this Section 6.03 (a copy of which confidentiality agreement shall be promptly and in any event with 24 hours provided for informational purposes only to Parent), but in each case under the preceding clauses (i) and (ii), only if the Company Board determines in good faith, after consultation with outside legal counsel to the Company Board, that the failure to take such action would be a breach of its fiduciary duties to the stockholders of the Company under Applicable Law.

(c) The Company Board shall not take any of the actions referred to in clauses (i) or (ii) of Section 6.03(b), unless the Company shall have notified Parent in writing at least three (3) Business Days before taking such action that it intends to take such action. The Company shall notify Parent promptly (but in no event later than 24 hours) after it obtains knowledge of the receipt by the Company (or any of its Representatives) of any Acquisition Proposal, any inquiry, offer or proposal that would reasonably be expected to lead to an Acquisition Proposal, or any request for non-public information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party. In such notice, the Company shall identify the Third Party making, and the terms and conditions of, any such Acquisition Proposal, indication, offer, proposal or request. The Company shall keep Parent reasonably informed, on a prompt basis, of the status and material terms of any such Acquisition Proposal, inquiry, offer, proposal or request, including any material amendments or proposed amendments as to price and other material terms thereof. The Company shall provide Parent with at least 48 hours prior notice of any meeting of the Company Board at which the Company Board is reasonably expected to consider any Acquisition Proposal. The Company shall promptly provide Parent with any non-public information concerning the Company’s business, present or future performance, financial condition or results of operations, provided to any Third Party that was not previously provided to Parent.

(d) Neither the Company Board nor any committee thereof shall (i) fail to make, withdraw, amend or modify, or publicly propose to withhold, withdraw, amend or modify, in a manner adverse to Parent or Merger Subsidiary, the Board Recommendation, (ii) approve, endorse, adopt or recommend, or publicly propose to approve, endorse, adopt or recommend, any Acquisition Proposal or Superior Proposal, (iii) fail to recommend against acceptance of any tender offer or exchange offer for the Company Common Stock within ten (10) Business Days after the commencement of such offer, (iv) make any public statement inconsistent with the Board Recommendation or (v) resolve or agree to take any of the foregoing actions (any of the foregoing, an “Adverse Recommendation Change”).

(e) Notwithstanding the provisions of Section 6.03(d), at any time prior to the Stockholder Approval, the Company Board, following receipt of and on account of a Superior Proposal, may (x) make an Adverse Recommendation Change or (y) terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal in accordance with the provisions of Section 8.01(d)(i); but only if, in either case, the Company Board determines in good faith, after consultation with outside legal counsel to the Company Board, that the failure to take such action would be a breach of its fiduciary duties under Applicable Law; unless prior to effecting such Adverse Recommendation Change or termination of this Agreement in accordance with the provisions of Section 8.01(d)(i):

(i) the Company shall have provided prompt notice to Parent in writing at least five (5) Business Days in advance (the “Notice Period”), of its intention to take such action with respect to a Superior Proposal,

(ii) the Company shall have attached to such notice a copy of the relevant proposed transaction agreements with respect to the party making such Superior Proposal, including the definitive agreement with respect to such Superior Proposal, and a detailed summary of all material terms of any such Superior Proposal (which version or summary shall be updated on a prompt basis) and the identity of the Third Party making the Superior Proposal,

(iii) the Company shall, and shall cause its financial and legal advisors to, during the Notice Period, negotiate with Parent in good faith to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal, if Parent, in its discretion, proposes to make such adjustments; it being agreed that in the event that, after commencement of the Notice Period, there is any material revision to the terms of a Superior Proposal, including, any revision in price, the Notice Period shall be extended, if applicable, to ensure that at least three (3) Business Days remains in the Notice Period subsequent to the time the Company notifies Parent of any such material revision (it being understood that there may be multiple extensions); and

(iv) Parent shall not have made, within the Notice Period or any extension thereof, an offer that is determined by the Company Board in good faith, after consulting with its outside counsel and financial advisor of nationally recognized reputation, to be at least as favorable to the stockholders of the Company as such Superior Proposal.

(f) Notwithstanding the provisions of Section 6.03(d), the Company Board may, in response to a material fact, event, change, development or set of circumstances (other than an Acquisition Proposal occurring or arising after the date of this Agreement) that was not known to the Company Board nor reasonably foreseeable by the Company Board as of or prior to the date of this Agreement (and not relating in any way to any Acquisition

Proposal) (such material fact, event, change, development or set of circumstances, an “Intervening Event”), fail to make, withdraw or modify, in a manner adverse to Parent or Merger Subsidiary, the Board Recommendation (which shall be deemed to be an “Adverse Recommendation Change”) if the Company Board determines in good faith, after consultation with outside legal counsel to the Company Board, that, in light of such Intervening Event, the failure of the Company Board to effect such an Adverse Recommendation Change would be a breach of its fiduciary duties under Applicable Law; provided that no fact, event, change, development or set of circumstances shall constitute an Intervening Event if such fact, event, change, development or set of circumstances resulted from or arose out of the announcement, pendency or consummation of the Merger; and, provided, further, that the Company shall not be entitled to exercise its right to make a Company Adverse Recommendation Change pursuant to this clause (f) unless the Company has (A)provided to Parent at least four (4) Business Days’ prior written notice advising Parent that the Company Board intends to take such action and specifying the facts underlying the Company Board’s determination that an Intervening Event has occurred, and the reasons for the Adverse Recommendation Change, in reasonable detail, and (B) during such four (4) Business Day period, if requested by Parent, engaged in good faith negotiations with Parent to amend this Agreement in such a manner that obviates the need for an Adverse Recommendation Change as a result of the Intervening Event.

(g) Nothing contained in this Section 6.03 shall prevent the Company Board from complying with Rule 14d-9 and Rule 14e-2(a) under the Exchange Act with regard to an Acquisition Proposal; provided that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) shall be deemed to be a Adverse Recommendation Change unless the Company Board expressly publicly reaffirms its Board Recommendation (x) in such communication or (y) within two (2) Business Days after requested to do so by Parent.

Section 6.04. Access to Information. From the date hereof until the Effective Time, the Company shall (i) give to Parent and its Representatives reasonable access to the offices, properties, books, records, Contracts, Governmental Authorizations, documents, directors, officers and employees of the Company and its Subsidiaries during normal business hours, (ii) furnish to Parent and its Representatives such financial, Tax and operating data and other information as such Persons may reasonably request (including the work papers of KPMG LLP upon receipt of any required consent from KPMG LLP), and (iii) instruct its Representatives to cooperate with Parent and its Representatives in its investigation; provided, however, that the Company may restrict the foregoing access to the extent that (A) any Applicable Law requires the Company to restrict or prohibit access to any such properties or information or (B) such disclosure would, based on the advice of such party’s counsel, result in a waiver of attorney-client privilege, work product doctrine or any other applicable privilege applicable to such information. Any investigation pursuant to this Section 6.04 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company.

Section 6.05. Notice of Certain Events.

(a) In connection with the continuing operation of the business of the Company and its Subsidiaries between the date of this Agreement and the Effective Time, subject to Applicable Law, the executive officers of the Company, including but not limited to the Chief Executive Officer of the Company, shall consult in good faith on a regular basis with Parent to report material (individually or in the aggregate) operational developments, the status of relationships with customers, resellers, partners, suppliers, licensors, licensees, distributors and others having material business relationships with the Company, the status of ongoing operations and other matters reasonably requested by Parent pursuant to procedures reasonably requested by Parent; provided that no such consultation shall affect the representations, warranties, covenants, agreements or obligations of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

(b) The Company shall promptly notify Parent of:

(i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(ii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(iii) any Proceeding commenced or, to the Knowledge of the Company, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Sections 4.12, 4.13, 4.15, or 4.16, as the case may be, or that relate to the consummation of the transactions contemplated by this Agreement;

(iv) any notice or other communication from any Major Customer or Major Supplier that such Major Customer or Major Supplier is terminating its relationship with Company or any of its Subsidiaries as a result of the transactions contemplated by this Agreement; and

(v) any inaccuracy of any representation or warranty or breach of covenant or agreement contained in this Agreement at any time during the term hereof that could reasonably be expected to cause the conditions set forth in Section 7.02 not to be satisfied.

Section 6.06. 401(k) Plans. Effective as of immediately prior to the Effective Time, unless otherwise directed in writing by Parent at least ten (10) Business Days prior to the Effective Time, the Company and each Subsidiary thereof shall take all actions necessary to effect the termination of any and all Company Employee Plans intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code, and effective as of immediately prior to the Effective Time, no Company employee shall have any right thereafter to contribute any amounts to any Company Employee Plan intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code. The Company shall provide Parent with evidence that each such Company Employee Plan has been terminated pursuant to an action by the Company Board or the board of directors of a Subsidiary, as applicable.

Section 6.07. State Takeover Laws. If any “control share acquisition,” “fair price,” “moratorium” or other anti-takeover Applicable Law becomes or is deemed to be applicable to the Company, Parent, Merger Subsidiary, the Merger, the Voting Agreements or any other transaction contemplated by this Agreement, then each of the Company, Parent, Merger Subsidiary, and their respective Board of Directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Applicable Law inapplicable to the foregoing.

Section 6.08. Obligations of Merger Subsidiary. Parent shall cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 6.09. Voting of Shares. Parent shall vote any shares of Company Common Stock beneficially owned by it or any of its Subsidiaries in favor of adoption of this Agreement at the Stockholder Meeting, and will vote or cause to be voted the shares of Merger Subsidiary held by it or any of its Subsidiaries, as the case may be, in favor of adoption of this Agreement.

Section 6.10. Director and Officer Liability.

(a) For six (6) years after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, maintain officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such person currently covered by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof; provided that in satisfying its obligation under this Section 6.10(a), neither Parent nor the Surviving Corporation shall be obligated to pay annual premiums in excess of 200% of the amount per annum the Company paid in its last full fiscal year prior to the date of this Agreement (the “Current Premium”), which amount is set forth in Section 6.10(a) of the Company Disclosure Schedule, and if such premiums for such insurance would at any time exceed 200% of the Current Premium, then the Surviving Corporation shall cause to be maintained policies of insurance that, in the Surviving Corporation’s judgment, provide the maximum coverage available at an annual premium equal to 200% of the Current Premium. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid “tail” or “runoff” policies have been obtained prior to the Effective Time, which policies provide such directors and officers with coverage for an aggregate period of six (6) years with respect to claims arising from facts or events that occurred on or before the Effective Time, including, in respect of the transactions contemplated by this Agreement, provided that the amount paid for such prepaid policies does not exceed 200% of the Current Premium. If such prepaid policies have been obtained prior to the Effective Time, the Surviving Corporation shall maintain such policies in full force and effect for their full term, and continue to honor the obligations thereunder.

(b) From and after the Effective Time through the sixth anniversary of the Effective Time, the Surviving Corporation will, and Parent will cause the Surviving Corporation and its Subsidiaries to, fulfill and honor in all respects the obligations of the Company and its Subsidiaries pursuant to: (i) each indemnification agreement set forth on Section 6.10(b) of the Company Disclosure Schedule between the Company or any of its Subsidiaries and any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries (the “Indemnified Parties”); and (ii) any indemnification provision and any exculpation provision set forth in the certificate of incorporation or bylaws of the Company as in effect on the date of this Agreement; provided that such obligations shall be subject to any limitation imposed from time to time under Applicable Law. If, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Party delivers to the Company, the Surviving Corporation or Parent, as applicable, a written notice asserting a claim for indemnification under any of the provisions set forth in clauses (i) or (ii) above, then the claim asserted in such notice shall survive the sixth anniversary of the Effective Time until such time as such claim is fully and finally resolved.

(c) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.10.

Section 6.11. Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, the Company and Parent shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authorities, (ii) the delivery of required notices to, and the obtaining of required consents or waivers from, third parties and (iii) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement.

(b) In furtherance and not in limitation of the undertakings pursuant to this Section 6.11, each of Parent and the Company shall (i) provide or cause to be provided as promptly as practicable to Governmental Authorities with regulatory jurisdiction over enforcement of any Antitrust Laws (each such Governmental Authority, a “Governmental Antitrust Authority”) information and documents requested by any Governmental Antitrust Authority or necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement, including preparing and filing any notification and report form and related material required under the HSR Act and any additional consents and filings under any Antitrust Laws as promptly as practicable following the date of this Agreement (but in no event more than fifteen (15) Business Days from the date hereof except by mutual consent confirmed in writing) and thereafter to respond as promptly as practicable to any request for additional information or documentary material that may be made under the HSR Act and any additional consents and filings under any Antitrust Laws; and (ii) use their reasonable best efforts to take such actions as are necessary or advisable to obtain prompt approval of consummation of the transactions contemplated by this Agreement by any Governmental Authority.

(c) Notwithstanding anything to the contrary herein, in connection with the receipt of any necessary governmental approvals or clearances (including under any Antitrust Law), nothing in this Agreement shall require Parent or any of its Subsidiaries to, nor shall the Company or any of its Subsidiaries without the prior written consent of Parent agree or proffer to, divest, hold separate, or enter into any license or similar agreement with respect to, or agree to restrict the ownership or operation of, or agree to conduct or operate in a specified manner, any portion of the business or assets of Parent, the Company or any of their respective Subsidiaries. Notwithstanding anything to the contrary herein, in no event shall Parent or any of its Subsidiaries be obligated to litigate or participate in the litigation of any Proceeding, whether judicial or administrative, brought by any Governmental Authority or appeal any Order (i) challenging or seeking to make illegal, delay materially or otherwise directly or indirectly restrain or prohibit the consummation of the Merger or the other transactions contemplated by this Agreement or seeking to obtain from Parent or any of its Subsidiaries any damages in connection therewith, or (ii) seeking to prohibit or limit in any respect, or place any conditions on, the ownership or operation by the Company, Parent or any of their respective Affiliates of all or any portion of the business, assets or any product of the Company or any of its Subsidiaries or Parent or any of its Subsidiaries or to require any such Person to dispose of, license (whether pursuant to an exclusive or nonexclusive license) or enter into a consent decree or hold separate all or any portion of the business, assets or any product of the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, in each case as a result of or in connection with the Merger or any of the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Company shall give Parent the opportunity to participate in the defense of any Proceeding against the Company and/or its directors relating to the transactions contemplated by this Agreement and will obtain the prior written consent of Parent prior to settling or satisfying any such Proceeding.

(d) Subject to Applicable Law relating to the exchange of information, the Company and Parent and their respective counsel shall (i) have the right to review in advance, and to the extent practicable each shall consult the other on, any filing made with, or written materials to be submitted to, any Governmental Authority in connection with the transactions contemplated by this Agreement, (ii) promptly inform each other of any communication (or other correspondence or memoranda) received from, or given to, the U.S. Department of Justice, the U.S. Federal Trade Commission, or any other Governmental Antitrust Authority and (iii) promptly furnish each other with copies of all correspondence, filings and written communications between them or their subsidiaries or affiliates, on the one hand, and any Governmental Authority or its respective staff, on the other hand, with respect to the transactions contemplated by this Agreement. The Company and Parent shall, to the extent practicable, provide the other party and its counsel with advance notice of and the opportunity to participate in any discussion, telephone call or meeting with any Governmental Authority in respect of any filing, investigation or other inquiry in connection with the transactions contemplated by this Agreement and to participate in the preparation for such discussion, telephone call or meeting. Neither Parent nor the Company shall commit to or agree with any Governmental Authority to stay, toll or extend any applicable waiting period under the HSR Act or applicable Foreign Competition Laws, without the prior written consent of the other. The Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.11 as “Antitrust Counsel Only Material”. Notwithstanding anything to the contrary in this Section 6.11, materials provided to the other party or its counsel may be redacted to remove references concerning the valuation of the Company and its Subsidiaries.

(e) Each of Parent and Merger Subsidiary agrees that, between the date of this Agreement and the Closing Date, each of Parent and Merger Subsidiary shall not, and shall ensure that none of its Subsidiaries or other

Affiliates shall, take any action or propose, announce an intention or agree, in writing or otherwise, to take any action that would reasonably be expected to materially delay or prevent the consummation of the transactions contemplated hereby.

(f) The Company has provided Parent with all information requested by Parent to evaluate which Governmental Entities shall require Antitrust Filings. Set forth on Section 6.11(f) of the Company Disclosure Schedule is (i) a list of each country in which the Company generated sales in the last completed fiscal year and the most recent twelve month period, and the total sales the Company generated in each such country in the last completed fiscal year and the most recent twelve month period; and (ii) a schedule of each country in which a Subsidiary of the Company is incorporated or the Company or any of its Subsidiaries maintains offices or personnel.

Section 6.12. Certain Filings. The Company and Parent shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such reasonable actions or making any such filings, furnishing information required in connection therewith or with the Proxy Statement and seeking timely to obtain any such actions, consents, approvals or waivers.

Section 6.13. Public Announcements. Parent and the Company shall consult with each other before issuing any press release or making any other public statement, or scheduling a press conference or conference call with investors or analysts, with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such other public statement without the consent of the other party, which shall not be unreasonably withheld, except (i) as such release or announcement may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association upon which the securities of the Company or Parent, as applicable, are listed, or (ii) as such release or announcement may be made with respect to an Adverse Recommendation Change effected in accordance with Section 6.03, in each such case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time (taking into account the circumstances) to comment on, such release or announcement in advance of such issuance, and the party will consider such comments in good faith.

Section 6.14. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 6.15. Section 16 Matters. Prior to the Effective Time, the Company may approve, in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act and in accordance with the Interpretative Letter dated January 12, 1999 issued by the SEC relating to Rule 16b-3, any dispositions of equity securities of the Company (including derivative securities with respect to equity securities of the Company) resulting from the transactions contemplated by this Agreement by each officer or director of the Company who is subject to Section 16 of the Exchange Act with respect to equity securities of the Company.

Section 6.16. Confidentiality. Parent and the Company hereby acknowledge and agree to continue to be bound by the Confidential Disclosure Agreement dated as of August 26, 2011 by and between Parent and the Company (the “Confidentiality Agreement”).

Section 6.17. Employee Matters.

(a) From and after the Closing Date, with respect to employees of the Company or its Subsidiaries immediately before the Effective Time who continue employment with the Surviving Corporation or any

Subsidiary of the Surviving Corporation following the Effective Time (“Continuing Employees”), Parent shall use reasonable efforts to cause the service of each such Continuing Employee with the Company and its ERISA Affiliates prior to the Closing Date to be recognized for purposes of eligibility to participate, levels of benefits (but not for benefit accruals under any defined benefit pension plan) and vesting under each compensation, vacation, fringe or other welfare benefit plan, program or arrangement of Parent, the Surviving Corporation or any of their ERISA Affiliates, but not including any sabbatical or equity compensation plans, programs, agreements or arrangements (collectively, the “Parent Benefit Plans”) in which any Continuing Employee is or becomes eligible to participate, but solely to the extent service was credited to such employee for such purposes under a comparable Company Employee Plan immediately prior to the Closing Date and to the extent such credit would not result in a duplication of benefits.

(b) From and after the Closing Date, with respect to each Parent Benefit Plan that is an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) in which any Continuing Employee is or becomes eligible to participate, Parent shall use reasonable efforts to cause each such Parent Benefit Plan to (i) waive all limitations as to pre-existing conditions, waiting periods, required physical examinations and exclusions with respect to participation and coverage requirements applicable under such Parent Benefit Plan for such Continuing Employees and their eligible dependents to the same extent that such pre-existing conditions, waiting periods, required physical examinations and exclusions would not have applied or would have been waived under the corresponding Company Employee Plan in which such Continuing Employee was a participant immediately prior to such Continuing Employee’s commencement of participation in such Parent Benefit Plan but, with respect to long-term disability and life insurance benefits and coverage, solely to the extent permitted under the terms and conditions of Parent’s applicable insurance contracts in effect as of the Closing Date; provided, that for purposes of clarity, to the extent such benefit coverage includes eligibility conditions based on periods of employment, Section 6.17(a) shall control; and (ii) provide each Continuing Employee and his or her eligible dependents with credit for any co-payments and deductibles paid in the calendar year that, and prior to the date that, such Continuing Employee commences participation in such Parent Benefit Plan in satisfying any applicable co-payment or deductible requirements under such Parent Benefit Plan for the applicable calendar year, to the extent that such expenses were recognized for such purposes under the comparable Company Employee Plan.

(c) Parent, the Company and the Surviving Corporation acknowledge and agree that all provisions contained in this Section 6.17 are included for the sole benefit of the respective parties to this Agreement and shall not create any right in any other Person, including any employees, former employees, any participant in any Company Employee Plan or any beneficiary thereof or any right to continued employment with Parent, Company, the Surviving Corporation or any of their Affiliates. Nothing in this Section 6.17 shall be deemed to amend any Parent Benefit Plan or to require Parent, the Surviving Corporation or any of their Affiliates to continue or amend any particular benefit plan before or after the consummation of the transactions contemplated in this Agreement, and any such plan may be amended or terminated in accordance with its terms and Applicable Law.

ARTICLE 7

CONDITIONS TO THE MERGER

Section 7.01. Conditions to the Obligations of Each Party. The obligation of each party hereto to consummate the Merger is subject to the satisfaction, at or prior to the Closing, of the following conditions:

(a) the Stockholder Approval shall have been obtained;

(b) no Governmental Authority having jurisdiction over any party hereto shall have issued any Order or other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the Merger and no Applicable Law shall have been adopted that makes consummation of the Merger illegal or otherwise prohibited; and

(c) the applicable waiting period (and any extension thereof, subject to Section 6.11(d)) applicable to the Merger under the HSR Act or any Foreign Competition Law set forth in Section 7.01(c) of the Company Disclosure Schedule shall have expired or been terminated, and any affirmative approval of a Governmental Authority required under any Foreign Competition Law set forth in Section 7.01(c) of the Company Disclosure Schedule shall have been obtained.

Section 7.02. Conditions to the Obligations of Parent and Merger Subsidiary. The obligation of Parent and Merger Subsidiary to consummate the Merger is subject to the satisfaction, at or prior to Closing, of the following conditions:

(a) (i) each of the Specified Company Representations, to the extent not qualified as to materiality or “Company Material Adverse Effect,” shall be true in all material respects, and to the extent so qualified shall be true in all respects as so qualified, when made and as of immediately prior to the Effective Time as if made at and as of such time (other than any Specified Company Representation that is made only as of a specified date, which need only to be true in all material respects as of such specified date), (ii) the Other Company Representations, disregarding any materiality or Company Material Adverse Effect qualifications contained therein, shall be true when made and as of immediately prior to the Effective Time as if made at and as of such time (other than any Other Company Representations that are made only as of a specified date, which need only to be true as of such specified date); provided that the Other Company Representations as modified in clause (ii) shall be deemed true at any time unless the individual or aggregate impact of the failure to be so true of the Other Company Representations would have or reasonably be expected to have a Company Material Adverse Effect; (iii) Parent shall have received a certificate signed on behalf of the Company by a senior executive officer of the Company to the foregoing effect, and (iv) the Company shall have delivered to Parent a certificate of the Company executed by the Secretary of the Company, dated as of the Closing Date, certifying: (A) the Company Board Approval and the Transaction Approvals, and (B) any and all Company Board, committee and shareholder resolutions, consents or other actions taken by the Company Board, any committee of the Board or the shareholders between the Agreement Date and the Closing Date;

(b) the Company shall have performed in all material respects its obligations under the Agreement, and Parent shall have received a certificate signed on behalf of the Company by a senior executive officer of the Company to the foregoing effect;

(c) there shall not be instituted or pending any Proceeding initiated by any Governmental Authority, or instituted or pending any Proceeding initiated by any other Third Party that has a reasonable likelihood of success, (i) challenging or seeking to make illegal, delay materially or otherwise directly or indirectly restrain or prohibit the consummation of the Merger or seeking to obtain material damages in connection therewith, (ii) seeking to restrain or prohibit Parent’s ownership or operation (or that of its Affiliates) of all or any material portion of the business, assets or products of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole, or to compel Parent or any of its Affiliates to dispose of, license (whether pursuant to an exclusive or nonexclusive license) or hold separate all or any material portion of the business, assets or products of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole, (iii) seeking, directly or indirectly, to impose or confirm material limitations on the ability of Parent or any of its Affiliates effectively to acquire, hold or exercise full rights of ownership of Company Common Stock or any shares of common stock of the Surviving Corporation, including the right to vote such shares on all matters properly presented to the Company’s stockholders, or (iv) seeking to require divestiture by Parent, Merger Subsidiary or any of Parent’s other Affiliates of any Equity Interests;

(d) there shall not be in effect any Order that is reasonably likely to result, directly or indirectly, in any of the effects referred to in clauses (i) through (iv) of Section 7.02(c);

(e) the applicable waiting period (and any extension thereof, subject to Section 6.11(d)) applicable to the Merger under the HSR Act or any Foreign Competition Law shall have expired or been terminated, and any affirmative approval of a Governmental Authority required under any Foreign Competition Law shall have been obtained;

(f) the Company shall have performed in all respects its obligations under Section 6.01(h) of this Agreement, and

(g) there has not been any fact, event, change, development or set of circumstances that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 7.03. Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction, at or prior to Closing, of the following conditions:

(a) The representations and warranties of Parent and Merger Subsidiary set forth in this Agreement shall be true and correct in all material respects on the Closing Date as if made on and as of the Closing Date (other than any such representation and warranty that is made only as of a specified date, which need only to be true in all material respects as of such specified date), and the Company shall have received a certificate signed on behalf of Parent by a senior executive officer of Parent to the foregoing effect; and

(b) Parent and Merger Subsidiary shall have performed in all material respects their respective obligations under the Agreement, and the Company shall have received a certificate signed on behalf of Parent by a senior executive officer of Parent to the foregoing effect.

ARTICLE 8

TERMINATION

Section 8.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing (notwithstanding any approval of this Agreement by the stockholders of the Company):

(a) by mutual written agreement of the Company and Parent;

(b) by either the Company or Parent, if:

(i) the Merger has not been consummated on or before April 23, 2012 (subject to possible extension as provided below, the “End Date”), provided, that if the condition to the completion of the Merger set forth in Section 7.01(c) shall not have been satisfied by the End Date (as it may be extended as set forth below), but all other conditions set forth in Article 7 would be satisfied if the Closing Date were to occur on such date, then either Parent or the Company shall be entitled to extend the End Date by a three (3) month period by written notice to the other party, and Parent shall be entitled to further extend the End Date by a second three (3) month period by written notice to the Company, it being understood that in no event shall the End Date be extended to a date that is later than the twelve month anniversary of this Agreement; provided, further, that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any party whose material breach of any provision of this Agreement results in the failure of the Merger to be consummated by the End Date;

(ii) any Governmental Authority of competent jurisdiction shall have issued an order, decree, injunction or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger and such order, decree, ruling or other action shall have become final and nonappealable, or if there shall be adopted any Applicable Law that makes consummation of the Merger illegal or otherwise prohibited; or

(iii) the Stockholder Meeting shall have been held and the Stockholder Approval shall not have been obtained thereat or at any adjournment or postponement thereof;

(c) by Parent:

(i) if an Adverse Recommendation Change shall have occurred;

(ii) if the Company shall have entered into, or publicly announced its intention to enter into, a letter of intent, memorandum of understanding or Contract (other than a confidentiality agreement contemplated by Section 6.03(b)) relating to any Acquisition Proposal;

(iii) if the Company or any of its Representatives shall have willfully and materially breached any of its obligations under Section 6.03;

(iv) if the Company Board or any committee thereof shall not have publicly announced that it has rejected any Acquisition Proposal within fourteen (14) days of the earlier of (A) the receipt thereof by the Company, and (B) the making public thereof (including, for these purposes, by taking no position with respect to such Company Acquisition Proposal or with respect to the acceptance by the Company Stockholders of a tender offer or exchange offer, which in either case shall constitute a failure to reject such Acquisition Proposal); or

(v) in the event (A) of a material breach of any covenant or agreement on the part of the Company set forth in this Agreement or (B) that any representation or warranty of the Company set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate, in either case such that the conditions to the Merger set forth in Section 7.02(a) or Section 7.02(b), respectively, would not be satisfied as of the time of such breach or as of the time such representation and warranty became inaccurate; provided, however, that notwithstanding the foregoing, in the event that such breach by the Company or such inaccuracies in the representations and warranties of the Company are curable by the Company through the exercise of commercially reasonable efforts prior to the End Date and within thirty (30) days, then Parent shall not be permitted to terminate this Agreement pursuant to this Section 8.01(c)(v) until the earlier to occur of (1) the expiration of a thirty (30) calendar day period after delivery of written notice from Parent to the Company of such breach or inaccuracy, as applicable, or (2) the ceasing by the Company to exercise commercially reasonable efforts to cure such breach or inaccuracy, provided that the Company continues to exercise commercially reasonable efforts to cure such breach or inaccuracy (it being understood that Parent may not terminate this Agreement pursuant to this Section 8.01(c)(v) if such breach or inaccuracy by the Company is cured within such thirty (30) calendar day period); or

(d) by the Company,

(i) if prior to the Stockholder Approval, the Company Board authorizes the Company, in compliance with the terms of this Agreement, including Section 6.03(e), to enter into a binding definitive agreement in respect of a Superior Proposal with a Third Party; provided that the Company shall have paid any amounts due pursuant to Section 9.04 in accordance with the terms, and at the times, specified therein; and provided further that in the event of such termination, the Company substantially concurrently enters into such binding definitive agreement; or

(ii) in the event (i) of a material breach of any covenant or agreement on the part of Parent or Merger Subsidiary set forth in this Agreement or (ii) that any of the representations and warranties of Parent and Merger Subsidiary set forth in this Agreement shall have been inaccurate in any material respect; provided, however, that notwithstanding the foregoing, in the event that such breach by Parent or Merger Subsidiary or such inaccuracies in the representations and warranties of Parent or Merger Subsidiary are curable by Parent or Merger Subsidiary through the exercise of commercially reasonable efforts prior to the End Date and within thirty (30) days, then the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.01(d) (ii) until the earlier to occur of (1) the expiration of a thirty (30) calendar day period after delivery of written notice from the Company to Parent of such breach or inaccuracy, as applicable, or (2) Parent or Merger Subsidiary ceasing to exercise commercially reasonable efforts to cure such breach or inaccuracy, provided that Parent or Merger Subsidiary continues to exercise commercially reasonable efforts to cure such breach or inaccuracy (it being understood that the Company may not terminate this Agreement pursuant to this Section 8.01(d) (ii) if such breach or inaccuracy by Parent or Merger Subsidiary is cured within such thirty (30) calendar day period).

The party desiring to terminate this Agreement pursuant to this Section 8.01 (other than pursuant to Section 8.01(a)) shall give written notice of such termination to each other party hereto.

Section 8.02. Effect of Termination. If this Agreement is terminated pursuant to Section 8.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to each other party hereto; provided that no such termination shall relieve any party hereto of any liability for damages resulting from any willful or intentional breach of this Agreement. The provisions of this Section 8.02 and Sections 9.04, 9.05(b), 9.06, 9.07 and 9.08 shall survive any termination hereof pursuant to Section 8.01.

ARTICLE 9

MISCELLANEOUS

Section 9.01. Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered or sent if delivered in person or sent by facsimile transmission (provided confirmation of facsimile transmission is obtained), (ii) on the fifth Business Day after dispatch by registered or certified mail, (iii) on the next Business Day if transmitted by national overnight courier or (iv) on the date delivered if sent by email (provided confirmation of email receipt is obtained), in each case as follows:

if to Parent, to:

Oracle Corporation

500 Oracle Parkway

Redwood City, CA 94065

Attention: General Counsel, and

                  Associate General Counsel, Mergers and Acquisitions

Facsimile No.: (650) 633-0272

with a copy to:

Latham & Watkins LLC

505 Montgomery Street, Suite 2000

San Francisco, CA 94111

Attention: John M. Newell, Esq.

Facsimile No.: (415) 395-8095

if to the Company, to:

RightNow Technologies, Inc.

136 Enterprise Blvd.

Bozeman, MT 59718

Attention: General Counsel

Facsimile No.: (406) 522 4227

with a copy to:

Dorsey & Whitney LLP

600 Anton Boulevard, Suite 2000

Costa Mesa, CA 92626-7655

Fax: (714) 800-1499

Attn: Jack Manning, Esq. and

     Parker Schweich, Esq.

Section 9.02. Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time.

Section 9.03. Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that without the further approval of the Company’s stockholders, no such amendment or waiver shall be made or given after the Stockholder Approval that requires the approval of the stockholders of the Company under Delaware Law unless the required further approval is obtained.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 9.04. Expenses.

(a) Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense. Notwithstanding the foregoing, Parent shall pay all filing fees payable pursuant to the HSR Act or any Foreign Competition Law; provided, that if this Agreement is terminated pursuant to Section 8.01 (other than pursuant to Section 8.01(d)(ii)), the Company shall promptly thereafter reimburse Parent for one-half of all such filing fees paid by Parent.

(b) If this Agreement is terminated pursuant to Section 8.01(c)(i), Section 8.01(c)(ii) Section 8.01(c)(iii), or Section 8.01(c)(iv), then the Company shall pay to Parent (by wire transfer of immediately available funds), within two (2) Business Days after such termination, a fee in an amount equal to $59,700,000 (fifty-nine million seven hundred thousand dollars) (the “Termination Fee”). If this Agreement is terminated pursuant to Section 8.01(d)(i), then the Company shall pay to Parent (by wire transfer of immediately available funds), prior to and as a condition of such termination, the Termination Fee.

(c) If this Agreement is terminated pursuant to Section 8.01(b)(i) or 8.01(b)(iii) and (i) prior to such termination (in the case of termination pursuant to Section 8.01(b)(i)) or the Stockholder Meeting (in the case of termination pursuant to Section 8.01(b)(iii)), an Acquisition Proposal shall have been publicly announced and not publicly withdrawn, and (ii) within twelve (12) months following the date of such termination the Company shall have (A) entered into a definitive agreement with respect to, (B) recommended to its stockholders or (C) consummated, a transaction contemplated by such Acquisition Proposal, then the Company shall pay to Parent (by wire transfer of immediately available funds), within two (2) Business Days after entering into such definitive agreement, making such recommendation or consummating such transaction, the Termination Fee.

(d) If this Agreement is terminated pursuant to Section 8.01(b)(iii) and (i) prior to the Stockholder Meeting an Acquisition Proposal shall have been received by the Company, and (ii) following the receipt of such Acquisition Proposal, the Company shall have failed to publicly reconfirm the Company Board Recommendation within fourteen (14) days after receipt of any written request from the Parent to do so, then the Company shall pay to Parent (by wire transfer of immediately available funds), within two (2) Business Days following such termination, a fee in the amount equal to $18,300,000 (eighteen million three hundred thousand dollars) (the “Initial Termination Fee”). If, subsequent to the payment of the Initial Termination Fee, the Company becomes obligated to pay the Termination Fee, the amount of the payment of the Initial Termination pursuant to this Section 9.04(d) to shall be credited against any obligation of the Company to pay the Termination Fee pursuant to Section 9.04(c).

(e) In the event that this Agreement is terminated pursuant to Section 8.01(b)(iii), the Company shall as promptly as possible (but in any event within three (3) Business Days) following receipt of an invoice therefor pay all of Parent’s documented reasonable out-of-pocket fees and expenses (including reasonable legal and other third party advisors fees and expenses) actually incurred by Parent and its Affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement, but in no event more than $5,000,000 (five million dollars) (the “Parent Expenses”) as directed by Parent in writing; provided that the amount of any payment of the Parent Expenses pursuant to this Section 9.04(e) shall be credited against any obligation of the Company to pay the Termination Fee pursuant to Section 9.04(c).

(f) The Company acknowledges that the agreements contained in this Section 9.04 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, Parent and Merger Subsidiary would not enter into this Agreement. Accordingly, if the Company fails to pay any amount due to Parent pursuant to this Section 9.04, when due, the Company shall pay the costs and expenses (including legal fees and expenses) in connection with any action taken to collect payment (including the prosecution of any lawsuit or other legal action), together with interest on the unpaid amount at the publicly announced prime rate of Citibank, N.A. in New York City from the date such amount was first payable to the date it is paid.

Section 9.05. Binding Effect; No Third Party Beneficiaries; No Assignment.

(a) The provisions of this Agreement shall be binding upon and, except as provided in Section 6.10 (which shall be to the benefit of the parties referred to in such section), shall inure only to the benefit of the parties hereto and their respective successors and assigns. Except as provided in Section 6.10 no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto, and nothing in this Agreement, express or implied, is intended or shall be construed to create any third party beneficiaries.

(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement (whether by operation of law or otherwise) without the consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of their Affiliates at any time; provided that such transfer or assignment shall not relieve Parent or Merger Subsidiary of any of its obligations hereunder. Any assignment in violation of the foregoing shall be null and void.

Section 9.06. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such State.

Section 9.07. Jurisdiction. The parties hereto agree that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Court of Chancery of the State of Delaware in and for New Castle County, Delaware. Each Party hereby irrevocably submits to the exclusive jurisdiction of such court in respect of any legal action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, and hereby waives, and agrees not to assert, as a defense in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Agreement or the transactions contemplated hereby may not be enforced in or by such courts. Each Party agrees that notice or the service of process in any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be properly served or delivered if delivered in the manner contemplated by Section 9.01 or in any other manner permitted by law.

Section 9.08. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.09. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in PDF form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document, will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.

Section 9.10. Entire Agreement. This Agreement, together with the Confidentiality Agreement, constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to their subject matter.

Section 9.11. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties agree to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner, in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 9.12. Specific Performance. In the event of any breach or threatened breach by Parent or Merger Subsidiary, on the one hand, or the Company, on the other hand, of any covenant or obligation of such party contained in this Agreement, the other party shall be entitled to seek, in addition to any monetary remedy or damages: (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (b) an injunction restraining such breach or threatened breach.

Section 9.13. Disclosure Schedules. Any reference in a particular section of the Company Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the Company that are contained in the corresponding Section of this Agreement and (b) any other representations and warranties (or covenants, as applicable) of the Company that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) would be reasonably apparent from such item.

Section 9.14. Rules of Construction. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

RIGHTNOW TECHNOLOGIES, INC.

By:	/s/ Greg R. Gianforte
Name:	Greg R. Gianforte
Title:	Chief Executive Officer

OC ACQUISITION LLC

By:	/s/ Brian Higgins
Name:	Brian Higgins
Title:	Vice President

RHEA ACQUISITION CORPORATION

By:	/s/ Brian Higgins
Name:	Brian Higgins
Title:	Vice President

EXHIBIT A

TO AGREEMENT AND PLAN OF MERGER

FORM OF VOTING AGREEMENT

VOTING AGREEMENT, dated as of October 23, 2011 (this “Agreement”), between OC Acquisition LLC, a Delaware limited liability company (“Parent”), and the individual listed as “Stockholder” on the signature page hereto (“Stockholder”).

WHEREAS, as a condition and inducement to Parent’s and Rhea Acquisition Corporation’s (“Merger Sub”) willingness to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), with RightNow Technologies, Inc., a Delaware corporation (the “Company”), Parent has requested Stockholder, and Stockholder has agreed, to enter into this Agreement with respect to all shares of common stock, par value $0.001 per share, of the Company that Stockholder beneficially owns (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) (the “Shares”).

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1

VOTING AGREEMENT; GRANT OF PROXY

Section 1.01. Voting Agreement. Stockholder hereby agrees to vote or exercise its right to consent with respect to all Shares that Stockholder is entitled to vote at the time of any vote or action by written consent to approve and adopt the Merger Agreement, the Merger and all agreements and actions contemplated by the Merger Agreement at any meeting of the stockholders of the Company, and at any adjournment thereof, at which such Merger Agreement and agreements contemplated thereby (or any amended version thereof), or actions contemplated thereby, are submitted for the consideration and vote of the stockholders of the Company. Stockholder hereby agrees that it will not vote any Shares in favor of, or consent to, and will vote against and not consent to, the approval of any (i) Acquisition Proposal, (ii) reorganization, recapitalization, dissolution, liquidation or winding-up of the Company or any other extraordinary transaction involving the Company other than the Merger, (iii) corporate action the consummation of which would frustrate the purposes, or prevent or delay the consummation, of the transactions contemplated by the Merger Agreement or (iv) other matter relating to, or in connection with, any of the foregoing matters.

Section 1.02. Irrevocable Proxy. Stockholder hereby revokes any and all previous proxies granted with respect to the Shares. By entering into this Agreement, Stockholder hereby grants a proxy appointing Parent as Stockholder’s attorney-in-fact and proxy, with full power of substitution, for and in Stockholder’s name, to vote, express consent or dissent in respect of the Shares, or otherwise to utilize such voting power in the manner contemplated by Section 1.01 above as Parent or its proxy or substitute shall, in Parent’s sole discretion, deem proper with respect to the Shares. The proxy granted by Stockholder pursuant to this Article 1 is irrevocable to the extent permitted by law and is granted in consideration of Parent entering into this Agreement and the Merger Agreement and incurring certain related fees and expenses. The proxy granted by Stockholder shall not be exercised to vote, consent or act on any matter except as contemplated by Section 1.01 above. The proxy granted by Stockholder shall be revoked upon termination of this Agreement in accordance with its terms.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

Stockholder represents and warrants to Parent that:

Section 2.01. Corporation Authorization. The execution, delivery and performance by Stockholder of this Agreement and the consummation by Stockholder of the transactions contemplated hereby are within the powers (corporate and otherwise) of Stockholder and, if applicable, have been duly authorized by all necessary corporate, company, partnership or other action. This Agreement constitutes a valid and binding Agreement of Stockholder, enforceable against Stockholder in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, moratorium or similar law affecting creditors’ rights generally and to rules of law governing specific performance, injunctive relief and other equitable remedies. If Stockholder is married and the Shares and Company Compensatory Awards set forth on the signature page hereto opposite such Stockholder’s name constitute community property under Applicable Law, this Agreement has been duly authorized, executed and delivered by, and constitutes the valid and binding agreement of, such Stockholder’s spouse, enforceable against such Stockholder’s spouse in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, moratorium or similar law affecting creditors’ rights generally and to rules of law governing specific performance, injunctive relief and other equitable remedies. If this Agreement is being executed in representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into and perform this Agreement.

Section 2.02. Non-Contravention. The execution, delivery and performance by Stockholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the certificate of incorporation or bylaws, or other comparable charter or organizational documents, of Stockholder, if any, (ii) violate any Applicable Law, (iii) conflict with or violate or require any consent, approval, notice or other action by any Person under, constitute a default (with or without notice of lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which Stockholder is entitled under any provision of any agreement or other instrument binding on Stockholder or any of Stockholder’s properties or assets, including, without limitation, the Shares or (iv) result in the imposition of any Lien on any asset of Stockholder.

Section 2.03. Ownership of Shares. Stockholder (together with Stockholder’s spouse if Stockholder is married and the Shares and Company Compensatory Awards set forth on the signature page hereto opposite such Stockholder’s name constitute community property under Applicable Law) is the beneficial owner of the Shares and Company Compensatory Awards set forth on the signature page hereto opposite such Stockholder’s name, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of the Shares), except the restrictions set forth in this Agreement. None of the Shares or Company Compensatory Awards is subject to any voting trust or other agreement or arrangement with respect to the voting of such Shares or Company Compensatory Awards (including Shares underlying such Company Compensatory Awards), except as set forth in this Agreement.

Section 2.04. Total Shares. Except for the Shares set forth on the signature page hereto (including Shares underlying Company Compensatory Awards), Stockholder does not beneficially own any (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire (whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing) from the Company any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company.

Section 2.05. Finder’s Fees. No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent or the Company in respect of this Agreement based upon any arrangement or agreement made by or on behalf of Stockholder.

Section 2.06. No Litigation. There is no suit, claim, action, investigation or proceeding pending or, to the knowledge of Stockholder, threatened against Stockholder at law or in equity before or by any Governmental Authority that could reasonably be expected to impair the ability of Stockholder to perform its obligations hereunder or consummate the transactions contemplated hereby.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to Stockholder:

Section 3.01. Corporation Authorization. The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby are within the corporate powers of Parent and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, moratorium or similar law affecting creditors’ rights generally and to rules of law governing specific performance, injunctive relief and other equitable remedies.

ARTICLE 4

COVENANTS OF STOCKHOLDER

Stockholder hereby covenants and agrees that:

Section 4.01. No Proxies for, Encumbrances on or Disposition of Shares. (a) Except pursuant to the terms of this Agreement, Stockholder shall not, without the prior written consent of Parent, directly or indirectly (except, if Stockholder is an individual, as a result of the death of Stockholder), (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Shares, (ii) sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect sale, assignment, transfer, encumbrance or other disposition of, any Shares during the term of this Agreement or (iii) take any other action that would make any representation or warranty of Stockholder contained herein untrue or incorrect in any material respect or in any way restrict, limit or interfere in any material respect with the performance of Stockholder’s obligations hereunder or the transactions contemplated hereby or by the Merger Agreement, or seek to do or solicit any of the foregoing actions, and agrees to notify Parent promptly, and to provide all details requested by Parent, if Stockholder shall be approached or solicited, directly or indirectly, by any Person with respect to any of the foregoing.

(b) Notwithstanding the foregoing clause (a), Stockholder may transfer Shares to any member of Stockholder’s immediate family or to a trust for the benefit of Stockholder or any member of Stockholder’s immediate family; provided that a transfer referred to in this sentence shall be permitted only if, as a precondition to such transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Parent, to be bound by all of the terms of this Agreement.

Section 4.02. Other Offers. Stockholder (in Stockholder’s capacity as such), and each of its Subsidiaries, if any, shall not, and shall use its reasonable best efforts to cause its officers, directors, employees or other agents, if any, not to, directly or indirectly, (i) solicit, initiate or take any action to facilitate or encourage the submission of any Acquisition Proposal or any inquiries or the making of any proposal that could reasonably be expected to lead to any Acquisition Proposal, or (ii) conduct or engage in any discussions or negotiations with, disclose any non-public information relating to the Company or any of its Subsidiaries to, afford access to the non-public business, properties, assets, books or records of the Company or any of its Subsidiaries to, or otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by, any Third Party that may be considering making, or has made, an Acquisition Proposal, or has agreed to endorse an Acquisition Proposal; provided, however, that Stockholder shall not be barred from entering into a voting agreement, containing terms that are substantially the same as those contained herein (including termination concurrent with the termination of any related agreement and plan of merger), with any Third Party that submits an Acquisition Proposal that, in accordance with Section 6.03 of the Merger Agreement, the Board of Directors of the Company has determined is a Superior Proposal. Stockholder shall notify Parent promptly (but in no event later than 24 hours) after receipt by Stockholder or any of its Subsidiaries, if any (or any of its or their Representatives), of any

Acquisition Proposal, any inquiry that would reasonably be expected to lead to an Acquisition Proposal, any related request for non-public information relating to the Company or any of its Subsidiaries or for access to the non-public business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party or any other indication that a Third Party is considering making an Acquisition Proposal. Stockholder shall provide such notice orally and in writing and shall identify the Third Party making, and the material terms and conditions of, any such Acquisition Proposal, indication or request. Stockholder shall keep Parent informed, as promptly as practicable, of the status and material terms of any such Acquisition Proposal, indication or request, including the material resolved and unresolved issues related thereto and material amendments or proposed amendments as to price and other material terms thereof.

Section 4.03. Communications. Stockholder, and each of its Subsidiaries, if any, shall not, and shall cause its officers, directors, employees or other agents, if any, not to, directly or indirectly, make any press release, public announcement or other public communications that criticizes or disparages this Agreement or the Merger Agreement or the transactions contemplated hereby and thereby, without the prior written consent of Parent. Stockholder hereby (i) consents to and authorizes the publication and disclosure by Parent and the Company of Stockholder’s identity and holding of Shares, and the nature of Stockholder’s commitments, arrangements and understandings under this Agreement, and any other information that Parent or the Company determines to be necessary in any SEC disclosure document in connection with the Merger or any other transactions contemplated by the Merger Agreement and (ii) agrees as promptly as practicable to notify Parent and the Company of any required corrections with respect to any written information supplied by it specifically for use in any such disclosure document.

Section 4.04. Additional Shares. In the event that Stockholder acquires beneficial ownership of, or the power to vote or direct the voting of, any additional voting interest with respect to the Company, such voting interests shall, without further action of the parties, be subject to the provisions of this Agreement, and the number of Shares set forth on the signature page hereto will be deemed amended accordingly. Stockholder shall promptly notify Parent of any such event.

Section 4.05. Waiver of Appraisal and Dissenters’ Rights and Actions. Stockholder hereby (i) waives and agrees not to exercise any rights (including under Section 262 of the General Corporation Law of the State of Delaware) to demand appraisal of any Shares or rights to dissent from the Merger which may arise with respect to the Merger and (ii) agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Merger Sub, the Company or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger, including any claim (x) challenging the validity of, seeking to enjoin the operation of, any provision of this Agreement or (y) alleging a breach of any fiduciary duty of the Board of Directors of the Company in connection with the Merger Agreement or the transactions contemplated thereby.

ARTICLE 5

MISCELLANEOUS

Section 5.01. Other Definitional and Interpretative Provisions. Unless specified otherwise, in this Agreement the obligations of any party consisting of more than one person are joint and several. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles and Sections are to Articles and Sections of this Agreement unless otherwise specified. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.

“Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

Section 5.02. Further Assurances. Parent and Stockholder (in its capacity as such) will each execute and deliver, or cause to be executed and delivered, all further documents and instruments as the other may reasonably request and use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary and all things the other party may reasonably deem proper or advisable under applicable laws and regulations, to consummate and make effective the transactions contemplated by this Agreement.

Section 5.03. Amendments; Termination. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective. This Agreement shall terminate upon the earlier of the Effective Time or the termination of the Merger Agreement in accordance with its terms; provided, however, that no termination of this Agreement shall relieve any party hereto from any liability for any breach of any provision of this Agreement prior to such termination.

Section 5.04. Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 5.05. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that Stockholder may not assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of Parent. Any assignment in violation of the foregoing shall be null and void.

Section 5.06. Governing Law. This Agreement shall be governed by and construed in accordance with and governed by the laws of the State of Delaware, without regard to the conflicts of law rules of such State that would result in the application of any law other than the law of the State of Delaware.

Section 5.07. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto and the Merger Agreement has become effective. Until and unless each party has received a counterpart hereof signed by the other party hereto and the Merger Agreement has become effective, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 5.08. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 5.09. Specific Performance. The parties hereto agree that irreparable damage to Parent would occur, damages would be incalculable and would be an insufficient remedy and no other adequate remedy would exist at law or in equity, in each case in the event that any provision of this Agreement were not performed by Stockholder in accordance with the terms hereof, and that Parent shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically Stockholder’s performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Stockholder hereby waives any defenses based on the adequacy of any other remedy, whether at law or in equity, that might be asserted as a bar to the remedy of specific performance of any of the terms or provisions hereof or injunctive relief in any action brought therefor by Parent.

Section 5.10. Capitalized Terms. Capitalized terms used but not defined herein shall have the respective meanings set forth in the Merger Agreement.

Section 5.11. Action in Stockholder’s Capacity Only. Stockholder, if a director or officer of the Company, does not make any agreement or understanding herein as a director or officer of the Company. Stockholder signs this Agreement solely in his or her capacity as a beneficial owner of the Shares and nothing herein shall limit or affect any actions taken in his or her capacity as an officer or director of the Company, including with respect to any Acquisition Proposal or any other action permitted by the Merger Agreement or complying with or exercising such Stockholder’s fiduciary duties as a member of the Board of Directors of the Company.

Section 5.12. Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered or sent if delivered in person or sent by facsimile transmission (provided confirmation of facsimile transmission is obtained), (ii) on the fifth Business Day after dispatch by registered or certified mail, (iii) on the next Business Day if transmitted by national overnight courier or (iv) on the date delivered if sent by email (provided confirmation of email receipt is obtained), in each case as follows:

if to Parent, to:

Oracle Corporation 500 Oracle Parkway Redwood City, CA 94065
Attention:	General Counsel, and
Associate General Counsel, Mergers and Acquisitions
Facsimile No.: (650) 633-0272

with a copy to:

Latham & Watkins LLP

505 Montgomery Street, Suite 2000

San Francisco, California 94111

Attention: John M. Newell

Facsimile: (415) 395-8095

if to Stockholder, to: the address for notice set forth on the signature page hereof with a copy to:

RightNow Technologies, Inc.

136 Enterprise Blvd.

Boxeman, MT 59718

Attention: General Counsel

Facsimile No.: (406) 522 4227

Section 5.13. Submission to Jurisdiction. Each party to this Agreement hereby irrevocably and unconditionally (i) consents to the submission to the exclusive jurisdiction of the Court of Chancery of the State of Delaware sitting in Wilmington, Delaware for any actions, suits or proceedings arising out of or relating to this

Agreement or the transactions contemplated hereby, (ii) agrees not to commence any action, suit or proceeding relating thereto except in such court and in accordance with the provisions of this Agreement, (iii) agrees that service of any process, summons, notice or document by U.S. registered mail, or otherwise in the manner provided for notices in Section 5.12 hereof, shall be effective service of process for any such action, suit or proceeding brought against it in any such court, (iv) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action, suit or proceeding in such courts and (v) agrees not to plead or claim in any court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each of the parties hereto agrees that a final judgment in any such action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 5.14 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 5.15. Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 5.16. Waiver. No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. A party hereto shall not be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 5.17. No Ownership Interest. All rights, ownership and economic benefits of and relating to the Shares and Company Compensatory Awards shall remain vested in and belong to Stockholder, and Parent shall have no authority to exercise any power or authority to direct Stockholder in the voting of any of the Shares, except as otherwise specifically provided herein, or in the performance of Stockholder’s duties or responsibilities as a stockholder of the Company.

Section 5.18. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

OC ACQUISITION LLC

By:
	Name:	Brian Higgins
	Title:	Vice President

STOCKHOLDER:

By:
Name:
Title:

Address for notices:

SPOUSE OF STOCKHOLDER:

Name:

Class of Stock	Shares Beneficially Owned	Shares subject to Company Stock Options	Shares subject to Company RSUs

Common Stock

SCHEDULE OF SIGNATORIES (OTHER THAN OC ACQUISITION LLC)

1.	Alan Rassaby

2.	Allen E. Snyder

3.	The Gianforte Charitable Remainder Unitrust #1

4.	The Gianforte Charitable Remainder Unitrust #2

5.	The Gianforte Family Charitable Trust

6.	Greg Gianforte Revocable Inter Vivos Trust dated May 23, 2005 and Susan Gianforte Revocable Inter Vivos Trust dated May 23, 2005, tenants in common

7.	Greg R. Gianforte Family Trust

8.	Greg R. Gianforte

9.	Jeff Davison

10.	Kendra Family Revocable Trust

11.	Thomas W. Kendra

12.	Richard E. Allen

13.	Susan Carstensen

14.	Wayne Huyard

15.	William J. Lansing

Annex B

October 23, 2011

Board of Directors

RightNow Technologies, Inc.

136 Enterprise Blvd.

Bozeman, MT 59718-9300

Members of the Board:

We understand that RightNow Technologies, Inc. (the “Company”), OC Acquisition LLC (the “Buyer”) and Rhea Acquisition Corporation, a wholly owned subsidiary of the Buyer (“Acquisition Sub”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated October 23, 2011 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Acquisition Sub with and into the Company. Pursuant to the Merger, the Company will become a wholly owned subsidiary of the Buyer, and each outstanding share of common stock, par value $0.0001 per share, of the Company (the “Company Common Stock”), other than shares (i) held in treasury, (ii) held by any subsidiary of the Company, (iii) held by the Buyer, Acquisition Sub or any subsidiary of the Buyer (other than Acquisition Sub) or (iv) as to which dissenters’ rights have been perfected (collectively, the “Excluded Shares”), will be converted into the right to receive $43.00 per share in cash (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Merger Consideration to be received by the holders of shares of the Company Common Stock (other than the holders of the Excluded Shares) pursuant to the Merger Agreement is fair from a financial point of view to such holders.

For purposes of the opinion set forth herein, we have:

1)	Reviewed certain publicly available financial statements and other business and financial information of the Company;

2)	Reviewed certain internal financial statements and other financial and operating data concerning the Company;

3)	Reviewed certain financial projections prepared by the management of the Company;

4)	Discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

5)	Reviewed the reported prices and trading activity for the Company Common Stock;

6)	Compared the financial performance of the Company and the prices and trading activity of the Company Common Stock with that of certain other publicly-traded companies comparable with the Company, and their securities;

7)	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

8)	Participated in discussions and negotiations among representatives of the Company and the Buyer and their legal advisors;

9)	Reviewed the Merger Agreement and certain related documents; and

10)	Performed such other analyses and reviewed such other information and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company and formed a substantial basis for this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company. We understand that management prepared the projections relating to the years 2013 through 2015 specifically for discussions with third parties regarding the potential interest of each such party in a possible business combination or other extraordinary transaction involving the Company. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, and that the definitive Merger Agreement will not differ in any material respect from the draft thereof furnished to us. We have assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We are not legal, tax or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Company and its legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the Merger Consideration to be received by the holders of shares of the Company Common Stock in the Merger. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, a substantial portion of which is contingent upon the closing of the Merger. In the two years prior to the date hereof, we have provided financial advisory and financing services for the Company and the Buyer and have received fees in connection with such services. Morgan Stanley may also seek to provide such services to the Buyer and the Company in the future and expects to receive fees for the rendering of these services.

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of the Buyer, the Company, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. In addition, Morgan Stanley expresses no opinion or recommendation as to how the stockholders of the Company should vote at the stockholders’ meeting to be held in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Merger Consideration to be received by the holders of shares of the Company Common Stock (other than the holders of the Excluded Shares) pursuant to the Merger Agreement is fair from a financial point of view to such holders.

Very truly yours,

MORGAN STANLEY & CO. LLC

By:	/s/ Nicholas Osborne
Nicholas Osborne Managing Director

Annex C

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the special meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the special meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR proposals 1, 2 and 3.	For	Against	Abstain

1. A proposal to approve the Agreement and Plan of Merger, dated as of October 23, 2011, by and among RightNow Technologies, Inc., a Delaware corporation, OC Acquisition LLC, a Delaware limited liability company and wholly-owned subsidiary of Oracle Corporation, and Rhea Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of OC Acquisition LLC, as it may be amended from time to time.

	☐	☐	☐

2. A proposal to approve, on a non-binding advisory basis, the compensation that may become payable to the named executive officers of RightNow Technologies, Inc. in connection with the completion of the merger.

	☐	☐	☐

3. A proposal to approve the adjournment or postponement of the special meeting of stockholders, if necessary, to solicit additional proxies if there are insufficient votes to approve Proposal 1.	☐	☐	☐

NOTE: In accordance with the discretion of the proxy holders, to act upon all matters incident to the conduct of the meeting and on any other matters properly brought before the special meeting, or any adjournment or postponement thereof.

For address change/comments, mark here. (see reverse for instructions)	Yes	No	☐

Pleaseindicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as an attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners, if applicable)	Date

0000117087_1 R1.0.0.11699

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice & Proxy Statement is/are available at www.proxyvote.com.

RIGHTNOW TECHNOLOGIES, INC.

Special Meeting of Stockholders

[MONTH DAY, YEAR] at [TIME]

This proxy is solicited by the Board of Directors

The undersigned appoints Alan A. Rassaby and Jeffrey C. Davison, and each of them, as proxies of the undersigned, each with full power of substitution, to vote all of the shares of common stock of RightNow Technologies, Inc. (“RightNow”) held of record by the undersigned as of November 8, 2011 at the Special Meeting of Stockholders of RightNow to be held at the Hilton Garden Inn, 2023 Commerce Way, Bozeman, Montana 59715 on [—], commencing at [—], local time, and at any adjournment or postponement thereof, with all powers that the undersigned would possess if personally present, upon and respect of the following matters and in accordance with the following instructions, and revokes any proxy heretofore given with respect to such special meeting.

IF YOU SIGN YOUR PROXY CARD WITHOUT INDICATING YOUR VOTE, YOUR SHARES WILL BE VOTED “FOR” THE APPROVAL OF THE MERGER AGREEMENT, “FOR” THE APPROVAL ON A NON-BINDING ADVISORY BASIS OF THE COMPENSATION THAT MAY BECOME PAYABLE TO RIGHTNOW’S NAMED EXECUTIVE OFFICERS, AND “FOR” THE ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES, AND IN ACCORDANCE WITH THE RECOMMENDATION OF THE RIGHTNOW BOARD OF DIRECTORS ON ANY OTHER MATTERS PROPERLY BROUGHT BEFORE THE SPECIAL MEETING, OR AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF, FOR A VOTE. HOWEVER, IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THOSE INSTRUCTIONS.

Address Changes/Comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be marked, dated and signed on reverse side

0000117087_2 R1.0.0.11699